Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Checkpoint Therapeutics, Inc.,

Sun Pharmaceutical Industries, Inc.

and

Snoopy Merger Sub, Inc.

Dated as of March 9, 2025

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibit A	Certain Definitions
Exhibit B	Form of CVR Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Royalty Agreement
Exhibit E	Form of Surviving Corporation Certificate of Incorporation
Exhibit F	Form of Surviving Corporation Bylaws

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of March 9, 2025, by and among Checkpoint Therapeutics, Inc., a Delaware corporation (the “Company”), Sun Pharmaceutical Industries, Inc., a Delaware corporation (“Parent”), and Snoopy Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.            Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue in its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, will be a wholly owned Subsidiary of Parent.

B.             The board of directors of the Company (the “Company Board”) has duly established a special committee consisting solely of independent and disinterested members of the Company Board (the “Special Committee”).

C.             The Special Committee has unanimously (i) determined that the entry into this Agreement and the other Transaction Documents to which the Company is party, and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interest of, the Company and the Unaffiliated Company Stockholders, (ii) recommended to the Company Board that it approve this Agreement, such other Transaction Documents and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the Unaffiliated Company Stockholders adopt this Agreement and approve the Merger and the other Transactions (the “Special Committee Recommendation”).

D.            The Company Board has, acting upon the recommendation of the Special Committee, (i) determined that the entry into this Agreement and the other Transaction Documents to which the Company is party, and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interest of, the Company and the Company Stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement, such other Transaction Documents and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and the other Transactions (the “Company Board Recommendation”).

E.             The board of directors of each of Parent and Merger Sub has (i) determined that the entry into this Agreement, the other Transaction Documents to which Parent or Merger Sub is party and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interest of, Parent and Merger Sub and their respective stockholders and (ii) authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement, such other Transaction Documents and the consummation of the Transactions, including the Merger.

F.             Parent, in its capacity as sole stockholder of Merger Sub, will adopt this Agreement by written consent immediately following its execution.

G.            As of or prior to the Effective Time, Parent and a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”) will enter into a Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit B (the “CVR Agreement”).

H.            As of or prior to the Effective Time, Fortress Biotech, Inc., a Delaware corporation (“Fortress”), and the Company will enter into a Transition Services Agreement in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”).

I.              As a condition and inducement to the willingness of Fortress to enter into the Transaction Documents to which it is party, concurrently with the execution and delivery of this Agreement, the Company, Parent and Fortress are entering into an agreement in the form attached hereto as Exhibit D (the “Royalty Agreement”) pursuant to which, on the terms and subject to the conditions therein, Parent and the Surviving Corporation will, after the Effective Time, remit to Fortress the amounts set forth therein with respect to the net sales of certain products.

J.             As a condition and inducement to the willingness of Parent and the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Fortress is entering into a support agreement with Parent and the Company (the “Support Agreement”) pursuant to which, on the terms and subject to the conditions therein, Fortress has, among other things, agreed to vote its Shares in favor of the adoption of this Agreement at the Company Stockholder Meeting.

NOW THEREFORE, the Parties to this Agreement, intending to be legally bound, agree as follows:

Article I

THE MERGER

Section 1.1            Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Parties shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company will continue as the Surviving Corporation.

Section 1.2            Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company (including all Intellectual Property Rights and intangible assets) and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3            Closing; Effective Time.

(a)            Unless this Agreement shall have been terminated pursuant to ARTICLE VII, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of deliverables at 8:00 a.m. Eastern Time on the third business day after the satisfaction or waiver (to the extent such waiver is permitted by this Agreement) of the conditions in ARTICLE VI (except for those conditions to the Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)            Subject to the provisions of this Agreement, at the Closing, the Company shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”).

Section 1.4            Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time, subject to Section 5.5:

(a)            the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit E;

(b)            the Parties shall take all necessary action such that the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit F; and

(c)            the Parties shall take all necessary action such that the initial directors and officers of the Surviving Corporation (until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be) shall be the respective individuals who were serving as the directors and officers of Merger Sub immediately prior to the Effective Time.

Section 1.5            Conversion of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)            any Shares then held by the Company or any direct or indirect wholly owned Subsidiary of the Company or held in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)            any Shares then held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)            except as provided in clauses (i) and (ii) above and subject to Section 1.5(b), each Share (excluding each Unvested Company Restricted Share held by current or former employees, which shall be treated in connection with the Merger in accordance with Section 1.8) then outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined below) shall be canceled and cease to exist and be converted into the right to receive (A) $4.10 in cash, without interest (the “Common Cash Amount”) and (B) one contingent value right (each, a “CVR”), which shall represent the right to receive the Milestone Payment (as defined in the CVR Agreement), subject to the terms and conditions set forth in the CVR Agreement (such amount, the “Common CVR Amount” and, together with the Common Cash Amount, the “Merger Consideration”), and subject, in each case, to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 1.6(g), and the holders of such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration with respect to each such Share; and

(iv)            each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.

(b)            Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend, recapitalization, merger, issuer tender offer or exchange offer, or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted to provide the holders of Shares and holders of Company Options and Company Warrants with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

Section 1.6            Surrender of Certificates; Stock Transfer Books.

(a)            Prior to the Effective Time, Parent shall, at its sole cost and expense, designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Common Cash Amount to which holders of such shares shall become entitled pursuant to Section 1.5. The agreement entered into at Closing pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”). At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash in U.S. dollars sufficient to make payment of the aggregate Common Cash Amount (less any amounts to be paid via payroll in accordance with Section 1.8(c)) payable pursuant to Section 1.5 (the total cash deposited with the Paying Agent for such purpose, the “Payment Amount”). For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. The Payment Amount shall not be used for any other purpose. The Payment Amount shall be invested by the Paying Agent as and to the extent reasonably directed by Parent (the “Payment Fund”); provided, that (i) such investments shall be solely in obligations of, or obligations fully guaranteed as to principal and interest by, the U.S. government, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) no gain or loss on the Payment Amount shall affect the amounts payable hereunder. In the event the Payment Amount shall be insufficient to pay the aggregate Common Cash Amount in accordance with Section 1.5 (including in the event Dissenting Shares lose their status as such), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment.

(b)            As promptly as practicable after the Effective Time (but in no event later than two business days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each Person who was, immediately prior to the Effective Time, a holder of record of Shares that are (i) represented by certificates evidencing such Shares (the “Certificates”), or (ii) Book-Entry Shares that are not owned, directly or indirectly, through DTC, in the case of each of clauses (i) and (ii), notice advising such Person of the occurrence of the Effective Time, which notice shall include (1) appropriate transmittal materials, including a letter of transmittal (which shall be in reasonable and customary form), specifying that delivery shall be effected, and risk of loss and title to such Certificates or such Book-Entry Shares shall pass only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), as applicable, and (2) instructions for use in effecting the surrender of such Certificates (or effective affidavits of loss in lieu thereof) or such Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration (including the right to the Common CVR Amount to be paid, if and when payable, by the Rights Agent pursuant to the CVR Agreement) that such holder is entitled to receive as a result of the Merger pursuant to Section 1.5. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof.

(c)            With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Common Cash Amount to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 1.5.

(d)            Upon surrender to the Paying Agent of the Shares that (i) are represented by Certificates, by physical surrender of such Certificates (or effective affidavits of loss in lieu thereof) together with duly completed and executed appropriate transmittal materials required by the Paying Agent, (ii) are Book-Entry Shares not owned, directly or indirectly, through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of such Book-Entry Shares (or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), and (iii) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary and desirable third-party intermediaries pursuant to Section 1.6(c), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Payment Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds equal to the Common Cash Amount for each Share formerly evidenced by such Certificates or Book-Entry Shares. With respect to Shares represented by Certificates, if the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares are registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(e)            At any time following 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to cash amount that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for cash amounts delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            As of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements.

(g)            Each of the Surviving Corporation, Parent and Merger Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from any consideration (including any CVRs in respect of Shares) otherwise payable pursuant to this Agreement or the CVR Agreement such amounts as it is required by any applicable Tax Legal Requirements to deduct and withhold. Each such payor shall take all action that may be necessary to ensure that any such amounts so deducted or withheld are timely and properly remitted to the appropriate Governmental Body. If any deduction or withholding obligation may be avoided by a payee providing information or documentation to the applicable payor, such payor shall request such information from such payee and use commercially reasonable efforts to avoid such deduction or withholding obligation. To the extent that amounts are so deducted or withheld and timely and properly remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(g)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this ARTICLE I.

Section 1.7            Appraisal Rights. Notwithstanding anything to the contrary in this Agreement, Shares outstanding immediately prior to the Effective Time that are held by holders (a) who are entitled to demand appraisal for such Shares under Section 262 of the DGCL, (b) have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and (c) as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment for such Shares under the DGCL (such Shares, the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration as of the Effective Time, but shall, by virtue of the Merger, represent only the right to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that if any holder of such Shares shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment for such Shares under the DGCL, such Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(g)), and such Shares shall not be deemed to be Dissenting Shares. The Company shall provide Parent prompt written notice of any written demands received by the Company for appraisal of any Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or other applicable Legal Requirements that relates to such demand, and Parent will have the opportunity and right to participate in and, and after the Effective Time, direct all negotiations and Legal Proceedings with respect to such demands.

Section 1.8            Treatment of Equity Awards.

(a)            Immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and automatically converted into the right to receive (i) an amount in cash equal to the product of (A) the total number of Shares underlying such Company Option, multiplied by (B) the excess, if any, of (x) the Common Cash Amount over (y) the per share exercise price for such Company Option, less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.8(c), and (ii) one CVR per each Share underlying such Company Option (collectively, the “Option Consideration”). Each Company Option with a per share exercise price that is equal to or greater than the Common Cash Amount shall be canceled at the Effective Time without the payment of consideration therefor.

(b)            Immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Unvested Company Restricted Share that is outstanding immediately prior to the Effective Time shall be canceled and cease to exist and be converted into the right to receive (i) the Common Cash Amount and (ii) one CVR (collectively, the “Unvested Company Restricted Share Consideration”), and the holders of such Unvested Company Restricted Shares shall cease to have any rights with respect thereto other than the right to receive the Unvested Company Restricted Share Consideration with respect thereto.

(c)            As soon as reasonably practicable after the Effective Time (but no later than the earlier of (i) ten business days after the Effective Time or (ii) the second regularly scheduled payroll date after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay through the Surviving Corporation’s payroll, or through the applicable Entity providing payroll services for the Surviving Corporation following the Effective Time, the aggregate Option Consideration and Unvested Company Restricted Share Consideration then payable with respect to Company Options and Unvested Company Restricted Shares held by current or former employees of the Company (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 1.6(g)). The terms of the CVRs to be issued to any holder of Company Options or Unvested Company Restricted Shares, and the circumstances in which any payment is made in respect thereof, shall be governed solely by the CVR Agreement. No interest shall accrue or be paid on the Merger Consideration payable pursuant to this Section 1.8.

(d)            Prior to the Closing, the Company, or the appropriate committee of the Company Board, as applicable, shall take any and all such actions as are necessary, including the adoption of appropriate resolutions, to give effect to the transactions contemplated by this Section 1.8, including to provide that the Company Incentive Plan and all awards issued thereunder will terminate as of the Effective Time, subject to payment as provided in this Section 1.8.

Section 1.9            Treatment of Company Warrants.

(a)            With respect to each Company Warrant amended by the Warrant Amendment and any other Company Warrant that is outstanding immediately prior to the Effective Time and that has been validly and timely exercised (in whole or in part), including payment of the applicable exercise price in respect thereof (or, in the case of any Company Warrant with a per share exercise price less than or equal to the Common Cash Amount, the delivery to the Company of written notice, in form and substance reasonably acceptable to Parent, of such Warrant Holder’s irrevocable election to exercise such Company Warrant in whole (but not in part) on a “cashless exercise” basis), contingent upon occurrence of the Closing, the portion of such Company Warrant so exercised shall be canceled automatically at the Effective Time in exchange for the right to receive (x) with respect to the Specified Warrant, for each Share underlying the Specified Warrant, the amount in cash set forth in the Warrant Amendment with respect to the Specified Warrant, or (y) with respect to any other such Company Warrant, (i) an amount in cash equal to the product of (A) the number of Shares underlying such Company Warrant that were so exercised multiplied by (B) the excess, if any, of (1) the Common Cash Amount over (2) the per share exercise price of such Company Warrant, less applicable Tax withholdings and (ii) one CVR per Share underlying such Company Warrant (the “Warrant Consideration”).

(b)            With respect to any Company Warrant that has not been exercised (in whole or in part) as of the Effective Time that remains outstanding after the Effective Time:

(i)            If such Company Warrant is validly and timely exercised, in whole or in part (including, for the avoidance of doubt, payment of the applicable exercise price in respect thereof) on a non “cashless exercise” basis, then the portion of such Company Warrant so exercised shall be canceled automatically in exchange for the right to receive, with respect to each Share as to which such Company Warrant was so exercised, the Merger Consideration (and not, for the avoidance of doubt, any shares of capital stock of any entity).

(ii)            If such Company Warrant has a per share exercise price less than or equal to the Common Cash Amount, and the applicable Warrant Holder delivers to the Company, on or before the applicable expiration date or termination date of such Company Warrant, written notice, in form and substance reasonably acceptable to Parent, of such Warrant Holder’s irrevocable election to exercise such Company Warrant in whole (but not in part) on a “cashless exercise” basis, then such Company Warrant shall be canceled automatically in exchange for the right to receive an amount in cash equal to the Warrant Consideration (and not, for the avoidance of doubt, any shares of capital stock of any entity or Merger Consideration).

(iii)            If the Warrant Holder of such Company Warrant validly and timely exercises any right to sell such Company Warrant to the Company pursuant to the terms and conditions thereof, then such Company Warrant shall be canceled automatically and converted into the right to receive the applicable sale price in cash under the terms and conditions of such Company Warrant (and not, for the avoidance of doubt, any shares of capital stock of any entity or Merger Consideration).

Section 1.10          Further Action. If, at any time after the Effective Time, any further action is reasonably determined by the Company or Parent to be necessary or desirable to carry out the purposes of this Agreement, then Parent, Merger Sub and the Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in ARTICLE II is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Letter corresponding to the particular section or subsection in this ARTICLE II, (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Letter to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure is relevant to qualify such representation and warranty, and (c) disclosure in the Company SEC Documents publicly filed or furnished on or after January 1, 2024 and prior to the date of this Agreement other than any disclosure (other than statements of fact) in the “Risk Factors” or “Note About Forward-Looking Statements” sections of such Company SEC Documents or other forward-looking statements in such Company SEC Documents):

Section 2.1            Due Organization; Subsidiaries, Etc.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except, in each case, where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or to prevent or materially impair the ability of the Company to consummate the Transactions prior to the Termination Date or perform its obligations under this Agreement or the other Transaction Documents to which it is party.

(b)            The Company does not own any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity as of the date of this Agreement. The Company has not agreed and is not obligated to make and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

Section 2.2      Organizational Documents. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the Certificate of Incorporation and bylaws of the Company, including, in each case, all amendments thereto, each of which is in full force and effect on the date hereof, and the Company is not in violation of any of the foregoing in any material respect. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the form of each Company Warrant, including all amendments thereto, each of which is in full force and effect on the date hereof, and the Company is not in violation of any of the foregoing in any material respect. As of any date following the date hereof, neither the Company nor any of its Subsidiaries has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy law or similar state or federal Legal Requirement, become insolvent or become subject to conservatorship or receivership.

Section 2.3            Capitalization, Etc.

(a)            The authorized capital stock of the Company consists of 175,000,000 Shares of Company Common Stock, including (i) 174,300,000 shares of Common Stock of which 61,372,730 shares have been issued and are outstanding as of the close of business on the Reference Date (of which 6,811,448 are Company Restricted Shares); and (ii) 700,000 shares of Class A Common Stock, of which 700,000 shares have been issued and are outstanding as of the close of business on the Reference Date. All of the outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued pursuant to the Company Incentive Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. As of the Reference Date, no share of Class A Common Stock has been converted to Common Stock since January 1, 2022.

(b)            (i) None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the Company Stockholders have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock. The Common Stock and the Class A Common Stock constitute the only outstanding classes of securities of the Company registered under the Securities Act or the Exchange Act.

(c)            As of the close of business on the Reference Date, (i) 127,000 Shares are subject to issuance pursuant to Company Options granted and outstanding under the Company Incentive Plan; (ii) 6,811,448 Company Restricted Shares are outstanding and unvested (“Unvested Company Restricted Shares”); and (iii) 36,331,640 Shares are reserved for purchase pursuant to the Company Warrants. The Company has delivered or made available to Parent or Parent’s Representatives copies of the Company Incentive Plan covering the Company Options and Company Restricted Shares outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such Company Options and the forms of award agreements evidencing such Company Restricted Shares. Other than as set forth in this Section 2.3(c), as of the close of business on the Reference Date, there are no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, performance-based restricted stock unit award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company. No election has been made with respect to any Unvested Company Restricted Shares under Section 83(b) of the Code.

(d)            All grants of Company Options and Company Restricted Shares were validly issued and properly approved by the Company Board (or a duly authorized committee thereof) in accordance with all applicable Legal Requirements and the terms of the applicable Company Incentive Plan as of the applicable date of grant and the exercise price per Share of each Company Option was not less than the fair market value of a Share on the applicable date of grant and each Company Option does not constitute “nonqualified deferred compensation” for purposes of Code Section 409A. No Company Options or Company Restricted Shares have been retroactively granted nor has the exercise price of any such Company Option been determined retroactively in contravention of applicable Legal Requirements. Other than as set forth in Section 2.3(c), there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, performance stock unit award, restricted stock award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company.

(e)            Section 2.3(e) of the Company Disclosure Letter sets forth, with respect to each Company Stock Award (on a grant-by-grant basis) that is outstanding as of the close of business on the Reference Date, (i) the name (or employee identification number) and country of residence (if outside the U.S.) of the holder thereof, (ii) the grant date, (iii) the number of Shares issuable thereunder on the grant date, (iv) the exercise price per Share with respect to each Company Option, (v) the number of Shares subject thereto that are currently vested and unvested, (vi) the vesting schedule thereof (including any accelerated vesting), (vii) the expiration date thereof, (viii) for any Company Option, whether such Company Option is intended to qualify as an “incentive stock option” (as defined in Section 422 of the Code) and (ix) whether early exercise is permitted with respect to any Company Option.

(f)            Except for the Company Warrants or as otherwise set forth in this Section 2.3, as of the close of business on the Reference Date, there are no (i) outstanding shares of capital stock of, or other equity interest in, the Company, (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company, (iii) outstanding securities, instruments, bonds, debentures, notes or obligations (other than the outstanding shares of Class A Common Stock) that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. Section 2.3(f) of the Company Disclosure Letter sets forth, with respect to each Company Warrant that is outstanding as of the close of business on the Reference Date, (i) the name and email address of the holder thereof, as and if set forth in the Company’s books and records, (ii) the number of Shares purchasable thereunder as of the Reference Date, (iii) the exercise price per Share with respect thereto and (iv) the expiration date thereof.

Section 2.4            SEC Filings; Financial Statements.

(a)            Since January 1, 2022, the Company has filed or furnished all material reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents, when filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document) (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of the Company.

(c)            Section 2.4(c) of the Company Disclosure Letter sets forth the aggregate amount of the Company’s accounts payable and expense accruals as of January 31, 2025.

(d)            The Company maintains, and at all times since January 1, 2022 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. Since January 1, 2022, neither the Company nor the Company’s independent registered accountant has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing.

(e)            The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports, and each of such required certifications has been timely made. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(f)            The Company is not a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(g)            As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(h)            Each document required to be filed by the Company with the SEC in connection with the Merger (the “Company Disclosure Documents”) (including the Proxy Statement), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that the Company makes no representation or warranty with respect to statements made or incorporated by reference in any Company Disclosure Document based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Disclosure Documents.

Section 2.5             Absence of Changes. From the date of the Balance Sheet through the date of this Agreement, except for the transactions contemplated by this Agreement and discussions and negotiations related thereto and to other strategic transactions and alternatives considered by the Company, the Company has (i) operated in all material respects in the ordinary course of business and (ii) not taken any action that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 4.2(b) (other than clauses (iii), (iv), (v) and (xxiii) thereof). From December 31, 2023 through the date of this Agreement, there has not occurred a Material Adverse Effect or any other Effect that would reasonably be expected to prevent or materially impair the ability of the Company to consummate the Transactions prior to the Termination Date or perform its obligations under this Agreement or the other Transaction Documents to which it is party.

Section 2.6            Title to and Sufficiency of Assets. The Company has good and valid title to, or in the case of assets purported to be leased by the Company, valid leasehold interests in, all tangible assets owned by them (or in the case of leased assets, leased by them) as of the date of this Agreement, including all material tangible assets (other than capitalized or operating leases) reflected on the Company’s unaudited balance sheet in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024 (the “Balance Sheet”) filed by the Company with the SEC, except for assets sold or otherwise disposed of in the ordinary course of business, or in the case of leased assets, where the applicable lease has expired by its terms, in each case since the date of such Balance Sheet and except where such failure would not have or reasonably be expected to be, individually or in the aggregate, material to the Company. Except (a) as would not reasonably be expected to be, individually or in the aggregate, material to the Company and (b) for services that are contemplated by or otherwise provided to Parent pursuant to this Agreement or the Transition Services Agreement, immediately following the Effective Time, the Company will have, directly or indirectly, all of the assets necessary to conduct its business in substantially the same manner as its business will be conducted as of immediately prior to the Effective Time.

Section 2.7         Real Property. The Company does not own any real property nor does it have a leasehold interest in any real property (“Leased Real Property”).

Section 2.8            Intellectual Property.

(a)            Section 2.8(a) of the Company Disclosure Letter identifies each item of Registered IP in the Company IP (the “Registered Company IP”) or exclusively licensed to the Company as of the date of this Agreement (the “Licensed IP”). As of the date of this Agreement, no interference, opposition, reissue, revocation, nullity, inter partes or pre-/post-grant proceedings, reexamination or other similar legal proceeding (other than initial examination and other ordinary course prosecution proceedings) is pending or, to the knowledge of the Company, threatened in writing, in which the scope, inventorship, validity, enforceability or ownership of any Registered Company IP or, to the knowledge of the Company, of any Licensed IP listed on Section 2.8(a) of the Company Disclosure Letter is being or has been contested or challenged, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Registered Company IP is subsisting, and all registration, maintenance and renewal fees applicable to the Registered Company IP that are due have been paid and all documents and certificates related to such items have been filed with the relevant Governmental Entity or other authorities in the applicable jurisdictions for the purposes of maintaining such items as of the date of this Agreement. To the knowledge of the Company, the Registered Company IP is presumed valid or enforceable. The Company is not aware of any material prior art, prior use, or prior sale that was not disclosed during prosecution or examination of any Licensed IP. To the knowledge of the Company, the Company has complied in all material respects with all of its obligations and duties to the respective patent, trademark and copyright offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, and all applicable laws, with respect to all Registered Company IP.

(b)            (i) The Company solely and exclusively owns all right, title and interest in and to all material Registered Company IP, free and clear of all Encumbrances other than Permitted Encumbrances and any Encumbrance caused or created by any action or failure to act by any Person other than the Company; (ii) the Company has the right to use all other material Intellectual Property Rights used by the Company in its businesses as currently or previously conducted; and (iii) to the Company’s knowledge, such Registered Company IP and other material Intellectual Property Rights described in the foregoing clauses (i) and (ii) represent all Intellectual Property Rights necessary to conduct the business of the Company as presently conducted or proposed by the Company (as disclosed in the Company SEC Documents as of the date hereof) to be conducted, except as is not, and would not reasonably be expected to be, material to the Company.

(c)            To the knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used or is being used to create material Registered Company IP, except for any such use of funding, facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Registered Company IP.

(d)            Section 2.8(d) of the Company Disclosure Letter sets forth each license agreement pursuant to which the Company: (i) is granted a license to any material Intellectual Property Right that is incorporated into any product candidate of the Company (each, an “In-bound License”) or (ii) grants to any third party a license under any material Registered Company IP or material Intellectual Property Right licensed to the Company under an In-bound License (each, an “Out-bound License”); provided, that for the purposes of this Agreement (x) In-bound Licenses shall not include (and Section 2.8(d) of the Company Disclosure Letter may exclude) any materials transfer agreements, clinical trial agreements, nondisclosure agreements, services agreements, manufacturing agreements, commercially available software-as-a-service offerings agreements, off-the-shelf software license agreements, license agreements commonly referred to as “open source,” “public,” or “freeware” software licenses or generally available patent license agreements entered into in the ordinary course of business and (y) Out-bound Licenses shall not include (and Section 2.8(d) of the Company Disclosure Letter may exclude) any materials transfer agreements, clinical trial agreements, nondisclosure agreements, services agreements, research agreements, manufacturing agreements or non-exclusive out-bound licenses entered into in the ordinary course of business, except to the extent they materially affect the Registered Company IP or Intellectual Property Rights.

(e)            To the knowledge of the Company: (i) the operation of the business of the Company as currently conducted does not infringe any Intellectual Property Right owned by any other Person or misappropriate or otherwise violate any other Intellectual Property Right owned by any other Person; (ii) no Person is infringing, misappropriating or otherwise violating any Registered Company IP or any Intellectual Property Rights exclusively licensed to the Company; and (iii) no other Person’s Intellectual Property Right is necessary to conduct the operation of the business as currently conducted, except, in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there is no Legal Proceeding (A) pending (or threatened) against the Company alleging that the operation of the businesses of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person, or (B) pending (or threatened) by the Company that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company. The Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f)            None of the material Registered Company IP or material Intellectual Property Right licensed to the Company under an In-bound License is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of a dispute that adversely and materially restricts the use, transfer or registration of any such material Registered Company IP or licensed Intellectual Property Right, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)            The Company has taken commercially reasonable and necessary steps to protect its rights in confidential information and trade secrets, including any trade secrets or confidential information of third Persons lawfully provided to the Company.

(h)            The Company has, since January 1, 2022, materially complied with applicable Privacy Laws, including with regards to governing the Company’s Processing of Personal Data and the Company’s Privacy Policies. To the knowledge of the Company, no disclosure made or contained in any Privacy Policy is, or has been, materially inaccurate, misleading, or deceptive. The Company has, since January 1, 2022, materially complied with its obligations governing the privacy or security of Personal Data contained in any written Contract to which the Company is legally bound. To the knowledge of the Company, the execution, delivery, or performance of this Agreement by the Company and the consummation of this Agreement will not violate applicable Privacy Laws. The Company has not received written, or to the knowledge of the Company oral, notice of any claims, investigations, or inquiries alleging violations of applicable Privacy Laws from any Governmental Body relating to the Company’s Processing of Personal Data. The Company has taken commercially reasonable measures (taking into account the Company’s size and resources as well as the nature and purpose of the Processing and the types of Personal Data) designed to protect Personal Data Processed by or on behalf of the Company against Security Incidents. To the knowledge of the Company, since January 1, 2022, there has been no Security Incident, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)            Except as would not be material to the Company, all Company Associates and other Company employees who developed Intellectual Property Rights for the Company, including any Intellectual Property Rights that cover, claim or are directed to or otherwise related to any Company Product, have signed confidentiality and invention assignment agreements or similar agreements for the transfer or assignment of such Intellectual Property Rights with the Company pursuant to which the Company either has obtained ownership of and is the sole and exclusive owner of such Intellectual Property Rights.

Section 2.9            Contracts.

(a)            Section 2.9(a) of the Company Disclosure Letter identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, other than any Company Contract (1) that is an Employee Plan or (2) that is a Standard License, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i)            any Company Contract (A) with any sole-source suppliers of material products or services, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or (C) pursuant to which the Company grants any exclusivity to any other Person or which otherwise limits the freedom or right of the Company in any material respect, to engage in any line of business or to compete with any other Person in any location or line of business, which restrictions are material to the Company;

(ii)            any Company Contract under which the Company paid or received, or that by its terms requires the payment or delivery by or to the Company of, cash or other consideration in an amount in excess of $200,000 during the fiscal years ended December 31, 2023 or December 31, 2024, or under which the Company reasonably expects to pay or receive cash or other consideration in excess of such amount in the fiscal year ending December 31, 2025 (including, for the avoidance of doubt, as a result of the Transactions);

(iii)            any Company Contract relating to Indebtedness in excess of $100,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company;

(iv)            any Company Contract constituting a corporate joint venture, strategic alliance, research and development collaboration, partnership, or limited liability corporation, other than any such Company Contract that was entered into in the ordinary course of business and does not provide for the sharing of, or payments otherwise based on, the revenues, profits or losses of the Company;

(v)            any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company or prohibits the issuance of any guaranty by the Company;

(vi)            any Company Contract for the lease or sublease of any real property;

(vii)            any In-bound License and any Out-bound License;

(viii)            any Company Contract providing for any disposition or acquisition by the Company of any Entity or business (including assets constituting a material business or business lines) for an amount in excess of $200,000 that has material obligations remaining to be performed or material liabilities continuing after the date of this Agreement (other than indemnification obligations for fundamental representations under which there are no pending claims);

(ix)            any Company Contract with any Governmental Body under which payments in excess of $200,000 were received by the Company in the most recently completed fiscal year;

(x)            any Company Contracts (A) with Fortress or any other record or, to the knowledge of the Company, beneficial owner as of the date of this Agreement of five percent (5%) or more of the voting securities of the Company, or (B) of the type that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act;

(xi)            any hedging, swap, derivative or similar Company Contracts;

(xii)            any Company Contract that has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones which would result in an aggregate payment in excess of $100,000 or (B) payment of royalties or other amounts calculated based upon sales, revenue, income or similar measure of the Company;

(xiii)            any Company Contract evidencing a commitment by the Company to make a future capital expenditure in excess of $250,000 that is not terminable by the Company upon notice of ninety (90) days or less without material penalty or liability;

(xiv)            except for the Company Options, the Company Warrants, and the Company Restricted Shares, any Company Contract relating to the issuance of capital stock or other securities of the Company, including other equity-based awards; and

(xv)            any other Company Contract not otherwise described in any other subsection of this Section 2.9(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the 1933 Act) with respect to the Company.

(b)            As of the date of this Agreement, the Company has made available to Parent or Parent’s Representatives a copy of each Material Contract. Neither the Company nor, to the knowledge of the Company, any other party thereto is in breach of or default under any Material Contract and, neither the Company, nor, to the knowledge of the Company, any other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a breach of or default under any Material Contract, in each case, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or any other Effect that would reasonably be expected to prevent or materially impair the ability of the Company to consummate the Transactions prior to the Termination Date or perform its obligations under this Agreement or the other Transaction Documents to which it is party. (i) Each Material Contract is enforceable by the Company in accordance with its terms, subject to (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (y) rules of law governing specific performance, injunctive relief and other equitable remedies (clauses (x) and (y), the “Bankruptcy and Equity Exceptions”), (ii) the Company has not received any written notice regarding any violation or breach or default under any Material Contract that has not been subsequently withdrawn or remedied and (iii) the Company has not waived in writing any rights under any Material Contract in any manner adverse to the Company, except, in the case of clauses (i), (ii) and (iii), as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or, in the case of clause (ii) any other Effect that would reasonably be expected to prevent or materially impair the ability of the Company to consummate the Transactions prior to the Termination Date or perform its obligations under this Agreement or the other Transaction Documents to which it is party.

Section 2.10          Liabilities. As of the date of this Agreement, the Company does not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise), including any of the type required to be disclosed in the liabilities column of a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities specifically disclosed and adequately reserved against on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Company under Contracts binding upon the Company (other than resulting from any breach or acceleration thereof, tort, violation of Legal Requirements, tort or infringement, or that relates to any cause of action, claim or lawsuit) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business, including Standard Licenses; (iv) liabilities incurred since the date of the Balance Sheet in the ordinary course of business or in connection with the Transactions; and (v) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.11          Compliance with Legal Requirements; Regulatory Matters; Export Controls and Sanction Laws.

(a)            The Company is, and since January 1, 2020 has been, in material compliance with all applicable Legal Requirements and Healthcare Laws. Since January 1, 2020, the Company has not been charged with, named in a complaint for, or, to the knowledge of the Company, been investigated for, any violation of any Legal Requirement, or, as of the date of this Agreement, has received written notice of any such charge.

(b)            Since January 1, 2020 (i) the Company has not made any false, misleading, or untrue statement of material fact, or failed to disclose a material fact required to be disclosed, to any Regulatory Authority, nor committed any act, made any statement, or failed to make any statement that would reasonably be likely to provide a basis for the U.S. Food and Drug Administration (the “FDA”) to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” or for any other Regulatory Authority to invoke any similar policy; (ii) all preclinical studies and clinical trials sponsored or conducted by or on behalf of the Company have been conducted in material compliance with applicable Legal Requirements; (iii) the Company and its employees, officers, and directors have not been, and, to the knowledge of the Company, no agent, contractor, or supplier acting on behalf of, or providing products or services to, the Company has been, (w) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a(a) and (b) or any similar Legal Requirements), (x) excluded from participation in United States federal health care programs (under the provisions of 42 U.S.C. § 1320a-7 or any similar Legal Requirements), (y) convicted of a crime for which a Person can be debarred or excluded, or (z) threatened in writing to be debarred or excluded; (iv) the Company has not (x) received from the FDA any warning letter or untitled letter, FDA Form 483, establishment Inspection Report, or critical or major inspection-based findings, or (y) to the knowledge of the Company, been the subject of any Legal Proceeding commenced by or on behalf of a Governmental Body, including the FDA, the DEA, the DOJ, the United States Department of Health and Human Services Office of the Inspector General of the (“OIG”), or any similar foreign Governmental Body, including any qui tam or similar action by a relator; (v) the Company has not become, continued to be a party to, or been required to enter into any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or other similar written agreement, in each case, with or imposed by any Governmental Body, including the FDA, the DEA, the DOJ, the OIG, or any similar foreign Governmental Body; (vi) all reports, documents, claims, permits, submissions, filings and notices required to be filed with, maintained in connection with, or furnished to a Governmental Body by the Company has been so filed, maintained, or furnished, and all such reports, documents, claims, permits, submissions, filings, and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing); and (vii) the Company is not authorized to bill, nor has it directly claimed or received reimbursement from, any Governmental Program or from any other Third-Party Payor Program for services reimbursable under such programs.

(c)            Since April 24, 2019, the Company has not been in violation of, or has received written notice that it is subject of any governmental investigation related to, or charged by any Governmental Body with a violation of any (i) applicable U.S. export control and sanctions laws or regulations, including the U.S. Export Administration Regulations and the Foreign Assets Control Regulations or (ii) other applicable import/export controls in other countries in which the Company conducts business, except, in each case, for any such violation or investigation that would not have or reasonably be expected to be, individually or in the aggregate, material to the Company.

(d)            The Company Product is being, and, since January 1, 2022, has been developed, researched, tested, manufactured, labeled, packaged, distributed, imported, exported, handled, and stored, as applicable, in material compliance with all applicable Healthcare Laws, and, to the knowledge of the Company, any third party conducting any of the foregoing activities on behalf of the Company is and, since January 1, 2022, has been conducting such activities in material compliance with all applicable Healthcare Laws. The Company Product has not been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by the Company or any applicable Governmental Body (whether voluntarily or otherwise) since January 1, 2022, and no Legal Proceedings or, to the knowledge of the Company, investigations, seeking the recall, withdrawal, suspension, seizure or discontinuation of the Company Product are pending, or since January 1, 2022, have been brought or commenced, against the Company, its contract manufacturers, or any licensee of the Company Product, nor since January 1, 2022, has the Company, nor to the knowledge of the Company, its contract manufacturers, or any licensee of the Company received written notice from a Governmental Body seeking the recall, withdrawal, suspension, seizure, or discontinuation of the Company Product. There are no outstanding material safety, performance, or quality issues relating to the Company Product or, to the knowledge of the Company, any of its agents or contractors (including any contract manufacturers, contract research organizations, or clinical trial sites).

(e)            To the knowledge of the Company, for each study conducted by or on behalf of the Company in which human subjects participated, since January 1, 2022, the Company or the party conducting the study obtained the informed consent of such human subjects in material compliance with all applicable Legal Requirements, including Healthcare Laws. All non-clinical and clinical studies conducted by or on behalf of the Company since January 1, 2022, were, and are being, conducted in material compliance with all applicable Healthcare Laws. Since January 1, 2022, neither the Company, nor any party conducting a clinical study on its behalf, has received any written notice from the FDA or any other Governmental Body requiring, a clinical hold or any other suspension or termination of a clinical study for reasons of safety or regulatory non-compliance.

Section 2.12          Certain Business Practices. Neither the Company nor to the knowledge of the Company any of its Representatives (in each case, acting in the capacity of a Representative of the Company) has since January 1, 2022 (i) used any material funds (whether the Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any provision of any applicable Anti-Corruption Laws or any rules or regulations promulgated thereunder, any applicable anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirements of similar effect, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.13          Governmental Authorizations. The Company holds all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Governmental Authorizations held by the Company are valid and in full force and effect, except where the failure to be in full force and effect would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.14          Tax Matters.

(a)            Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Tax Return required to be filed by the Company with any Governmental Body has been filed on or before the applicable due date (taking into account any extensions of such due date), and all such Tax Returns are true accurate and complete, (ii) all Taxes shown as due on such Tax Returns have been paid, (iii) the Company has withheld and paid to the appropriate Governmental Body all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and (iv) the Company has made adequate provision for all unpaid Taxes not yet due.

(b)            As of the date hereof, there is no claim, proceeding, audit, dispute, suit, investigation or examination concerning any material Tax liability of the Company raised by any Governmental Body in writing to the Company that has not been resolved, and the Company has not received written notice of any threatened audits or investigations relating to any material Taxes.

(c)            Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no deficiency for any Tax has been assessed by a Governmental Body in writing against the Company which deficiency has not been paid, settled, resolved or withdrawn or is not being contested in good faith by appropriate proceedings.

(d)            The Company has not waived any statute of limitations in respect of material Taxes or agreed to, or requested, any extension of time with respect to a material Tax assessment or deficiency, in each case that is in effect as of the date hereof, except as a result of any automatic extension of the time within which to file the associated Tax Return.

(e)            The Company is not a party to or is not bound by any material Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements with third parties made in the ordinary course of business, the principal purpose of which is not Tax). There are no outstanding requests for rulings or determinations in respect of any material Tax or material Tax asset between the Company and any Governmental Body.

(f)            The Company (i) has not been a member of an affiliated group (as defined in Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company) or (ii) does not have any liability for the material Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements), as a transferee or successor, or otherwise by operation of Legal Requirements.

(g)            Within the past two years, the Company has been neither a “distributing corporation” nor a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h)            No claim has been made in writing by any Governmental Body in a jurisdiction where the Company does not file a particular type of Tax Return or pay a particular type of Tax that the Company is or may be required to file such Tax Return or pay such Tax in such jurisdiction.

(i)            The Company has not entered into any “listed transaction” (as defined in Treasury Regulations Section 1.6011-4(b)(2)).

(j)            The Company is a not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k)            The Company will not be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) installment sale or open transaction disposition made prior to the Closing, or (iii) except in the ordinary course of business, deferred revenue or prepaid amounts received or accrued on or prior to the Closing Date.

(l)            The Company has not executed or filed any power of attorney with respect to Taxes that will remain in effect after Closing.

(m)          The Company has not sought any relief under any provision of the CARES Act or any similar provision of state, local or non-U.S. law relating to Taxes (including (i) deferring any Taxes under Section 2302 of the CARES Act or (ii) claiming any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act).

Section 2.15          Employee Matters; Benefit Plans.

(a)            The Company is not party to, has no duty to bargain for, nor is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization representing any of its employees and there are no labor organizations representing or, to the knowledge of the Company, purporting to represent or seeking to represent any employees of the Company.

(b)            Since January 1, 2022 there has not been any strike, material slowdown, work stoppage, lockout, picketing or labor dispute affecting the Company or any of its employees, and, to the knowledge of the Company, since January 1, 2022 there have been no threats of any such actions or disputes.

(c)            Since January 1, 2022, the Company has been in compliance with all applicable Legal Requirements related to employment and employment practices, including, but not limited to, Legal Requirements pertaining to payment wages and hours of work; leaves of absence; paid and unpaid time off; plant closing notifications; verification of employee eligibility to work in the United States (including any associated recordkeeping requirements); classification of employees as exempt or non-exempt under the federal Fair Labor Standards Act and any similar state or local law; classification of individuals as employees or independent contractors; employment statutes or regulations, workplace health and safety, retaliation, or discrimination matters, including charges of unfair labor practices or harassment complaints (collectively “Employment Laws”).

(d)            Except as set forth in Section 2.15(d) of the Company Disclosure Letter, there are, and for the past three (3) years have been, no Legal Proceeding filed against the Company alleging that the Company is liable for any actual or alleged violation of any Employment Laws and, to the knowledge of the Company, there have been no threats of any such Legal Proceedings within the past three (3) years.

(e)            The Company (i) is not liable for any arrearage of wage payments to current or former employees, consultants or independent contractors and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former employees.

(f)            Section 2.15(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the material Employee Plans (other than Employee Plans that do not depart materially from any forms of employment offer letters and equity grant notices). The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following (other than (i) material Employee Plans that do not depart materially from any forms of employment offer letters that have been provided to Parent pursuant to this Section 2.15(f) and (ii) and equity grant notices), as relevant: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Employee Plans, written descriptions thereof; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500 and accompanying schedules and attachments thereto; (iv) the most recent summary plan descriptions and any summary of material modifications thereto; (v) the nondiscrimination tests required to be performed under the Code for the most recent plan year; and (vi) the most recent prospectus or summary plan descriptions and any material modifications thereto.

(g)            Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has during the past six years maintained, contributed to, or been required to contribute to, or has or is reasonably expected to have any direct or indirect liability with respect to, (i) a plan subject to Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan or any “multiemployer plan” (each as defined in Section 4001 of ERISA); (ii) any multiple employer welfare arrangement as defined in Section 3(40) of ERISA; or (iii) a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(h)            Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. Each of the Employee Plans has been established, operated and maintained in all material respects in compliance in with its terms and all applicable Legal Requirements, including ERISA and the Code.

(i)            (i) No material Legal Proceeding is pending with respect to any Employee Plan (other than routine claims for benefits) and, to the knowledge of the Company, no such Legal Proceeding is threatened; (ii) all contributions or other amounts payable by the Company with respect to each Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (iii) there are no governmental audits or investigations pending or, to the knowledge of the Company, threatened in connection with any Employee Plan; and (iv) no Employee Plan covers any Person with a principal work location outside of the United States.

(j)            Neither the Company nor any Employee Plan has any obligation to provide post-employment health, life insurance or other welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of the Company pursuant to any retiree medical benefit plan or other retiree welfare plan, other than (i) coverage mandated by Legal Requirements, including under Section 4980B of the Code or similar state or local Legal Requirements (“COBRA”), (ii) healthcare coverage through the end of the calendar month in which a termination of employment occurs, or (iii) payment or subsidies of COBRA premiums following a termination of employment pursuant to the terms of an employment agreement set forth in Section 2.15(j) of the Company Disclosure Letter.

(k)            Neither the execution of this Agreement, nor the consummation of the Transactions (including in combination with other events or circumstances) will (i) result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any severance, bonus or other compensation or benefits (including forgiveness of indebtedness) to any current or former employee, officer, director or other natural-person service provider of the Company; or (ii) result in any “parachute payment” (as defined in Section 280G(b)(2) of the Code).

(l)            The Company has no obligation to pay or provide any Tax “gross-up” or similar “make-whole” payments or indemnities to any current or former employee, officer, director or other natural-person service provider of the Company.

(m)            Each Employee Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and maintained in compliance in all material respects with the requirements of Section 409A of the Code and applicable guidance issued thereunder.

Section 2.16          Environmental Matters.

(a)            Except for those matters that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is, and since January 1, 2022 has been, in compliance in all respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business.

(b)            The Company possesses or has applied for all Governmental Authorizations required under Environmental Laws for the operation of its business as currently conducted and as proposed to be conducted and, except as set forth in Section 2.16(b)(1) of the Company Disclosure Letter, the Company is and at all times has been in material compliance with all such Governmental Authorizations. All such Governmental Authorizations necessary are in full force and effect, and to the Company’s knowledge, there is no existing fact, circumstances, or occurrence which would reasonably be expected to result in the expiration, termination, revocation, suspension, voidance, or withdrawal of any such Governmental Authorization within the twelve (12) month period following the date of this Agreement, and no such Governmental Authorization will be subject to expiration, termination, revocation, suspension, voidance, or withdrawal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Section 2.16(b)(2) of the Company Disclosure Letter sets forth a complete and correct list of all such Governmental Authorizations.

(c)            Since January 1, 2022, the Company has not received any written or, to the knowledge of the Company oral, notice claiming that the Company (i) is or was in violation of any applicable Environmental Law; or (ii) is or may be responsible or potentially responsible pursuant to any environmental Law for conducting or paying to conduct any investigation or remediation of any real property.

(d)            As of the date of this Agreement, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against the Company or any Leased Real Property, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)            Since January 1, 2022, the Company has not caused or permitted any release of Hazardous Materials at, on, to, from, or under any real property and, to the knowledge of the Company, there has been no release of any Hazardous Materials at, on, to, from, or under any real property owned or operated by the Company, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)            The Company has not disposed of, arranged for, or permitted the disposal of, or transported any Hazardous Materials to any real property which is listed on, or which has been proposed for listing on, (i) the National Priorities List; (ii) the US Environmental Protection Agency’s Superfund Enterprise Management System or its predecessor the Comprehensive Environmental Response, Compensation, and Liability Information System; or (iii) any similar state or local database or list of known or suspected contaminated sites.

(g)            As of the date of this Agreement, the Company has not received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company relating to or arising under Environmental Laws.

(h)            To the knowledge of the Company, no Person has been exposed to any Hazardous Materials at a property or facility of the Company at levels in excess of any applicable regulatory exposure levels or at any levels which would reasonably be expected to result in any claim against or liability of the Company under Environmental Laws.

(i)            The Company has not assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

Section 2.17          Insurance. Section 2.17 of the Company Disclosure Letter sets forth a true and complete list of all currently active policies, binders, and insurance contracts that are maintained by or for the benefit of the Company, including the name of the insurer, type of policy, policy number, effective date, limits, and deductible, together with a list of all “self-insurance” programs (the “Company Insurance Policies”). All Company Insurance Policies are in full force and effect (except for any expiration thereof in accordance with its terms), no notice of cancellation or modification or denial of coverage has been received as of the date of this Agreement, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder. There is no material pending claim under a Company Insurance Policy by the Company, nor is there any material pending Legal Proceeding by the Company against any insurance carrier under any Company Insurance Policy. The consummation of the Transactions, including the Merger, will not, to the knowledge of the Company, adversely affect or result in the cancellation or termination of any Company Insurance Policy under which the Company has made any claim with respect to any matter set forth in Section 2.18 of the Company Disclosure Letter, or otherwise adversely affect the rights of the Company and its current or former directors and officers thereunder.

Section 2.18          Legal Proceedings; Orders

(a)            There is no Legal Proceeding pending or threatened in writing (or, to the knowledge of the Company, orally) against the Company or against any present (or, to the knowledge of the Company, former) officer, director or employee of the Company in such individual’s capacity as such, other than any Legal Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or any other Effect that would reasonably be expected to prevent or materially impair the ability of the Company to consummate the Transactions prior to the Termination Date or perform its obligations under this Agreement or the other Transaction Documents to which it is party; provided, that to the extent any such representations or warranties in the foregoing in this clause (a) pertains to Legal Proceedings that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof.

(b)            The Company is not subject to any outstanding order, writ, injunction or judgment pursuant to which the Company is subject to ongoing material obligations, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or any other Effect that would reasonably be expected to prevent or materially impair the ability of the Company to consummate the Transactions prior to the Termination Date or perform its obligations under this Agreement or the other Transaction Documents to which it is party; provided, that to the extent any such representations or warranties in the foregoing in this clause (b) pertains to any order, writ, injunction or judgment that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof.

(c)            No investigation or review by any Governmental Body with respect to the Company is pending or threatened in writing (or, to the knowledge of the Company, orally), other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or any other Effect that would reasonably be expected to prevent or materially impair the ability of the Company to consummate the Transactions prior to the Termination Date or perform its obligations under this Agreement or the other Transaction Documents to which it is party.

Section 2.19          Authority; Binding Nature of Agreement.

(a)            The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and the other Transaction Documents to which it is party and, subject to obtaining the Company Required Vote, to consummate the Transactions. This Agreement and such other Transaction Documents have been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement and such other Transaction Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with its or their terms, subject to the Bankruptcy and Equity Exceptions.

(b)            The Special Committee was formed on July 23, 2024. Section 2.19(b) of the Company Disclosure Letter sets forth a copy of the resolutions designating and empowering the Special Committee, none of which have been subsequently amended, modified or rescinded. At a meeting duly called and held, prior to the execution of this Agreement, the Special Committee has unanimously and duly adopted resolutions (a) determining that entry into this Agreement and the other Transaction Documents to which the Company is party, and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interest of, the Company and the Unaffiliated Company Stockholders, (b) recommending to the Company Board that it approve this Agreement, such other Transaction Documents and the consummation of the Transactions, including the Merger, and (c) resolving to make the Special Committee Recommendation, which resolutions, subject to Section 5.1, have not been subsequently withdrawn or modified in a manner adverse to Parent or Merger Sub.

(c)            Thereafter, the Company Board, acting upon the recommendation of the Special Committee, unanimously and duly adopted resolutions (a) determining that entry into this Agreement and the other Transaction Documents to which the Company is party, and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) approving this Agreement, such other Transaction Documents and the consummation of the Transactions, including the Merger, and (c) directing that this Agreement be submitted to the Company Stockholders entitled to vote thereon for adoption thereby and resolving to make the Company Board Recommendation, which resolutions, subject to Section 5.1, have not been subsequently withdrawn or modified in a manner adverse to Parent or Merger Sub.

Section 2.20          Related Party Transactions. Other than the Company’s Employee Plans, Contracts contemplated by this Agreement or any Contracts entered into with the consent of Parent after the date hereof, neither Fortress nor any directors, officers, employees or non-controlled Affiliates of the Company, nor any beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 5% or more of the shares of Company Common Stock, is a party to any Company Contracts with or binding upon the Company or any of its respective properties or assets or have any material interest in any property used by the Company. Since January 1, 2022, neither Fortress nor any of its Affiliates or Representatives (excluding, for the avoidance of doubt, Persons who are employees of the Company) has provided any material services or other material support to the Company in respect of regulatory, scientific or clinical matters (except, in the case of individuals who are directors of the Company and also Affiliates and/or Representatives of Fortress, any support provided to the Company in their capacities as directors of the Company).

Section 2.21          Merger Approval. The only vote of the holders of any class or series of capital stock or other securities of the Company required to adopt this Agreement and approve the Transactions is the Company Required Vote.

Section 2.22          Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company, any other Transaction Document to which the Company is party, and the consummation of the Transactions will not: (a) conflict with or cause a violation of any of the provisions of the Certificate of Incorporation or bylaws of the Company; (b) conflict with or cause a violation by the Company of any Legal Requirements or order applicable to the Company, or to which the Company is subject; or (c) conflict with, result in a breach of, constitute a default on the part of the Company under, or require Consent from any Person under any Material Contract, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as would not reasonably be expected to be, individually or in the aggregate, material to the Company. Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement), Takeover Laws, the DGCL or the HSR Act and the rules and regulations of Nasdaq, the Company is not required to give notice to, make any filing with, or obtain any Consent from, any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger or the other Transactions, except those filings, notifications, approvals, notices or Consents that, if not obtained or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or any other Effect that would reasonably be expected to prevent or materially impair the ability of the Company to consummate the Transactions prior to the Termination Date or perform its obligations under this Agreement or the other Transaction Documents to which it is party.

Section 2.23          Fairness Opinions.

(a)            The Special Committee has received the written opinion of Kroll, LLC, as financial advisor to the Special Committee (the “Special Committee Advisor”), to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be received by the Unaffiliated Company Stockholders in the Merger is fair, from a financial point of view, to such holders.

(b)            The Company Board has received the opinion of Locust Walk Partners, LLC, as financial advisor to the Company (the “Company Board Advisor”), to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be received by the Unaffiliated Company Stockholders in the Merger is fair, from a financial point of view, to such holders.

Section 2.24          Financial Advisors. Except for the Special Committee Advisor and the Company Board Advisor, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisory or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. A copy of the engagement letter between the Company and each of the Special Committee Advisor, the Company Board Advisor or any other Person set forth on Section 2.24 of the Company Disclosure Letter has been made available to Parent.

Section 2.25          Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 3.9, no (a) Takeover Law or (b) anti-takeover provision in the organizational documents of the Company applies or will apply with respect to any Transaction. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement.

Section 2.26          No Other Representations or Warranties; Acknowledgment by the Company.

(a)            Except for the representations and warranties expressly set forth in this ARTICLE II or in the other Transaction Documents, neither the Company nor any of its Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representations or warranties of any kind or nature whatsoever, including with respect to the Company, their respective businesses or any other information made available to Parent, Merger Sub or their Representatives in connection with the Transactions, including the accuracy or completeness thereof and the Company hereby expressly disclaims any such other representations and warranties.

(b)            The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in this Agreement and the other Transaction Documents, none of Parent, Merger Sub or any of their Affiliates nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Subsidiaries or any other matter made available to the Company or its Representatives in expectation of, or in connection with, this Agreement, the other Transaction Documents or the Transactions. The Company is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 3.1            Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure does not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.2            Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incidental to its formation and its entry into this Agreement and performance hereunder. Parent is the record and beneficial owner of all of the outstanding capital stock of Merger Sub and Merger Sub does not have any other outstanding securities or instruments exercisable for, or otherwise convertible or exchangeable into, capital stock or any other security of Merger Sub.

Section 3.3            Authority; Binding Nature of Agreement. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver and perform their obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions (subject, in case of the Merger, to the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which will occur immediately following execution of this Agreement, and to the recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub and is enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 3.4            Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act the execution and delivery of this Agreement by Parent and Merger Sub, any other Transaction Document to which Parent or Merger Sub is party, and the consummation of the Transactions, will not: (a) conflict with or cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) conflict with or cause a violation by Parent or Merger Sub of any Legal Requirements or order applicable to Parent or Merger Sub, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any Contract, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement), Takeover Laws, the DGCL or the HSR Act, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with, or obtain any Consent from, any Governmental Body at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Subject, in case of the Merger, to the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which will occur immediately following execution of this Agreement, no vote of Parent’s stockholders, or of any equity holders of any Affiliate of Parent, is necessary to approve this Agreement, any other Transaction Document to which Parent is party, or any of the Transactions that has not already been obtained as of the date of this Agreement.

Section 3.5            Disclosure. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.6            Absence of Litigation. There is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Merger Sub, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 3.7            Sufficiency of Funds. Parent has, and will have at the Closing, sufficient funds to permit Parent and Merger Sub to consummate the Transactions, including the payment of all amounts payable hereunder or under the other Transaction Documents in cash or otherwise as a result of the Merger, and to comply with their obligations under this Agreement.

Section 3.8            Stockholder and Management Arrangements. As of the date of this Agreement, except for the Royalty Agreement, the Transition Services Agreement and the Support Agreement, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any Company Stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement, the Merger or the Transactions; or (ii) the Surviving Corporation or any of its businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any superior offer; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

Section 3.9            Ownership of Company Common Stock. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock.

Section 3.10          No Debarment or Exclusion. Each of Parent and Merger Sub and their respective employees, officers, and directors have not been, and to the knowledge of the Parent, no agent, contractor, or supplier acting on behalf of, or providing products or services to, the Parent or Merger Sub has been, (i) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) and (b) or any similar Legal Requirements), (ii) excluded from participation in United States federal health care programs (under the provisions of 42 U.S.C. § 1320a-7 or any similar Legal Requirements), (iii) convicted of a crime for which a Person can be debarred or excluded; (iv) threatened to be debarred or excluded, or (v) subject to any equivalent sanction described in this Section 3.10 in any foreign jurisdiction, except, in each case, for any such debarments, exclusions, convictions or sanctions that would not reasonably be expected to have a material adverse impact on the likelihood that the Milestone (as defined in the CVR Agreement) is achieved prior to the Milestone Deadline (as defined in the CVR Agreement), or on the rights of Fortress under the Royalty Agreement.

Section 3.11          No Other Representations or Warranties; Acknowledgement by Parent and Merger Sub.

(a)            Except for the representations and warranties expressly set forth in this ARTICLE III or in the other Transaction Documents, none of Parent, Merger Sub or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representations or warranties of any kind or nature whatsoever, including with respect to Parent, Merger Sub or their respective businesses or with respect to any other information made available to the Company or its Representatives in connection with the Transactions, including the accuracy or completeness thereof and Parent and Merger Sub hereby expressly disclaim any such other representations and warranties.

(b)            Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in this Agreement (as qualified by the Company Disclosure Letter) and the other Transaction Documents, none of the Company or any of its Affiliates nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company, its businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any other matter made available to Parent, Merger Sub or their Representatives in expectation of, or in connection with, this Agreement or the Transactions. Neither Parent nor Merger Sub is relying upon and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person and any information regarding the Company or any other matter made available to Parent, Merger Sub or their Representatives in expectation of, or in connection with, this Agreement or the Transactions, and both acknowledge and agree that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

(c)            Parent and Merger Sub have conducted their own independent due diligence investigation of the Company and the Transactions and have had an opportunity to discuss and ask questions regarding the Company’s businesses with the management of the Company.

Article IV

CERTAIN COVENANTS OF THE COMPANY

Section 4.1             Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the Representatives of the Company to, provide Parent and Parent’s Representatives with reasonable access to the Company’s properties, offices, books and records, Contracts, commitments and personnel (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement or any sale process preceding the execution and delivery of this Agreement, or, except as expressly provided in Section 4.3(d) or Section 5.1, to any Acquisition Proposal), in each case as Parent reasonably requests for purposes of furthering or preparing for the consummation of the Merger or the other Transactions or reasonable integration planning; provided, however, that any such access shall be conducted at Parent’s sole cost and expense, at a reasonable time during the Company’s normal business hours, under the supervision of appropriate personnel of the Company, and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require the Company to permit any inspection or testing, or to disclose any information, that in the reasonable judgement of the Company would be materially detrimental to the Company’s business or operations nor shall anything herein require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client privilege (provided, that the Company shall use its commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), (ii) contravene any applicable Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party), (iii) result in the disclosure of any valuations of the Company prepared in connection with the Transactions or any other strategic alternative or (iv) result in the disclosure or use of such document or information in any Legal Proceeding between the Parties. With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under that certain Mutual Confidentiality Agreement dated May 7, 2024, between the Company and Parent or one of its Affiliates (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 4.1 shall be directed to the executive officer or other Person designated by the Company. Notwithstanding anything in this Section 4.1 to the contrary, (A) any physical access to the properties, offices, personnel or other information of the Company may be limited to the extent the Company in good faith determines, in light of a Contagion Event or any Pandemic Measures, that such access would reasonably be expected to jeopardize the health and safety of any Company Associate (provided that the Company shall use commercially reasonable efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without jeopardizing the health and safety of such Company Associate or violating such Pandemic Measures) and (B) nothing in this Section 4.1 shall be construed to require the Company or any of their respective Representatives to prepare any financial statements, projections, reports, analyses, appraisals or opinions that are not readily available.

Section 4.2            Operation of the Company’s Business.

(a)            During the Pre-Closing Period, except (i) as required or otherwise contemplated under this Agreement, (ii) as required by applicable Legal Requirements or to the extent necessary to comply with written contractual obligations existing and in effect as of the date of this Agreement, (iii) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (unless the Company Board or Special Committee reasonably believes, after consultation with its outside counsel, that obtaining such consent may violate any Legal Requirement in which case consent shall not be required and the Company shall be permitted to take the applicable action notwithstanding this Section 4.2), or (iv) as set forth in Section 4.2 of the Company Disclosure Letter, the Company shall use commercially reasonable efforts to conduct its business in the ordinary course of business in all material respects (including, to the extent any part of its business is conducted by Fortress, by using commercially reasonable efforts to cause Fortress to conduct such part of the Company’s business in the ordinary course of business in all material respects); provided, that (A) no action by the Company to the extent addressed by the subject matter of any of the subclauses of Section 4.2(b) shall constitute a breach of this Section 4.2(a) and (B) any failure to take any action prohibited by Section 4.2(b) shall not be deemed a breach of this Section 4.2(a) unless Parent shall have consented in writing to the taking of such action; provided, further that this Section 4.2(a) shall not prohibit the Company from taking commercially reasonable actions (in consultation with Parent to the extent reasonably practicable) in response to the actual or anticipated effects of a Contagion Event or any Pandemic Measures.

(b)            During the Pre-Closing Period, except (i) as required or otherwise contemplated under this Agreement, (ii) as required by applicable Legal Requirements, (iii) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (unless the Company Board or the Special Committee reasonably believes, after consultation with its outside counsel, that obtaining such consent may violate any Legal Requirement in which case consent shall not be required and the Company shall be permitted to take the applicable action notwithstanding this Section 4.2), or (iv) as set forth in Section 4.2 of the Company Disclosure Letter, the Company shall not and, in the case of clauses (iv), (ix), (xiii), (xxii) and (to the extent applicable to the foregoing) (xxiv), shall use commercially reasonable efforts to cause Fortress (on behalf of or with respect to the Company) to not:

(i)            (A) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock) or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions of Shares outstanding as of the date of this Agreement pursuant to the Company’s right (under written commitments in effect as of the date of this Agreement) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of the date of this Agreement) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Stock Awards; or (4) pursuant to transactions solely between or among Company;

(ii)            split, combine, subdivide or reclassify any shares of its capital stock (including the Company Common Stock) or other equity interests;

(iii)            sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by the Company (other than pursuant to Company Options, Company Warrants and Company Stock Awards in effect as of the date of this Agreement) of (A) any capital stock, equity interest or other security of the Company, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Company or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Company (except that the Company may (1) issue Shares as required upon the exercise of Company Options or Company Warrants or the vesting of Company Stock Awards outstanding as of the date of this Agreement, (2) issue Company Options to Company Associates who were offered Company Options as part of offer letters or retention packages that were made available to Parent, and (3) sell shares upon exercise of Company Options if necessary to effectuate an optionee direction upon exercise or sales to satisfy the exercise price or Tax obligations with respect to Company Stock Awards);

(iv)            except as required by the terms of any Employee Plan or as otherwise permitted under Section 4.2(b)(i) or Section 4.2(b)(iii), (A) establish, enter into, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof); (B) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof) (except that the Company: (1) may amend any Employee Plans to the extent required by applicable Legal Requirements; (2) may replace, renew or extend a broadly applicable Employee Plan in the ordinary course of business that does not materially increase the cost of such Employee Plan or benefits provided under such Employee Plan based on the cost on the date of this Agreement; and (3) may make annual or quarterly bonus or commission payments pursuant to existing plans and may adopt, grant and pay annual performance bonuses in the ordinary course of business, consistent with past practice); or (C) grant any employee, natural-person independent contractor or other natural-person service provider of the Company any increase in salary, wages, benefits or other compensation (other than increases in base salary or wages for non-executive officers in connection with ordinary course merit and annual review increases of up to 3%);

(v)            (A) enter into any change-of-control or retention agreement with any executive officer, employee, director or other independent contractor or service provider, (B) enter into (1) any severance agreement with any executive officer or director, (2) any severance agreement with any other employee with an annual base salary greater than $100,000 or (3) any severance agreement with any employee with an aggregate severance benefit greater than six (6) months of annual base salary, (C) enter into any consulting agreement with an individual independent contractor with an annual base compensation greater than $250,000 or (D) hire any employee with an annual base salary in excess of $250,000; provided, however, that this clause (D) shall not prohibit the hiring of any replacement employee with an annual base salary not exceeding the base salary of the replaced employee.

(vi)            amend or permit the adoption of any amendment to its Certificate of Incorporation or bylaws or other charter or organizational documents;

(vii)            make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) advances for employee expenses in the ordinary course of business consistent with past practice, (B) the extension of trade credit in the ordinary course of business consistent with past practice, and (C) advancement of litigation costs and expenses to directors or officers of the Company;

(viii)            enter into any corporate joint venture, strategic alliance, research and development collaboration, partnership, limited liability corporation or similar arrangement, other than in the ordinary course of business consistent with past practice, and provided that such arrangement does not provide for the sharing of, or any other payment based on, revenues, profits or losses;

(ix)            make or authorize any capital expenditure except (A) in the ordinary course of business, (B) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (C) capital expenditures not addressed by the foregoing clauses (A) and (B) that do not exceed $250,000 in the aggregate during any fiscal year;

(x)            incur any Indebtedness in excess of $500,000 at any one time outstanding, except for (A) Indebtedness reasonably necessary to finance capital expenditures permitted under Section 4.2(b)(ix), (B) Indebtedness incurred to refinance or replace existing Indebtedness (including any increased amounts of Indebtedness to the extent necessary to finance any fees, costs and expenses incurred in connection with such refinancing or replacement), and (C) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business consistent with past practice;

(xi)            sell, lease, transfer or otherwise dispose of or assign any material portion of its properties or assets for consideration that is individually in excess of $100,000 or in the aggregate in excess of $100,000, except (A) dispositions of supplies, inventory, merchandise or products in the ordinary course of business consistent with past practice and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company, (B) voluntary terminations or surrenders of leases or subleases of real property in the ordinary course of business or (C) other sales, leases, transfers, licenses and dispositions in the ordinary course of business, including pursuant to Standard Licenses;

(xii)            acquire any material business (including by merger, consolidation or acquisition of stock or assets);

(xiii)            make or change any material Tax election, change any annual Tax accounting period, change any material method of Tax accounting, enter into any closing agreement with respect to material Taxes, file any material amended Tax Return, or settle or compromise any material Tax claim, audit or assessment or waive or extend the statute of limitations with respect to any material Tax or material Tax Return;

(xiv)            commence any Legal Proceeding, except with respect to (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of the Company’s businesses (provided, that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xv)            settle, release, waive or compromise any material Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby, (B) a settlement or compromise where the amounts actually paid by the Company (net of recoveries under insurance policies or indemnity obligations) are not materially in excess of the amounts reflected or reserved against on the Balance Sheet in respect of such Legal Proceeding or claim, (C) a settlement or compromise involving only the payment of monies by the Company (net of recoveries under insurance policies or indemnity obligations); or (D) any settlement or compromise that results in no monetary obligation of the Company or the Company’s receipt of payment; provided, that no such settlement or compromise may involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of the Company;

(xvi)            enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Legal Requirements);

(xvii)            adopt or implement any stockholder rights plan or similar arrangement;

(xviii)            adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company;

(xix)            commence preclinical or clinical development, study, trial or test with respect to any products or product candidates that is not a Company Product as of the date hereof;

(xx)            sell, assign, transfer, lease, license, encumber, abandon, offer to surrender or surrender any of the Company’s material Intellectual Property other than non-exclusive licenses in the ordinary course of business consistent with past practice;

(xxi)            abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Government Authorizations in a manner which is adverse to the Company;

(xxii)            cancel, reduce, terminate or fail to maintain in effect any material insurance policy covering the Company and its properties, assets, liabilities and business, other than in connection with a concurrent replacement of such insurance policies in the ordinary course of business with insurance policies containing terms with respect to coverage, deductibles and amounts that are no less favorable (taking into account then current insurance market conditions and inflation) in the aggregate than the replaced insurance policies;

(xxiii)            other than (x) in the ordinary course of business (including renewals consistent with the terms thereof) or (y) modifications or amendments of Material Contracts that are not adverse to Parent or the Company in any material respect, materially modify, materially amend or terminate any Material Contract or enter into any Contract that would be a Material Contract if in effect on the date hereof; or

(xxiv)            authorize, or agree or commit to take, any of the actions described in clauses (i) through (xxiii) of this Section 4.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.

(c)            The Company agrees that, during the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, it shall promptly notify Parent of: (i) the initiation or receipt of any non-routine inspection, untitled or warning letter, or Legal Proceeding by a Governmental Body and any adverse inspectional findings or notices alleging material non-compliance with any Legal Requirement (including Healthcare Laws); (ii) any material adverse audit finding of the Company (to the extent the adverse audit finding is directly related to activities conducted for the Company Product); (iii) any new material quality, safety, efficacy, or non-clinical issues or material regulatory correspondence relating to the Company Product; and (iv) any material readout or release of data from any of the Company’s ongoing clinical studies; provided, however, that no failure to provide notice pursuant to this Section 4.2(c) shall be taken into account for purposes of Section 6.2(b) (including for purposes of Section 7.1(e)), unless (x) the matters required to be disclosed in such notice represent an Effect that, individually or in the aggregate, would reasonably be expected to result in a failure of the condition set forth in Section 6.2(a) to be satisfied, or (y) Parent is actually and materially prejudiced as a result of such failure to provide notice. For the avoidance of doubt, the delivery of any notice pursuant to this Section 4.2(c) shall not affect or be deemed to modify any representation or warranty hereunder.

Section 4.3            No Solicitation.

(a)            For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any confidentiality agreement (including, for the avoidance of doubt, any such agreement in effect on the date of this Agreement) that (i) contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except that the confidentiality agreement need not contain standstill provisions) and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 4.3 or otherwise prohibit the Company from complying with its obligations under this Agreement.

(b)            Except as permitted by this Section 4.3, during the Pre-Closing Period, the Company shall not and shall direct its directors and officers and any of its other Representatives engaged in connection with the Transactions not to, (i) continue any solicitation, knowing facilitation or encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal or (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any Acquisition Proposal or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information relating to the Company in connection with or for the purpose of solicitating, initiating, knowingly facilitating or knowingly encouraging, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”). As soon as reasonably practicable after the date of this Agreement, the Company shall terminate access by any third party (other than Parent and its Representatives) to any physical or electronic data room relating to any potential Acquisition Proposal and end all discussions and negotiations with such Person with respect to any Acquisition Proposal or potential Acquisition Proposal.

(c)            If at any time during the Pre-Closing Period and prior to the receipt of the Company Required Vote, the Company or any of its Representatives receives an Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made on or after the date of this Agreement and did not result from a Willful Breach of this Section 4.3, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons to clarify the terms and conditions of such Acquisition Proposal, request that any oral Acquisition Proposal be provided in written form and inform such Person or group of Persons of the terms of this Section 4.3, and (ii) if the Company Board (upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with their respective financial advisors and outside legal counsel, that any such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (A) if applicable, enter into an Acceptable Confidentiality Agreement and furnish, pursuant to such Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal and their respective Representatives and financing sources; provided, that the Company shall promptly (and in any event within forty-eight hours) provide to Parent any material non-public information concerning the Company that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal, including soliciting the submission of a revised Acquisition Proposal.

(d)            During the Pre-Closing Period, the Company shall (i) promptly (and in any event within forty-eight hours) notify Parent if any bona fide inquiries, proposals or offers with respect to an Acquisition Proposal are received by the Company or (to the Company’s knowledge) any of its Representatives, (ii) promptly provide Parent with a summary of the material terms and conditions thereof and (iii) keep Parent reasonably informed of any material developments regarding any Acquisition Proposal on a reasonably prompt basis.

(e)            Nothing in this Section 4.3, Section 5.1 or elsewhere in this Agreement shall prohibit the Company, the Company Board (acting upon the recommendation of the Special Committee), or the Special Committee from (nor shall any of the following constitute a Company Adverse Change Recommendation) (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company Stockholders that is required by applicable Legal Requirements, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iv) electing to take no position with respect to an Acquisition Proposal until the close of business on the tenth business day after the commencement of such Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act.

(f)            The Company agrees that if it (i) affirmatively instructs any of its Representatives (other than its non-controlled Affiliates that are not directors, officers or employees of the Company) to take any action or (ii) is made aware of an action by one of its Representatives (other than its non-controlled Affiliates that are not directors, officers or employees of the Company) and does not use its reasonable best efforts to prohibit or terminate such action and, in each case, such action would constitute a material breach of this Section 4.3 or Section 5.1 if taken by the Company during the Pre-Closing Period, then such action shall be deemed to constitute a breach by the Company of this Section 4.3 or Section 5.1, as applicable.

Article V

ADDITIONAL COVENANTS OF THE PARTIES

Section 5.1            Company Board Recommendation.

(a)            During the Pre-Closing Period, neither the Company Board nor any committee thereof (including the Special Committee) shall (i)(A) fail to make, withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or the Special Committee Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”), or (ii) allow the Company to execute or enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement).

(b)            Notwithstanding anything to the contrary contained in Section 5.1(a), Section 4.3 or elsewhere in this Agreement, at any time prior to the receipt of the Company Required Vote:

(i)            in the event that (x) the Company or any of its Representatives receives a written Acquisition Proposal from any Person that has not been withdrawn and (y) the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, the Company Board or the Special Committee may (A) make a Company Adverse Change Recommendation or (B) authorize the Company to terminate this Agreement in accordance with Section 7.1(h) and enter into a Company Acquisition Agreement with respect to such Superior Proposal, in the case of each of clauses (A) and (B), if and only if: (1) the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with the Company’s or Special Committee’s outside legal counsel, as applicable, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board or the Special Committee under applicable Legal Requirements; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(h) (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (3) (I) the Company shall have provided to Parent copies of the most current drafts of any proposed acquisition agreement with respect to an Acquisition Proposal and a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 4.3(d), (II) the Company shall have afforded Parent five business days (the “Match Period”) after delivery of the Determination Notice and the items referenced in clause (I) to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal, and, to the extent Parent desires to negotiate, shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (III) after considering the terms of this Agreement, and assuming any binding written proposals made by Parent, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period were to be given effect, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee shall have determined, in good faith, after consultation with the Company’s or the Special Committee’s outside legal counsel, as applicable, that such Acquisition Proposal continues to constitute a Superior Proposal and the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(h) would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board or the Special Committee under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1. The provisions of Section 5.1(b)(i)(2) and Section 5.1(b)(i)(3) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the Match Period with respect thereto shall be deemed to be two business days; and

(ii)            other than in connection with an Acquisition Proposal, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee may make a Company Adverse Change Recommendation in response to a Change in Circumstances, if and only if: (A) the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with the Company’s or the Special Committee’s outside legal counsel, as applicable, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board or the Special Committee under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice (which notice shall not constitute a Company Adverse Change Recommendation) at least five business days prior to making any such Company Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail); and (C) (1) the Company shall have afforded Parent five business days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Change in Circumstances would no longer necessitate a Company Adverse Change Recommendation, and, to the extent Parent desires to negotiate, shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (2) after considering the terms of this Agreement, and assuming any binding written proposals made by Parent, if any, prior to 11:59 p.m. Eastern Time on the third business day following delivery of the Determination Notice were to be given effect, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee shall have determined, in good faith, after consultation with the Company’s or the Special Committee’s outside legal counsel, as applicable, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstances would still reasonably be expected to be inconsistent with the fiduciary duties of the Company Board or the Special Committee under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 5.1(b)(ii)(B) and Section 5.1(b)(ii)(C) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that the references to five business days in Section 5.1(b)(ii)(B) and Section 5.1(b)(ii)(C) shall be deemed to be two business days.

Section 5.2            Proxy Statement.

(a)            As promptly as reasonably practicable, and in any event within forty-five days after the date of this Agreement (or such later date as Parent may consent to in writing, which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall prepare and file with the SEC, in preliminary form, a proxy statement relating to a meeting of the Company Stockholders (the “Company Stockholder Meeting”) (as amended or supplemented from time to time, the “Proxy Statement”). Subject to Section 5.1(b), the Company shall include the Special Committee Recommendation and the Company Board Recommendation in the Proxy Statement. Parent shall furnish all information concerning itself and its Affiliates that is reasonably requested by the Company to be included in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any (written or oral) substantive comments of the SEC with respect to the Proxy Statement and to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable and to file the Proxy Statement with the SEC in definitive form promptly thereafter. The Company shall promptly notify Parent upon the receipt of any (written or oral) substantive comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with a copy of all material written correspondence between the Company or any of the Company’s Representatives, on the one hand, and the SEC or its staff, on the other hand (and a summary of any substantive oral conversations) with respect to the Proxy Statement or the Transactions. Until such time as there has been a Company Adverse Change Recommendation, the Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC and disseminating such documents to the Company Stockholders and reasonable opportunity to review and comment on all responses to requests for additional information and shall give due consideration, in good faith, to including any comments on each such document or response that are reasonably proposed by Parent. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers, directors or other Representatives should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company shall promptly file an appropriate amendment or supplement to the Proxy Statement describing such information with the SEC and, to the extent required by applicable Legal Requirements, cause such amendment or supplement to be promptly disseminated to the Company Stockholders.

(b)            The Company shall, as promptly as reasonably practicable after the date on which the Company is informed that the SEC does not intend to review the Proxy Statement or has no further comments thereon, (i) mail or cause to be mailed the Proxy Statement (including a form of proxy) in definitive form to the Company Stockholders in accordance with applicable Legal Requirements and the Company’s amended and restated bylaws, as amended; and (ii) subject to applicable Legal Requirements, take all other action necessary under all applicable Legal Requirements, the Certificate of Incorporation, the Company’s amended and restated bylaws, as amended, and the rules of Nasdaq to duly call, give notice of, convene and hold the Company Stockholders Meeting. Notwithstanding anything to the contrary in this Agreement, the Company may, in its sole discretion, adjourn, recess or postpone the Company Stockholders Meeting (A) with the written consent of Parent, (B) after consultation with Parent, to the extent the Company (or the Special Committee) determines is necessary or advisable (1) to permit the preparation, filing and dissemination of any supplement or amendment to the Proxy Statement that the Company (or the Special Committee) has determined is reasonably likely to be required under applicable Legal Requirements and (2) for such supplement or amendment to be duly reviewed by the Company Stockholders in advance of the Company Stockholders Meeting, (C) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (D) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (E) to solicit additional proxies for the purpose of obtaining the Company Required Vote. The Company shall, unless there has been a Company Adverse Change Recommendation, use its reasonable best efforts to (1) solicit from the Company Stockholders proxies in favor of the Company Required Vote and (2) take all other actions necessary or advisable to secure the Company Required Vote. The Company shall, upon the request of Parent following the dissemination of the definitive Proxy Statement, keep Parent reasonably informed regarding the proxies received by the Company with respect to the Company Stockholders Meeting.

(c)            Nothing in this Section 5.2 shall be deemed to prevent the Company, the Company Board or any committee thereof (including the Special Committee) from taking any action they are permitted or required to take under, and in compliance with, Section 4.3 or Section 5.1(b).

Section 5.3            Filings, Consents and Approvals.

(a)            Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use, and shall cause (or in the case of Fortress, the Company shall use reasonable best efforts to cause) their respective controlled Affiliates and ultimate parent entities defined under the HSR Act to use, their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the conditions to the Closing and consummate and make effective the Transactions as soon as reasonably practicable, and in any event prior to the Termination Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all other necessary consents, authorizations, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary or reasonably advisable to consummate the Transactions.

(b)            In furtherance of and without limiting the foregoing in Section 5.3(a), the Parties shall each promptly take, and cause (or in the case of Fortress, the Company shall use reasonable best efforts to cause) their respective Affiliates to as promptly as reasonably practicable take, any and all actions necessary (and not prohibited by Legal Requirements) to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, of the FTC or DOJ or other Governmental Bodies, including those of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought or become required with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other applicable Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Bodies, and to avoid the entry of, effect the dissolution of, or to eliminate, any Legal Restraint, which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Termination Date, as promptly as reasonably possible and in any event prior to the Termination Date. Notwithstanding anything to the contrary contained in this Agreement, Parent and Merger Sub shall not be obligated to (and, without Parent’s prior written consent, Company and its Affiliates shall not) take any of the following actions: (i)(A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of the Company, the Parent or any of their respective Affiliates, (B) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing relationships, ventures, contractual rights, obligations or other arrangement of the Company, the Parent or any of their respective Affiliates, (C) creating any relationship, contractual rights or obligations of the Company, the Parent or any of their respective Affiliates, (D) effectuating any other change or restructuring of the Company, the Parent or any of their respective Affiliates and (E) otherwise taking or committing to take any other behavioral undertakings or actions whatsoever with respect to the businesses, product lines or assets of the Company, the Parent or any of their respective Affiliates (including committing to seek prior approval from any Governmental Body for any future transaction), except in the case of any of the foregoing clauses (A) through (E), as would not reasonably be expected to result in a material impairment to the benefits expected to be realized by Parent in connection with the Transactions (any of foregoing actions set forth in clauses (A) - (E), a “Burdensome Condition”); and (ii) defending through litigation on the merits any claim under Antitrust Law asserted in court or any administrative or other tribunal by any third party, including any Governmental Body. The Company shall not settle or compromise or offer to settle or compromise any request, inquiry, investigation, action, or other Legal Proceeding by or before any Governmental Body with respect to the Transactions without the prior written consent of Parent and, at the written request of Parent, the Company shall take (or agree to take) any of the actions described in the definition of Burdensome Condition (in each case only if any such settlement, compromise, offer to settle or compromise, or action is conditioned upon the occurrence of the Closing).

(c)            Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause (or in the case of Fortress, the Company shall use reasonable best efforts to cause) their respective controlled Affiliates and ultimate parent entities defined under the HSR Act, if applicable, to) as promptly as reasonable practicable, but in no event later than 30 Business Days after the date hereof unless otherwise agreed in writing between antitrust counsel after receiving consent of each Party (which consent shall not be unreasonably withheld, delayed or conditioned), make an appropriate filing of the Notification and Report Form as required by the HSR Act with respect to the Transactions and request early termination of the waiting period under the HSR Act.

(d)            Without limiting the generality of anything contained in this Section 5.3, during the Pre-Closing Period, each Party hereto shall (and shall cause their respective controlled Affiliates to) use its reasonable best efforts to, with respect to the Transactions, (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a Governmental Body or third party before a Governmental Body, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions (except with respect to each Party’s filing under the HSR Act, which is contemplated by Section 5.3(a)), (ii) promptly give the other Parties notice of the making or commencement of any request, inquiry, investigation or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body (iii) promptly and regularly keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish to the other Parties copies of documents, communications or materials provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (vi) consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding and (vii) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or telephone or video conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding; provided, that documents and information provided to the other Party pursuant to this paragraph (i) may be redacted (A) to remove references to valuation of the Company or the identity of alternative acquirers, (B) to comply with contractual arrangements, or (C) to protect legal privilege, and (ii) may, to the extent deemed reasonably necessary, be designated as “outside counsel only,” in which case such documents and information shall be provided only to outside counsel and consultants retained by such counsel. Each Party, unless otherwise agreed to in writing, shall respond as promptly as reasonably practicable to any request for information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by responding at the earliest reasonably practicable date to any request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions. Parent shall pay all filing fees under the HSR Act and all filing fees required under other Antitrust Laws. Parent and the Company shall jointly coordinate in good faith on the strategy for obtaining any required approvals from any Governmental Body in connection with the Transactions; provided, that in the event of a dispute between Parent and the Company, the final determination regarding such strategy shall be made by Parent; provided, further, that neither Parent nor Merger Sub, on the one hand, nor the Company on the other hand, shall, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), commit or offer to or agree with any Governmental Body (A) to enter into any timing agreement, to stop the clock, stay, toll or extend any applicable waiting period, or pull and refile, under the HSR Act or any other applicable Antitrust Laws or (B) not to consummate the Merger or the Transactions for any period of time.

(e)            Prior to the Closing, each of Merger Sub and Parent shall not, and shall cause their respective Affiliates not to, directly or indirectly, without the prior written approval of the Company, acquire or enter into any agreement to acquire, or publicly announce the intent to acquire any business, Person or assets, whether by merger, consolidation, license, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction would reasonably be expected to materially (x) delay or increase the risk of not obtaining, any authorization, consent, clearance, approval, expiration or termination of any applicable waiting period, or order of a Governmental Body necessary to consummate the Merger and the Transactions, (y) increase the risk of any Governmental Body entering any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the Transactions or (z) otherwise delay or impede the consummation of the Merger and the Transactions.

Section 5.4            Employee Benefits.

(a)            For a period of not less than twelve (12) months following the Effective Time, Parent shall provide, or cause to be provided, to each individual who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) during such period (each, a “Continuing Employee”) (i) (A) base salary (or base wages, as the case may be), in an amount at least equal to the level that was provided to each such Continuing Employee as of immediately prior to the Effective Time, and (B) annual target cash bonus and commission opportunities that are at least equal to such annual target cash bonus and commission opportunities identified for such Continuing Employee in Section 5.4 of the Company Disclosure Letter provided to such Continuing Employee as of immediately prior to the Effective Time; and (ii) employee benefits (excluding any equity, equity-based and long-term cash incentive compensation, nonqualified deferred compensation, change in control, severance, retention and defined benefit arrangements and post-employment health and welfare benefits) that are substantially comparable in the aggregate to those provided to similarly-situated employees of Parent. From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms, all Contracts of the Company as in effect at the Effective Time that are with any current or former Company Associates, including the change in control severance arrangements, in each case, that are set forth on Section 5.4 of the Company Disclosure Letter; provided, that the foregoing shall not limit the right of Parent and its Affiliates, including the Surviving Corporation, to amend any such Contract in accordance with its terms. The foregoing shall not, and is not intended to, (A) require the Company or the Parent to employ or offer employment to any Continuing Employee for any period of time or (B) require the Company or the Parent to employ any Continuing Employee who is employed on an at-will basis immediately before the Effective Time other than on an at-will basis.

(b)            Each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels (including levels of benefits under Parent’s or the Surviving Corporation’s (or as applicable their respective Affiliates’) vacation policy) and eligibility for vesting under Parent or the Surviving Corporation’s (or as applicable their respective Affiliates’) employee benefit plans and arrangements with respect to his or her length of service with the Company (and its predecessors) prior to the Closing Date, provided that the foregoing shall not apply (i) for any purpose under any defined benefit retirement plan, retiree welfare plan or equity-based incentive plan, (ii) to the extent that its application would result in a duplication of benefits or (iii) for purposes of any plan that is grandfathered or frozen, either with respect to level of benefits or participation.

(c)            With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.

(d)            With respect to any health or welfare benefit plan of Parent or the Surviving Corporation (or as applicable their respective Affiliates) in which a Continuing Employee becomes eligible to participate, Parent shall, and shall cause the Surviving Corporation to use commercially reasonable efforts to, (i) waive all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees (and their eligible dependents) under such plans, to the extent that such conditions, exclusions and waiting periods would not apply under a the corresponding Employee Plan in which such employees participated immediately prior to the Effective Time; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 5.4(b) shall control, and (ii) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees (and their eligible dependents) for service and amounts paid prior to the Effective Time to the same extent that such service and amounts paid was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company.

(e)            Prior to the Effective Time, the Company shall use commercially reasonable efforts to take any and all such actions as are necessary to fully vest (or cause to become fully vested) all Continuing Employees in their accounts under the 401(k) plan in which such Continuing Employees participate immediately prior to the Effective Time. As soon as practicable following the Effective Time, Parent shall permit all Continuing Employees who were eligible to participate in a 401(k) plan immediately prior to the Effective Time to participate in a 401(k) plan sponsored by Parent or one its Affiliates and Parent will provide for such 401(k) plan to accept, on or after Closing, the rollover by each Continuing Employee of any “eligible rollover distribution” (as defined in Section 402(c)(4) of the Code) from such 401(k) plan, excluding any plan loans.

(f)            Each Continuing Employee shall be eligible to receive a bonus for the period commencing on January 1, 2025 and ending on March 31, 2026, with a target amount equal to 125% of the target annual cash bonus provided to such employee as of immediately prior to the Effective Time and disclosed in Section 5.4(f) of the Company Disclosure Letter, subject to appropriate adjustments and prorations in the case of any Continuing Employee whose start date with the Company occurred after January 1, 2025 (each, a “Target Award”), based on achievement of performance metrics for such period established by Parent and consistent with performance metrics for similarly-situated employees of Parent; provided, that to be eligible to receive such bonus the Continuing Employee must remain in employment with the Surviving Corporation or an Affiliate thereof through the payment date for such bonus. Parent shall, or shall cause the Surviving Corporation to, pay any such bonus, less any required withholding Taxes, in any event not later than June 30, 2026 (it being understood and agreed, without limiting the obligations set forth in Section 5.4(b), that for purposes of determining severance entitlements under the Company’s Change in Control Severance Plan and any individual employment agreement arising out of a termination of employment occurring after June 30, 2026 and prior to April 1, 2027, the annual bonus earned by or paid to (as the case may be) the respective recipient for the year immediately preceding the year in which such termination occurs shall be deemed to be an amount equal to a pro rata portion of the bonus described in this clause (f), determined by multiplying such bonus by a fraction, the numerator of which is 12 and the denominator of which is 15, subject to appropriate adjustments and prorations in the case of any Continuing Employee whose start date with the Company occurred after January 1, 2025).

(g)            For purposes of determining severance entitlements under the Company’s Change in Control Severance Plan and any individual employment agreement arising out of a termination of employment during the period commencing on Closing and ending on June 30, 2026, the 2024 calendar year bonus paid by the Company on or about February 20, 2025 to each individual who is employed by the Company or an Affiliate thereof as of immediately prior to the Effective Time shall be deemed to be the annual bonus earned by or paid to (as the case may be) the respective recipient for the year immediately preceding the year in which such termination occurs. Prior to Closing, the Company shall amend the Company’s Change in Control Severance Plan and any individual employment agreement to the extent necessary to reflect the terms and conditions of Section 5.4(f) and this Section 5.4(g).

(h)            The provisions of this Section 5.4 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 5.4 or elsewhere in this Agreement is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee, director, consultant or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.

Section 5.5            Indemnification of Officers and Directors.

(a)            The Parties agree that, to the fullest extent permitted by applicable Legal Requirements, all rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are directors or officers of the Company as of the date of this Agreement or have been directors or officers of the Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time (whether related to claims asserted prior to, at or after the Effective Time), as provided in the Certificate of Incorporation and bylaws (or applicable governing documents) of the Company (as in effect as of the date of this Agreement) or as provided in the indemnification agreements between the Company and said Indemnified Persons or resolutions of the Company Board providing such rights to such Indemnified Persons (in each case, as set forth on Section 5.5(a) of the Company Disclosure Letter and in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Closing and to the fullest extent permitted under applicable Legal Requirements shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation to the fullest extent permitted under applicable Legal Requirements.

(b)            From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent the Surviving Corporation would be permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such Indemnified Person in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was (or any acts or omissions by such Indemnified Person in his her or capacity as) a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent the Surviving Corporation would be permitted under applicable Legal Requirements, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 5.5(b) within 15 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of an undertaking in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 5.5(b).

(c)            From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (an accurate and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are, as of the Effective Time, covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors or officers of the Company (as applicable) on terms with respect to coverage, deductibles and amounts no less favorable than such existing policy. At Parent or the Company’s election prior to the Effective Time, Parent or the Company, as applicable, may (through a nationally recognized insurance broker) purchase a six-year “tail” policy for the existing policy, effective as of the Effective Time, and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain or maintain insurance pursuant to this Section 5.5(c); provided, however, that the amount paid for such “tail” policy may not exceed 250% of the annual premium currently payable by the Company as of the date of this Agreement with respect to such existing policy (the “Current Premium”) without Parent’s written consent. Notwithstanding anything to the contrary in this Section 5.5(c), in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 250% of the Current Premium, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d)            In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall expressly assume the obligations set forth in this Section 5.5.

(e)            The provisions of this Section 5.5 shall survive the Merger and are (i) from and after the Effective Time intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to exculpation, advancement, indemnification or contribution that any such Person may have by contract, under applicable Legal Requirements or otherwise. Unless required by applicable Legal Requirement, this Section 5.5 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

Section 5.6            Securityholder Litigation. The Company shall, as promptly as practicable, give Parent the opportunity to consult with the Company and, subject to entry into a customary joint defense agreement, participate in the defense or settlement of any stockholder litigation against the Company or any director or officer of the Company (the “Company Defense Parties”) relating to the Merger or the other Transactions. The Company shall keep Parent reasonably apprised on a prompt basis of any such stockholder litigation and the proposed strategy and other significant decisions with respect thereto (to the extent that the attorney-client privilege is not adversely affected), and Parent may offer comments or suggestions with respect thereto, which the Company shall consider in good faith. None of the Company or any Representative of the Company shall compromise, settle or come to an arrangement regarding any such stockholder litigation, in each case unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.7            Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by, and whose form and content shall be agreed to in advance by, the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any further press release(s), otherwise making any public statement or making any announcement to Company Associates (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement), in each case with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) each Party may, without such consultation or consent, make any public statement (including to media, analysts, Company Stockholders, investors or those attending industry conferences) and make internal announcements to its employees and contractors, the Company may make disclosures in Company SEC Documents, and Parent or its Affiliates may make disclosures in applicable filings with the Securities and Exchange Board of India, the BSE or NSE, in each case so long as such statements, announcements or disclosures are consistent with previous press releases, public disclosures or public statements made in accordance with this Section 5.7; (b) a Party may, without the prior consent of the other Parties hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; (c) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made pursuant to Section 4.3(f) or that relates to any Acquisition Proposal or Company Adverse Change Recommendation and any related matters and (d) no consultation or consent of the other Parties shall be required with respect to any dispute between the Parties related to this Agreement, any other Transaction Document or the Transactions.

Section 5.8             Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, then the Company Board shall grant such approvals and take such actions as are necessary and in its control so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents and otherwise take actions within its control to render such Takeover Law inapplicable to the foregoing.

Section 5.9            Section 16 Matters. The Company and the Company Board (or the Special Committee) shall, to the extent necessary, take appropriate action, prior to or as of the Closing, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10          Merger Sub Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

Section 5.11          Company Warrants. Each of the Company, Parent and Merger Sub acknowledge and agree that the Transaction constitutes a Fundamental Transaction (as defined in the Company Warrants) and agrees to treat, and cause their respective controlled Affiliates to treat, the Transaction as such for all purposes under each Company Warrant. The Company shall use reasonable best efforts to cause each Warrant Holder to exercise all of its Company Warrants effective upon (and conditioned upon the occurrence of) the Closing; provided, that the failure of one or more Warrant Holders to exercise their Company Warrants in accordance with the foregoing shall not, in and of itself, give rise to any liability to the Company or the failure of any closing condition set forth in Article VI. The Company shall deliver a notice (the “Warrant Notice”) to each Warrant Holder (in accordance with the contact information on file with the books and records of the Company) as promptly as practicable after the date hereof, which shall inform such holders of the Merger and contain such other information as the Company reasonably determines to be required pursuant to the terms of the Company Warrants or is reasonably requested by Parent. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Warrant Notice prior to disseminating such Warrant Notice to the Warrant Holders, and shall promptly, and in any event within five (5) business days, notify Parent of any exercise or conditional exercise of any Company Warrant.

Section 5.12          Special Committee. Notwithstanding anything to the contrary set forth in this Agreement, until the Effective Time, (a) the Company may take the following actions only with the prior approval of the Special Committee: (i) amending, restating, modifying or otherwise changing any provision of this Agreement, (ii) waiving any right under this Agreement or extending the time for the performance of any obligation of Parent or Merger Sub hereunder, (iii) terminating this Agreement, (iv) taking any action under this Agreement that expressly requires the approval of the Special Committee, (v) making any decision or determination, or taking any action under or with respect to this Agreement or the Transactions that would reasonably be expected to be, or is required to be, approved, authorized, ratified or adopted by the Company Board, (vi) granting any approval or consent for, or agreement to, any item for which the approval, consent or agreement of the Company is required under this Agreement, (vii) pursue any action or litigation with respect to breaches of this Agreement, and (viii) agreeing to do any of the foregoing, (b) no decision or determination shall be made, or action taken, by the Company or the Company Board (including effecting a Company Adverse Change Recommendation) under or with respect to this Agreement or the transactions contemplated hereby without first obtaining the approval of the Special Committee, and (c) the Company will not, prior to the Effective Time, eliminate, revoke or diminish the authority of the Special Committee.

Section 5.13          CVR Agreement; Transition Services Agreement.

(a)            At or prior to the Effective Time, Parent shall authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent and, if prior to the receipt of the Company Required Vote, consented to by the Company (which consent shall not be unreasonably withheld or delayed) or, if after the receipt of the Company Required Vote, are not, individually or in the aggregate, detrimental or adverse in any material respect, taken as a whole, to any holder of a CVR. Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

(b)            At or prior to the Closing, the Company shall authorize entry and enter into the Transition Services Agreement.

Section 5.14          Interim Period Financing. During the Pre-Closing Period, if requested by the Company, Parent shall provide the Company with, or otherwise cause to be made available to the Company, senior loans from time to time in an amount no greater than the maximum amount set forth on Section 5.14 of the Company Disclosure Letter and otherwise on the terms set forth in Section 5.14 of the Company Disclosure Letter and such other terms as the parties mutually agree (the “Interim Loans”). As promptly as reasonably practicable following any such request by the Company, the parties shall use their respective commercially reasonable efforts to negotiate and finalize definitive documentation evidencing the Interim Loans reflecting the terms set forth on Section 5.14 of the Company Disclosure Letter and such other terms as the parties mutually agree.

Article VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1            Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or, other than with respect to Section 6.1(a), waiver, if permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions:

(a)            The Company will have received the Company Required Vote at the Company Stockholder Meeting (or any recess, adjournment or postponement thereof).

(b)            The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act, and any timing agreement with a Governmental Body with respect to the Transactions (entered into by mutual consent of Parent and the Company), shall have expired or been earlier terminated without the imposition of a Burdensome Condition (other than such a Burdensome Condition that Parent (in its sole discretion) has accepted).

(c)            No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction after the date hereof and remain in effect, nor shall any Legal Requirement have been entered, enforced, or enacted after the date hereof by any Governmental Body, in each case which prohibits or makes illegal the consummation of the Merger (any such order, injunction or Legal Requirement, a “Legal Restraint”).

Section 6.2            Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)            (i) the representations and warranties of the Company set forth in this Agreement (except for the representations and warranties in Section 2.1, Section 2.3, Section 2.21, Section 2.23 and Section 2.24 of this Agreement) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) the representations and warranties of the Company set forth in Section 2.1, Section 2.3, Section 2.21, Section 2.19(a), Section 2.23 and Section 2.24 of this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time).

(b)            The Company shall have complied with and performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Closing under this Agreement.

(c)            Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that has not been ameliorated or cured such that a Material Adverse Effect no longer exists.

(d)            The Support Agreement shall be in full force and effect.

(e)            The Transition Services Agreement shall be in full force and effect.

(f)            Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c), Section 6.2(d), and Section 6.2(e) have been satisfied.

Section 6.3            Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver if permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)            (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)            Parent and Merger Sub shall have complied with and performed in all material respects the covenants and agreements they are required to comply with or perform at or prior to the Closing.

(c)            The Royalty Agreement shall be in full force and effect.

(d)            The CVR Agreement shall be in full force and effect.

(e)            The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.3(a), Section 6.3(b), Section 6.3(c) and Section 6.3(d) have been satisfied.

Section 6.4            Frustration of Closing Conditions. Neither the Company nor Parent may rely on, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Transactions, the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if the failure of such Party (or in the case of Parent, Merger Sub) to perform in all material respects any of its obligations under this Agreement, as required by and subject to the terms of this Agreement, resulted in, or was a principal cause of, the failure of such condition to be satisfied.

Article VII

TERMINATION

Section 7.1            Termination. This Agreement may be terminated prior to the Closing notwithstanding the adoption of this Agreement by Parent as sole stockholder of Merger Sub or (except with respect to Sections 7.1(d), 7.1(f) and 7.1(h)) receipt of the Company Required Vote:

(a)            by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b)            by either Parent or the Company if the condition set forth in Section 6.1(c) is not satisfied and a Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if (i) its (or in the case of Parent, its or Merger Sub’s) material breach of any provision of this Agreement was a principal cause of the failure to satisfy the condition set forth in Section 6.1(c) or of such Legal Restraint becoming final and nonappealable or (ii) it (or in the case of Parent, it or Merger Sub) failed to comply in any material respect with its obligations under this Agreement to prevent the entry of or remove such Legal Restraint;

(c)            by either Parent or the Company if the Closing shall not have occurred on or prior to 11:59 p.m. Eastern Time on September 5, 2025 (such date, the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party if its (or in the case of Parent, Merger Sub’s) material breach of any provision of this Agreement has resulted in, or was a principal cause of, the failure of the Closing to occur by the Termination Date;

(d)            by either Parent or the Company, if the Company Stockholder Meeting (including any recess, adjournment or postponement thereof made in accordance with Section 5.2(b)) shall have been duly convened and concluded and at which a vote on the adoption of this Agreement shall have been taken but the Company Required Vote shall not have been obtained;

(e)            by Parent, if the Company has breached or failed to perform any of its covenants or agreements in this Agreement, or if any of the representations or warranties of the Company in this Agreement is inaccurate, which breach, failure or inaccuracy would result in a failure of a condition set forth in Section 6.2, if measured as of the time Parent asserts a right of termination pursuant to this Section 7.1(e), except that for so long as such breach, failure or inaccuracy is reasonably capable of being cured by the fourth business day prior to the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 7.1(e) prior to the delivery by Parent to the Company of written notice of such breach, failure or inaccuracy, delivered at least 30 days (or, in the case a breach of the covenants or agreements in Section 4.3, Section 5.1 or Section 5.2, 7 days) prior to such termination (or such shorter period of time as remains prior to the fourth business day immediately preceding the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement pursuant to this Section 7.1(e) if such breach, failure or inaccuracy has been cured, or remains reasonably capable of being cured, prior to the expiration of the Company Breach Notice Period; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Parent or Merger Sub is then in breach of any covenant or agreement of this Agreement or any representation or warranty of Parent in this Agreement is inaccurate, in each case, such that any condition set forth in Section 6.3 would not then be satisfied;

(f)            by Parent, if at any time prior to the Company obtaining the Company Required Vote, the Company Board (acting upon the recommendation of the Special Committee) or any committee thereof, including the Special Committee or any subcommittee thereof, makes a Company Adverse Change Recommendation;

(g)            by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective covenants or agreements in this Agreement, or if any of the representations or warranties of Parent or Merger Sub in this Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of a condition set forth in Section 6.3, as applicable, if measured as of the time the Company asserts a right of termination pursuant to this Section 7.1(g), except that for so long as such breach, failure or inaccuracy is reasonably capable of being cured by the fourth business day prior to the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 7.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 7.1(g) if such breach, failure or inaccuracy has been cured, or remains reasonably capable of being cured, prior to the expiration of the Parent Breach Notice Period; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in breach of any covenant or agreement of this Agreement or any representation or warranty of the Company in this Agreement is inaccurate, in each case, such that any condition set forth in Section 6.2, as applicable, would not then be satisfied; or

(h)            by the Company, at any time prior to the receipt of the Company Required Vote, in order to, immediately thereafter, accept a Superior Proposal and enter into a Company Acquisition Agreement in accordance with Section 5.1(b), so long as prior to or substantially concurrently with, and as a condition to, such termination, the Company pays the Company Termination Fee due to Parent in accordance with Section 7.3(b).

Section 7.2            Manner and Notice of Termination; Effect of Termination.

(a)            The Party terminating this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 7.1 pursuant to which this Agreement is being terminated and setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)            Any valid termination of this Agreement pursuant to Section 7.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately be of no further force or effect, without any liability or obligation on any Party (or any Parent Related Party or Company Related Party) to the other Parties, as applicable, provided that Section 2.26, Section 3.11, this Section 7.2, Section 7.3 and ARTICLE VIII will each survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 7.3(e), (x) nothing in this Agreement will relieve any Party from any liability for any Willful Breach of or Fraud under this Agreement arising prior to the valid termination of this Agreement and (y) the Company shall be entitled and have the right to pursue and, to the extent proven, recover damages in the name of and on behalf of the Company Stockholders to the fullest extent provided by Section 261(a)(1) of the DGCL in the case of any such Willful Breach or Fraud by Parent or Merger Sub; provided, that any such damages in respect of any damages lost by the Company Stockholders shall solely be recoverable and enforceable by and owed to the Company. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

Section 7.3            Expenses; Termination Fee.

(a)            Except as set forth in Section 5.3(d) and this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Paying Agent and Parent shall pay or cause to be paid all filing fees under the HSR or other Antitrust Laws.

(b)            Company Payments.

(i)            If (A) (1) this Agreement is validly terminated pursuant to Section 7.1(d) or (2) Parent validly terminates this Agreement pursuant to Section 7.1(e) as a result of a material breach by the Company of Section 4.3 or Section 5.1 or Section 5.2, (B) after the date hereof and prior to the date of such termination a bona fide Acquisition Proposal is publicly disclosed and is not publicly withdrawn (which withdrawal, in the case of a termination pursuant to Section 7.1(d), must have occurred at least five business days prior to the Company Stockholder Meeting (or any reconvening of the Company Stockholder Meeting following any recess, adjournment or postponement thereof)) and (C) within one year of such termination, a transaction implementing an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into (and the transaction implementing such Acquisition Proposal is subsequently consummated), then the Company shall concurrently with the consummation of such Acquisition Proposal pay to Parent the Company Termination Fee. For purposes of this Section 7.3(b)(i), all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%.”

(ii)            If this Agreement is validly terminated pursuant to Section 7.1(f), then the Company shall promptly (and in any event within two business days) following such termination pay to Parent the Company Termination Fee.

(iii)            If this Agreement is validly terminated pursuant to Section 7.1(h), then the Company shall, prior to or substantially concurrently with such termination, pay the Company Termination Fee to Parent.

(c)            Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d)            Payments; Default. The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount as and when due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the applicable payment set forth in this Section 7.3 or any portion thereof, the Company will pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by Parent and its Representatives in connection with such Legal Proceeding, together with interest on the amount of such payment or portion thereof accruing at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or such lesser rate that is the maximum permitted by applicable Legal Requirements (collectively, the “Enforcement Expenses”). All payments under this Section 7.3 shall be made by the Company to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.

(e)            Sole and Exclusive Remedy.

(i)            Subject to the provisions of Section 7.3(f) and Section 8.5, if this Agreement is validly terminated pursuant to Section 7.1, other than in the case of the Company’s Fraud or Willful Breach, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 7.3(b) (including, if applicable, Parent’s right to Enforcement Expenses under Section 7.3(d)) will be the sole and exclusive remedy of (x) Parent and Merger Sub; and (y) the former, current and future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors and assignees of each of Parent and Merger Sub (the Persons in clauses (x) and (y) collectively, the “Parent Related Parties”) against (A) the Company and its Affiliates or (B) the former, current and future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors and assignees of each of the Company and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) arising out of or in connection with this Agreement, any other Transaction Document and the Transactions, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of this Agreement, any other Transaction Document or the Transactions. Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 7.3(b) and any Enforcement Expenses payable pursuant to Section 7.3(d) will be the only monetary damages Parent and Merger Sub and each of their respective Affiliates may recover from Company Related Parties in respect of this Agreement, any other Transaction Document and the Transactions, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Legal Requirements arising out of or in connection with any such breach, termination or failure, and upon payment of such amounts, (A) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any other Transaction Document or the Transactions or any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement); and (B) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any Legal Proceeding against the Company or any Company Related Party arising out of this Agreement, any other Transaction Document or the Transactions or any matters forming the basis for such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement). Notwithstanding the foregoing, this Section 7.3(e)(i) will not relieve the Company from any liability (I) if this Agreement is validly terminated by either Party in circumstances where the Company Termination Fee is not owed pursuant to Section 7.3(b) for any Fraud under this Agreement prior to such termination or (II) for any breaches of the Confidentiality Agreement, and will not relieve Fortress for any liability for any breaches of the Support Agreement.

(ii)            Each of the Parties acknowledges that any amount payable by the Company pursuant to this Section 7.3, including the Company Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a Parent and Merger Sub for the disposition of their rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(f)            Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 7.2(b) or Section 7.3(e), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 8.5(b), except that, although the Parties, each in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with Section 8.5(b), under no circumstances will a Party be permitted or entitled to receive both (i) specific performance of the other Party’s obligation to effect the Closing and (ii) any payment of the Company Termination Fee (in the case of Parent) or monetary damages in respect of a Willful Breach or Fraud of the other Party.

(g)            Non-Recourse Party. This Agreement may only be enforced against the Parties (subject to the terms, conditions and other limitations set forth herein), and (i) all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as the Parties and (ii) in no event will a Party seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Person that is not a Party (including any Company Related Party or Parent Related Party) with respect to this Agreement or the Transactions (including any breach by Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of any such breach, termination or failure, in each case, except for the rights, claims and remedies that the Company, Parent or Merger Sub, as applicable, may assert against (A) any Person that is party to a Transaction Document in accordance with the terms thereof or (B) Parent or Merger Sub to the extent expressly provided for in this Agreement or the Transaction Documents.

Article VIII

MISCELLANEOUS PROVISIONS

Section 8.1            Amendment. Subject to Section 5.12, prior to the Effective Time, this Agreement may be amended, modified and supplemented in any and all respects with respect to any of the terms of this Agreement; provided, however, that (a) after obtaining the Company Required Vote, there shall be made no amendment, modification or supplement that by Legal Requirement requires further approval by the Company Stockholders without such approval and (b) no amendment, modification or supplement shall be made to this Agreement after the Effective Time. Any such amendment, modification or supplement shall be effective only if it is expressly set forth in a written instrument duly executed and delivered by each of the Parties.

Section 8.2            Waiver. At any time prior to the Effective Time, Parent (on behalf of itself or Merger Sub) and the Company may, subject to applicable Legal Requirements, (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Party or (c) waive compliance by the other Party with any of the agreements contained herein applicable to such Party or, except as otherwise provided herein (including with respect to the condition set out in Section 6.1(a), which shall not be waivable), waive any of such Party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of the foregoing). No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy of such Party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.3            No Survival of Representations, Warranties, Covenants and Agreements. The Parties acknowledge and agree that (i) none of the representations and warranties contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Effective Time, and (ii) except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time.

Section 8.4            Entire Agreement; Counterparts. This Agreement, the other Transaction Documents and the other agreements, exhibits, annexes and schedules referred to herein (other than the Company Disclosure Letter, which does not form a part of this Agreement but operates upon the terms of this Agreement as provided in this Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 8.5            Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 8.5(b), in any Legal Proceeding arising out of or relating to this Agreement or any of the Transactions each of the Parties irrevocably (i) submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (such courts, the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 8.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto), (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any Legal Proceeding in the Chosen Courts, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any Chosen Court and (iv) agrees not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any court other than the Chosen Courts (except for an action to enforce a judgment of a Chosen Court). Each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.8 or any other manner permitted by Legal Requirements. The Parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment in a Chosen Court.

(b)            The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its (or their) specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, (i) each Party shall be entitled, in addition to any other remedy to which it is entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which each Party is entitled under this Agreement, (ii) the provisions set forth in Section 7.3 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent or Merger Sub would have entered into this Agreement. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Legal Requirements or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Parties further agree that (x) by seeking the remedies provided for in this Section 8.5, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 8.5 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 8.5 prior to, or as a condition to, exercising any termination right under ARTICLE VII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding by a Party pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit such Party’s right to terminate this Agreement in accordance with the terms of ARTICLE VII or pursue any other remedies under this Agreement that may be available then or thereafter. If, prior to the Termination Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party, the Termination Date shall automatically be extended by such time period as established by the court presiding over such Legal Proceeding.

(c)            EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS.

Section 8.6            Assignability. Neither this Agreement nor any of the rights hereunder may be directly or indirectly assigned (including by operation of law, merger or otherwise), in whole or in part, without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment not permitted under this Section 8.6 shall be null and void.

Section 8.7            No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for: (i) if the Closing occurs, the right of (A) the Company Stockholders to receive the Merger Consideration, (B) the holders of Company Options to receive the Option Consideration, and (C) the holders of Company Warrants to receive consideration as set forth in Section 1.9, in the case of each of clauses (A) through (C), in accordance with ARTICLE I; (ii) if the Closing occurs, the rights of the Indemnified Persons in accordance with Section 5.5; and (iii) the limitations on liability of the Company Related Parties and Parent Related Parties set forth in Section 7.2(b) and Section 7.3(e).

Section 8.8            Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the day following the date of transmission; provided, that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Company):

Sun Pharmaceutical Industries, Inc.
Attn:       Erik Zwicker

Senior Vice President, General Counsel
Email:     [*]

with a copy to (which shall not constitute notice):

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W Madison St., Suite 3900
Chicago, IL 60606
Attn:     Bill Fay
Email:   [*]

if to the Company (prior to the Effective Time):

Checkpoint Therapeutics, Inc.
Attn:  James F. Oliviero

   President and Chief Executive Officer

Email: [*]

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attn:    Kevin Cooper; Bill Roegge

Email: [*]

and

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street

Wilmington, Delaware 19801

Attn: Eric S. Klinger-Wilensky

Email: [*]

and

Alston & Bird LLP

90 Park Avenue

New York, NY 10016

(212) 210-9400

Attn: Matthew W. Mamak; Brett Jaffe; Tim Fitzmaurice

Email: [*]

Section 8.9            Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Legal Requirements.

Section 8.10          Obligation of Parent. Parent shall ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

Section 8.11       Transfer Taxes. Except as expressly provided in Section 1.6(d), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the Transactions shall be paid by Parent when due. Parent shall file all Tax Returns and other documentation required to be filed with respect to such Taxes and fees. The parties shall use commercially reasonable efforts to reduce any Transfer Taxes to the extent permitted by applicable Legal Requirements.

Section 8.12          Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.

(b)            Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, the Parties agree that any rule of construction to the effect that ambiguities or questions of intent or interpretation are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authority of any of the provisions of this Agreement.

(c)            As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, the term “or” is not exclusive and shall mean “and/or.” As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.”

(d)            Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e)            Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f)            References to “made available” shall mean that such documents or information referenced (i) were delivered to the Company, Parent, Merger Sub or their respective Representatives, as applicable, prior to the execution and delivery of this Agreement; (ii) were contained in the Company’s electronic data room maintained by Firmex by no later than 5:00 p.m. Eastern Time on the date prior to the execution and delivery of this Agreement; or (iii) were publicly available, without redactions, on the EDGAR website prior to the date of this Agreement.

(g)            References to any specific Legal Requirement or to any provision of any Legal Requirement includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Legal Requirement will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date.

(h)            References to “ordinary course of business” means the ordinary course of operations of the Company, provided that any action taken, or omitted to be taken, and any adjustments and modifications thereto taken in response to or as a result of implementation of any Pandemic Measures or to the extent reasonably necessary to protect the health and safety of the Company’s employees in respect of the conduct of the Company’s business in response to a Contagion Event shall be deemed to be “ordinary course” and in the “ordinary course of business.”

(i)            References to “$” or “dollars” refer to United States dollars unless otherwise noted.

(j)            The table of contents and headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

Checkpoint Therapeutics, Inc.

By:	/s/ James F. Oliviero
Name:	James F. Oliviero
Title:	President and Chief Executive Officer

Sun Pharmaceutical Industries, Inc.

By:	/s/ Abhay Gandhi
Name:	Abhay Gandhi
Title:	Chief Executive Officer & President

Snoopy Merger Sub, Inc.

By:	/s/ Abhay Ghandi
Name:	Abhay Gandhi
Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certain Definitions

For purposes of this Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 4.3(a).

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group,” (as defined in Section 13(d) of the Exchange Act) relating to, in a single transaction or series of related transactions, any direct or indirect (a) acquisition, lease or exclusive license of assets of the Company equal to more than 20% of the Company’s consolidated assets or to which more than 20% of the Company’s consolidated revenues or earnings are attributable, (b) issuance by the Company or acquisition of more than 20% of the outstanding Shares, (c) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than 20% of the outstanding Shares or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that, if consummated, would result in any Person or group beneficially owning more than 20% of the outstanding Shares of the resulting direct or indirect parent of the Company or the surviving Entity in such transaction, in each case of the foregoing clauses (a) through (d), other than the Transactions.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, or any applicable Legal Requirements of similar effect.

“Antitrust Laws” shall mean the Sherman Act of 1890, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914, state antitrust laws, and all other applicable Legal Requirements (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly and all Legal Requirements and orders issued by a Governmental Body relating to foreign investment or national security.

“Armistice” shall mean Armistice Capital Master Fund Ltd.

“Balance Sheet” shall have the meaning set forth in Section 2.6.

“Bankruptcy and Equity Exceptions” shall have the meaning set forth in Section 2.9(b).

“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

“BSE” shall mean the Bombay Stock Exchange.

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York or in India are authorized or required by Legal Requirements to be closed.

“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on March 3, 2015, as amended.

“Certificates” shall have the meaning set forth in Section 1.6(b).

“Change in Circumstance” shall mean any material event, fact, occurrence or development or material change in circumstances with respect to the Company that (a) was not known to the Special Committee as of the date of this Agreement (or if known to the Special Committee as of the date of this Agreement, the consequences of which were not known to or reasonably foreseeable by the Special Committee as of the date of this Agreement) and (b) does not relate to any Acquisition Proposal; provided, however, that no such event, fact, occurrence, development or change shall be considered a Change in Circumstance to the extent it consists of or results from (x) the announcement, pendency and consummation of any Transaction Document or any Transaction, including any action required to be taken or to be refrained from being taken pursuant thereto (including pursuant to Section 4.2), (y) the meeting or exceeding of any internal or analysts’ expectations or projections, or (z) any changes or lack thereof after the date hereof in the market price or trading volume of the Common Stock (it being understood that, with respect to clauses (y) and (z), the underlying facts or occurrences giving rise to such meeting or exceeding of expectations or projections or such changes or lack thereof in market price or trading volume may be taken into account in determining whether there has been a Change in Circumstance, to the extent not otherwise excluded from this definition).

“Chosen Courts” shall have the meaning set forth in Section 8.5(a).

“Class A Common Stock” shall mean Class A common stock, par value $0.0001 per share, of the Company.

“Closing” shall have the meaning set forth in Section 1.3(a).

“Closing Date” shall have the meaning set forth in Section 1.3(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Cash Amount” shall have the meaning set forth in Section 1.5(a)(iii).

“Common CVR Amount” shall have the meaning set forth in Section 1.5(a)(iii).

“Common Stock” shall mean common stock, par value $0.0001 per share, of the Company (excluding the Class A Common Stock).

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Acquisition Agreement” shall have the meaning set forth in Section 4.3(b).

“Company Adverse Change Recommendation” shall have the meaning set forth in Section 5.1(a).

“Company Associate” shall mean each officer or other employee, or individual who is an individual independent contractor, consultant, director or other service provider of the Company.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Board Advisor” shall have the meaning set forth in Section 2.23(a).

“Company Board Recommendation” shall have the meaning set forth in the Recitals.

“Company Breach Notice Period” shall have the meaning set forth in Section 7.1(e).

“Company Common Stock” shall mean the Class A Common Stock and the Common Stock.

“Company Contract” shall mean any Contract to which the Company is a party or otherwise legally bound.

“Company Defense Parties” shall have the meaning set forth in Section 5.6.

“Company Disclosure Documents” shall have the meaning set forth in Section 2.4(h).

“Company Disclosure Letter” shall mean the disclosure letter that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

“Company Incentive Plan” shall mean the Company’s Amended and Restated 2015 Incentive Plan, as amended.

“Company Insurance Policies” shall have the meaning set forth in Section 2.17.

“Company IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by the Company.

“Company Options” shall mean all options to purchase Shares (whether granted by the Company pursuant to the Company Incentive Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Product” shall mean each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company, including, for the avoidance of doubt, cosibelimab.

“Company Related Parties” shall have the meaning set forth in Section 7.3(e)(i).

“Company Required Vote” shall mean (a) the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock beneficially owned, directly or indirectly, by the Unaffiliated Company Stockholders and (b) the affirmative vote of the holders of a majority in voting power of the outstanding Company Common Stock, in the case of each of clause (a) and (b), in favor of the adoption of this Agreement.

“Company Restricted Shares” shall mean compensatory restricted shares of Company Common Stock.

“Company SEC Documents” shall have the meaning set forth in Section 2.4(a).

“Company Stock Awards” shall mean all Company Options and Company Restricted Shares.

“Company Stockholder” shall mean a holder of Company Common Stock.

“Company Stockholder Meeting” shall have the meaning set forth in Section 5.2(a).

“Company Termination Fee” shall mean an amount in cash equal to $12,500,000.

“Company Warrant” shall mean each warrant to purchase Shares.

“Confidentiality Agreement” shall have the meaning set forth in Section 4.1.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contagion Event” shall mean the outbreak and ongoing effects of a contagious disease, epidemic or pandemic.

“Continuing Employee” shall have the meaning set forth in Section 5.4.

“Contract” shall mean any legally binding agreement, contract, subcontract, lease, instrument, bond, debenture, note, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

“Current Premium” shall have the meaning set forth in Section 5.5(c).

“CVR” shall have the meaning set forth in Section 1.5(a)(iii).

“CVR Agreement” shall have the meaning set forth in the Recitals.

“Determination Notice” shall have the meaning set forth in Section 5.1(b)(i).

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Dissenting Shares” shall have the meaning set forth in Section 1.7.

“DOJ” shall mean the U.S. Department of Justice Antitrust Division.

“DTC” shall mean The Depository Trust Company.

“Effective Time” shall have the meaning set forth in Section 1.3(b).

“Employee Plan” shall mean any salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, employment, independent contractor, severance or change in control, Tax “gross-up,” “make-whole” or indemnification, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan, or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company or any other Person for the benefit of any current or former employee or other natural-person service provider of the Company or with respect to which the Company has any liability, excluding compensation and benefit plans, programs and arrangements that are sponsored or maintained by a Governmental Body.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided, that “Encumbrance” shall not include any non-exclusive license of Intellectual Property Rights.

“Enforcement Expenses” shall have the meaning set forth in Section 7.3(d).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirements relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“FDA” is defined in Section 2.11(b).

“Fortress” shall have the meaning set forth in the Recitals.

“Fraud” shall mean actual and intentional fraud under the laws of the State of Delaware by a Party in any representation or warranty by such Party in this Agreement or any other Transaction Document.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall have the meaning set forth in Section 2.4(b).

“Governmental Authorization” shall mean any (a) permit, license, certificate, franchise, permission, variance, clearance, exemption, approval, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any applicable (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature and any court, arbitrator or other tribunal.

“Governmental Program” shall mean any “Governmental Program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicaid, CHAMPVA, TRICARE, the United States Department of Veteran Affairs, and all other health care reimbursement programs funded and/or regulated by any Governmental Body.

“Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste, and per- and poly-fluoroalkyl substances.

“Healthcare Laws” shall mean any and all federal, state, local, or foreign Legal Requirements applicable to the Company related to the nonclinical and clinical research, investigation, development, design, manufacturing, packaging, labeling, marketing, advertising, promotion, import, export, testing, sale, sampling, distribution, use, and commercialization of healthcare products (and components thereof), including the following and any amendments thereto: the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq; the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusions Law, 42 U.S.C. § 1320a-7; Legal Requirements governing the protection of human research subjects; 15 U.S.C. §§ 41-58; the Controlled Substances Act, 21 U.S.C. § 801 et seq., Legal Requirements governing the manufacture, possession, and distribution of controlled substances; and state board of pharmacy Legal Requirements.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall mean, with respect to the Company (a) all indebtedness for borrowed money (including the issuance of any debt security) to any Person, (b) all obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) all obligations in respect of letters of credit (to the extent drawn) and bankers’ acceptances (other than letters of credit used as security for leases) to the extent drawn upon by the counterparty thereto or (d) any guaranty of any such obligations described in clauses (a) through (c) of any Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

“Indemnified Persons” shall have the meaning set forth in Section 5.5(a).

“Indemnifying Parties” shall have the meaning set forth in Section 5.5(b).

“Intellectual Property Rights” shall mean and includes all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, data (including medical, clinical, regulatory, chemistry manufacturing and controls (CMC), research and development, and quality data), laboratory notebooks (including any laboratory data referenced therein), regulatory and non-regulatory research and development reports, regulatory filings (including drafts, supporting materials, information on facilities, processes, and materials used in manufacturing, processing, packaging, storing, and distribution), databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, cells, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; and (f) all registrations, renewals, extensions, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“Interim Loans” shall have the meaning set forth in Section 5.14.

“IRS” shall mean the Internal Revenue Service.

“knowledge” shall mean (a) with respect to the Company, the actual knowledge of the individuals listed in Part A of the Company Disclosure Letter, in each case after due inquiry of such individual’s direct reports with responsibility for the applicable matter and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed in Part A of the Parent Disclosure Letter.

“Leased Real Property” shall have the meaning set forth in Section 2.7.

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NYSE, Nasdaq, BSE or NSE).

“Legal Restraint” shall have the meaning set forth in Section 6.1(c).

“Match Period” shall have the meaning set forth in Section 5.1(b)(i).

“Material Adverse Effect” shall mean any fact, event, occurrence, effect, change, development or circumstance (each, an “Effect”) that has, or would reasonably be expect to have, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company; provided, however, that, none of the following, and no Effect to the extent arising out of, relating to or resulting from the following, either alone or in combination, shall be deemed in and of themselves to constitute, or shall be taken into account in determining whether there is, or would reasonably be expected to have, a Material Adverse Effect: (i) any change in the market price, credit rating or trading volume of the Company’s stock or other securities or any change affecting the ratings or the ratings outlook for the Company (provided that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (ii) any Effect arising out of or relating to the announcement (including any pre-signing media reports relating to the Merger not attributable to the Company or any of its Affiliates or their respective Representatives, in either case, acting at its direction), execution, pendency or performance of this Agreement and the Transactions, including (A) any action taken (or not taken) by the Company that is required to be taken (or not taken) pursuant to this Agreement, or is consented to by Parent (including the failure of the Company to take any action which it is prohibited from taking under Section 4.2(b) of this Agreement if the Company seeks Parent’s consent to take such action and Parent unreasonably fails to grant such consent), (B) any action taken by Parent or its Affiliates to obtain any Consent from any Governmental Body to the consummation of the Merger, and, in each case, the result of any such actions, (C) any claim or Legal Proceeding (including one brought by Company Stockholders or holder of Company Warrants) arising out of or related to this Agreement, the other Transaction Documents or the Transactions or any other strategic alternative considered by the Company, (D) any change in customer, supplier, distributor, employee, financing source, stockholder, regulatory, partner or similar relationships of the Company resulting from any of the matters described in this clause (ii) or (E) any Effect that arises out of or relates to the identity of, or any facts or circumstances relating to, Parent or any of its Affiliates (provided that the exception referenced in this clause (ii) shall not apply when the term “Material Adverse Effect” is used in any representation or warranty that specifically references the consequences of the execution, delivery or announcement of this Agreement, or the pendency or consummation of the Transactions); (iii) any Effect affecting general conditions in any industry in which the Company operates; (iv) economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States or any other country or region; (v) any Effect arising directly or indirectly from or otherwise relating to changes in interest rates, inflation rates or fluctuations in the value of any currency; (vi) any act of terrorism, war, civil unrest, national or international calamity, cyber-attack, weather, earthquakes, hurricanes, tornados, natural disasters, climatic conditions, pandemic or epidemic (including any Contagion Event) or any other similar event (and any escalation or worsening of any of the foregoing); (vii) any failure by the Company to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying factors contributing to any such failure shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (viii) any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirements (including any Pandemic Measures) or GAAP, or interpretations of any Legal Requirements or GAAP; (ix) any Effect arising from any requirements imposed by any Governmental Body as a condition to obtaining approval or expiration of any waiting period under the HSR Act or other Antitrust Laws with respect to the Transactions, including the Merger; (x) the availability of or cost of equity, debt or other financing to Parent or Merger Sub; (xi) any determination by, or delay of a determination by, the FDA or any other comparable Governmental Body, or any panel, or advisory body empowered or appointed thereby, or any indication that any such entity, panel, or body will make any determination or delay in making any determination, with respect to any applications, approvals or clearances relating to the Company’s non-approved product candidates or Company’s competitors’ or potential competitors’ product candidates, products, or programs; (xii) any results, outcomes, data, indications, adverse events, side effects or safety observations arising from preclinical trials, clinical trials and/or testing, including any requirement to conduct further clinical studies or tests or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of any new side effects, adverse events or safety observations, in each case under this clause (xiii) relating to the Company’s non-approved product candidates or the Company’s competitors’ or potential competitors’ product candidates, products, or programs; (xiv) the results of, or any data derived from, any preclinical or clinical testing being conducted by or on behalf of any actual or potential competitor of the Company or any announcements thereof; or (xv) any decision or action by any Governmental Body (or other payor) with respect to pricing or reimbursement; provided, further that any Effect referred to in the foregoing clauses (iii), (iv), (v), (vi) (other than with respect to any Contagion Event) or (viii) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Effect has a materially disproportionate adverse impact on the Company, as compared to other similarly situated participants in the industries in which the Company operates (in which case any such incremental disproportionate adverse impact (and only such incremental disproportionate adverse impact) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect).

“Material Contract” shall have the meaning set forth in Section 2.9(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.5(a)(iii).

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

“Nasdaq” shall mean The Nasdaq Capital Market.

“NSE” shall mean the National Stock Exchange of India Limited.

“NYSE” shall mean The New York Stock Exchange.

“Option Consideration” shall have the meaning set forth in Section 1.8(a).

“Pandemic Measures” shall mean any workforce reduction, social distancing measure, office closure or safety measure adopted in response to any Legal Requirement, directive, guideline or recommendation promulgated by any Governmental Body, including the Centers for Disease Control and Prevention, in each case, arising out of, or otherwise related to any Contagion Event.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Disclosure Letter” shall mean the disclosure letter that has been prepared by Parent in accordance with the requirements of this Agreement and that has been delivered by Parent to the Company on the date of this Agreement.

“Parent Breach Notice Period” shall have the meaning set forth in Section 7.1(g).

“Parent Material Adverse Effect” shall mean any Effect that, individually or in the aggregate with one or more other Effects, prevents, materially delays or materially impairs the ability of Parent or Merger Sub to consummate the Transactions or perform its obligations under this Agreements or the other Transaction Documents to which Parent is party.

“Parent Related Parties” shall have the meaning set forth in Section 7.3(e)(i).

“Parties” shall mean Parent, Merger Sub and the Company.

“Paying Agent” shall have the meaning set forth in Section 1.6(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 1.6(a).

“Payment Fund” shall have the meaning set forth in Section 1.6(a).

“Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes not yet delinquent or that is being contested in good faith by appropriate proceedings, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any license of intellectual property, (d) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Company, (e) any nonexclusive license of Intellectual Property Rights, (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report and (g) any other Encumbrance that does not materially impair the value or current use of any asset of the Company.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” means information in the Company’s possession, custody, or control that constitutes “personal data,” “personal information,” “personally identifiable information,” or similar term as defined by applicable Legal Requirements.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Privacy Laws” means each applicable Legal Requirement governing the protection, privacy, and security of Personal Data.

“Privacy Policy” or “Privacy Policies” means the Company’s published, public-facing “privacy policy,” “privacy notice,” “privacy statement,” or similarly titled document that governs the privacy of Personal Data.

“Process” or “Processing” means the use, collection, processing, storage, recording, adaption, alteration, transfer, disclosure, or dissemination of Personal Data.

“Proxy Statement” shall have the meaning set forth in Section 5.2(a).

“Reference Date” shall mean the last business day prior to the date of this Agreement.

“Registered IP” shall mean all patents, registered copyrights, registered trademarks, service marks and trade dress, and all applications for any of the foregoing, in each case, that are registered or issued under the authority of any Governmental Body.

“Regulatory Authority” shall mean any Governmental Body with authority over the quality, identity, strength, purity, safety, efficacy, research, development, testing, investigation, manufacture, packaging, labeling, storage, distribution, advertising, marketing, import, export, sale, payment or reimbursement of any product that the Company manufactures or is developing, or as to which the Company provides any service.

“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” shall mean, with respect to a Person, the officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives of such Person.

“Rights Agent” shall have the meaning set forth in the Recitals.

“Royalty Agreement” shall have the meaning set forth in the Recitals.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Incident” means a security breach or intrusion into the Company’s computer networks that results in the material unauthorized access to, or material disclosure, use or modification of, Personal Data, as to which Privacy Laws require notification to individuals whose Personal Data was affected.

“Shares” shall mean shares of Common Stock and Class A Common Stock.

“Special Committee” shall have the meaning set forth in the Recitals.

“Special Committee Advisor” shall have the meaning set forth in Section 2.23.

“Special Committee Recommendation” shall have the meaning set forth in the Recitals.

“Specified Warrant” shall mean that certain warrant to purchase 5,853,659 shares of Common Stock, by and between the Company and Armistice , dated as of July 2, 2024.

“Standard Licenses” means (a) nonexclusive licenses granted in connection with the products and services of the Company in the ordinary course of business; (b) non-exclusive licenses to the Company for standard, generally commercially available, “off-the-shelf” third-party products; (c) licenses to software and materials licensed as open-source, public-source or freeware; (d) any incidental licenses granted to a service provider in support of the services provided to the Company; and (e) licenses granted pursuant to terms substantially consistent with the Company’s standard form Contracts as made available to Parent.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association, joint venture, limited liability company or other entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors (or managers) or similar governing body of such entity, or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or otherwise has the power to direct or cause the direction of the management or policies thereof.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in its good faith judgment (a) is reasonably capable of being completed, taking into account all legal, regulatory, financing and other aspects of the proposal that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee deems relevant and the Person making the proposal, and (b) if consummated, would result in a transaction more favorable to the Unaffiliated Company Stockholders (solely in their capacities as such) from a financial point of view than the Transactions; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Support Agreement” shall have the meaning set forth in the Recitals.

“Surviving Corporation” shall have the meaning set forth in the Recitals.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any U.S. federal, state, local or non-U.S. income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax, alternative or added minimum tax, windfall profits tax, or any other taxes, fees, levies, imposts, customs, duties or other assessments, together with any interest, penalty or addition thereto, whether disputed or not, in each case imposed by any Governmental Body.

“Tax Return” shall mean any return, report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including, in each case, any attached schedules) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” shall have the meaning set forth in Section 7.1(c).

“Third-Party Payor Program” shall mean such private, non-governmental healthcare programs, including to any private insurance program.

“Transaction Documents” shall mean this Agreement, the Royalty Agreement, the CVR Agreement, the Support Agreement, the Transition Services Agreement, the Paying Agent Agreement, and the Warrant Amendment.

“Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.

“Transition Services Agreement” shall have the meaning set forth in the Recitals.

“Treasury Regulations” shall mean the regulations promulgated under the Code.

“Unaffiliated Company Stockholders” shall mean shall mean the Company Stockholders, excluding (a) Fortress and its controlled Affiliates (other than the Company), (b) the members of the Company Board (and their controlled Affiliates, if any) and (c) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

“Unvested Company Restricted Shares” shall have the meaning set forth in Section 2.3(c)

“Warrant Amendment” shall mean the letter agreement, dated as of the date hereof, between the Company and Armistice.

“Warrant Consideration” shall have the meaning set forth in Section 1.9(a).

“Warrant Holder” shall mean a holder of Company Warrants.

“Warrant Notice” shall have the meaning set forth in Section 5.11.

“Willful Breach” means a material breach of this Agreement that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would reasonably be expected to result in or constitute a breach of this Agreement.

Exhibit B

Form of CVR Agreement

[See Attached]

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2025 (this “Agreement”), is entered into by and among Sun Pharmaceutical Industries, Inc., a Delaware corporation (“Parent”), and [●] (the “Rights Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Checkpoint Therapeutics, Inc., a Delaware corporation (the “Company”), Parent and Snoopy Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of March 9, 2025 (as amended, amended and restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, in accordance with the DGCL and on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide (a) the holders of Shares (other than holders of Dissenting Shares) that are outstanding as of immediately prior to the Effective Time, (b) holders of Company Options with a per share exercise price less than the Common Cash Amount and holders of Unvested Company Restricted Shares, in each case, that are outstanding as of immediately prior to the Effective Time (such Company Options and Unvested Company Restricted Shares collectively, the “Covered Equity Awards”) and (c) holders of Covered Company Warrants, in the case of each of clauses (a) through (c), the right to receive a contingent cash payment as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.	DEFINITIONS

1.1            Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least 50% of the outstanding CVRs as set forth on the CVR Register (it being understood that to the extent such Holders are nominees, they may be directed by the beneficial owners of such CVRs).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Alternate Milestone” means the receipt by Parent, any of its Affiliates (including Company) or any of its or their Sublicensees of Regulatory Approval for the Product in any country in the European 5.

“Assignee” has the meaning set forth in Section 6.3.

“Change of Control” means (i) a sale or other disposition of 50% or more of the assets of Parent on a consolidated basis (other than to any direct or indirect wholly owned Subsidiary of Sun Pharmaceutical Industries Ltd., an entity organized under the laws of India), and (ii) a merger or consolidation involving Parent in which Parent is not the surviving entity.

“Covered Company Warrant” means any Company Warrant that is duly exercised (including any “cashless exercise” in accordance with the Merger Agreement) by the holder thereof in accordance with the terms of such Company Warrant following the Closing in exchange for, in respect of each share of Company Common Stock underlying such Company Warrant as of immediately prior to the Closing, the applicable consideration provided under Section 1.9(b)(i) or (b)(ii) of the Merger Agreement.

“Covered Equity Award CVR” means a CVR that was issued in respect of a Covered Equity Award pursuant to the Merger Agreement.

“Covered Equity Award Milestone Payment” means the applicable Milestone Payment, if any, that becomes payable in respect of any Covered Equity Award CVR.

“Covered Equity Awards” has the meaning set forth in the Recitals.

“CVR” means one (1) contractual contingent value right representing the right to receive the applicable Milestone Payment pursuant to, and subject to the conditions set forth in, this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Commercially Reasonable Efforts” means, with respect to a particular task or obligation, the level of efforts and resources required to carry out such task in a diligent and sustained manner without undue interruption, pause or delay, which level is at least consistent with the level of efforts and resources that a pharmaceutical company of comparable size and resources as those of Parent and its Affiliates (taken as a whole) would devote to a product at a similar stage of development with similar economic potential as the Product (“Relevant Product”), taking into consideration the relevant technical, commercial, competitive (including with respect to other products in the marketplace or in development), regulatory (including any requirements for, and costs of, trials or studies), proprietary position (including with respect to patent or regulatory exclusivity), legal, scientific, medical, safety and efficacy, product profile, profitability (including pricing, costs, royalty or similar obligations, and reimbursement reasonably expected to be received), intellectual property coverage, labeling and other relevant factors that a pharmaceutical company of comparable size and resources as those of Parent and its Affiliates would normally take into account with respect to a Relevant Product that it owns in determining what level of efforts and resources to devote to such task or obligation, it being understood and agreed that each of the foregoing factors may change from time to time.

“Company Warrant” means a warrant to acquire shares of Company capital stock that remains outstanding and unexercised as of immediately following the Closing.

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” shall have the meaning given to it in the Merger Agreement.

“EMA” means the European Medicines Agency or any successor agency thereto.

“Europe” means (a) the member states of the European Union as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and that certain portion of Cyprus included in such organization (the “European Union”), (b) the United Kingdom, (c) Switzerland, (d) any member country of the European Economic Area that is not otherwise a member of the European Union, and (e) any country not otherwise included in clauses (a), (b), (c) or (d) that participates in the centralized approval procedure or unified filing system under the auspices of the EMA.

“European 5” means any of Germany, France, Italy, Spain and the United Kingdom.

“European Commission” means the authority within the European Union that, inter alia, has the legal authority to grant approval to MAAs based on input received from the EMA.

“Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

“Holder” means, with respect to any CVR, the Person in whose name such CVR is registered in the CVR Register at the applicable time.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NYSE or Nasdaq).

“Locust Walk” means and Locust Walk Partners, LLC.

“Locust Walk Engagement Letter” means, collectively, that certain engagement letter, dated as of April 2, 2021 by and between the Company and Locust Walk Partners, LLC as well as the Statement of Work No.1, dated as of April 2, 2021, and as amended on December 11, 2024, by and between the Company and Locust Walk Partners, LLC.

“MAA” means a marketing authorization application or equivalent application filed with the applicable Regulatory Authority in any country or jurisdiction, including, with respect to the European Union any such application filed with the EMA pursuant to the centralized approval procedure. For clarity, an MAA does not include any application for pricing or reimbursement approval.

“Milestone” means the first to occur of (i) achievement of the Primary Milestone or (ii) achievement of the Alternate Milestone.

“Milestone Deadline Date” means the date that is thirty-six (36) months after the date on which an MAA for the Product receives a positive validation outcome by the EMA.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means, with respect to each CVR, a contingent payment equal to (i) $0.70, without interest, if the Milestone is first achieved on or prior to the date that is twelve (12) months prior to the Milestone Deadline Date and the applicable Regulatory Approval provides for a dosing schedule of once every three weeks (Q3W), (ii) $0.45, without interest, if the Milestone is first achieved on or prior to the date that is twelve (12) months prior to the Milestone Deadline Date and the applicable Regulatory Approval provides for a dosing schedule that is more frequent than once every three weeks (Q3W), (iii) $0.45, without interest, if the Milestone is first achieved after the date that is twelve (12) months prior to the Milestone Deadline Date but on or prior to the Milestone Deadline Date, and the applicable Regulatory Approval provides for a dosing schedule of once every three weeks (Q3W), or (iv) $0.20, without interest, if the Milestone is first achieved after the date that is twelve (12) months prior to the Milestone Deadline Date but on or prior to the Milestone Deadline Date, and the applicable Regulatory Approval provides for a dosing schedule that is more frequent than once every three weeks (Q3W).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, controller or secretary in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy or by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (b) pursuant to a court order, (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; (e) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable or (f) as provided in Section 2.6.

“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision (in each case whether or not having separate legal personality).

“Primary Milestone” means the receipt by Parent, any of its Affiliates (including Company) or any of its or their Sublicensees of Regulatory Approval for the Product in the European Union (and not, for the avoidance of doubt, in any individual country in Europe) pursuant to the centralized approval procedure.

“Product” means cosibelimab (formerly referred to as CK-301), which is an anti-PD-L1 monoclonal antibody.

“Progress Report” has the meaning set forth in Section 4.6.

“Qualified Pharmaceutical Company” means a Person that, together with its Affiliates, has sufficient capabilities and experience in the development, manufacture, distribution and commercialization of pharmaceutical products as well as the financial resources to achieve the Milestone.

“Regulatory Approval” means with respect to any country or jurisdiction, the receipt of all approvals (other than pricing or reimbursement approval(s)) from the applicable Regulatory Authorities necessary to market and sell the Product in such country or jurisdiction, including, in the case of the Primary Milestone, approval by the European Commission of an MAA filed with the EMA pursuant to the centralized approval procedure.

“Regulatory Authority” means any applicable Governmental Body responsible for granting the Regulatory Approval (or any portion thereof) for the Product, including (a) the EMA and the European Commission and (b) any corresponding national or regional Governmental Bodies.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Sublicensee” shall mean an authorized or permitted licensee or sublicensee of rights to the Product.

1.2            Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (c) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (d) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (e) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (f) a reference to any specific applicable Legal Requirement or to any provision of any applicable Legal Requirement includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (g) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented; (h) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any applicable Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; and (i) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

2.	CONTINGENT VALUE RIGHTS

2.1            CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement and the Merger Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof and supplemented by Parent by written notice to the Rights Agent from time to time after the date hereof, including upon the issuance of additional CVRs in respect of Covered Company Warrants.

2.2            Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be null and void ab initio and of no effect.

2.3            No Certificate; Registration; Registration of Transfer; Change of Address.

(a)            The CVRs shall not be evidenced by a certificate or other instrument.

(b)            The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVR Register will initially include one position for Cede & Co. representing all of the CVRs that are issued to the holders of Shares held by DTC on behalf of the street name holders of the Shares. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of the Shares by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of CVRs to be issued in respect of Covered Equity Awards pursuant to the Merger Agreement, such CVRs shall initially be registered in the name and address of the holder of such Covered Equity Awards as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of shares of Company Common Stock subject to such Covered Equity Awards cancelled in connection with the Merger. In the case of CVRs to be issued in respect of Covered Company Warrants, such CVRs shall initially be registered in the name and address of the Holder of such Covered Company Warrants as set forth in the relevant exercise notice or, to the extent not specified therein, as set forth in the Company’s books and records, and in a denomination equal to the number of shares of Company Common Stock subject to such Covered Company Warrants immediately following the Effective Time.

(c)            Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2) register the transfer of the CVR in the CVR Register and notify Parent of the same. No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other similar Tax or charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register.

(d)            Holders of CVRs representing at least 5% of the outstanding CVRs may make a written request to Parent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register, so long as such request is made in good faith to facilitate the exercise of the rights of such Holder hereunder. The written request must be duly executed by such Holders and set forth a reasonable explanation of the reason for such request. Within ten (10) business days following the receipt by Parent of such request, Parent shall make a written request to the Rights Agent for such information, which request shall specify the name of the requesting Holders. Upon receipt of such written request from Parent, the Rights Agent shall promptly deliver a copy of such list to the requesting Holders at the addresses for such Holders in the CVR Register.

(e)            A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly record the change of address in the CVR Register.

2.4            Payment Procedures.

(a)            Subject to the remainder of this Section 2.4(a), if the Milestone is achieved prior to the Milestone Deadline Date, Parent shall, within thirty (30) business days of the achievement of the Milestone, deliver to the Rights Agent a notice in writing (a “Milestone Notice”) indicating the achievement of the Milestone and that the Holders are entitled to receive the applicable Milestone Payment or Covered Equity Award Milestone Payment.

(b)            The Rights Agent shall promptly, and in any event within ten (10) business days of receipt of funds from Parent as required pursuant to Section 4.2, (i) send each Holder at its registered address (or, in the case of Cede & Co., pursuant to the applicable procedures of DTC) a copy of such Milestone Notice and (ii) pay to each Holder, subject to receipt of cash from Parent in accordance with Section 4.2 and any letter of instruction reasonably required by the Rights Agent, an amount equal to the product of (x) the applicable Milestone Payment and (y) the number of CVRs (excluding Covered Equity Award CVRs, which are addressed by the next sentence) held by such Holder, which payment shall be made (x) by check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. New York City time on the date of the Milestone Notice, (y) with respect to any such Holder that is due an amount in excess of $5,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instructions or (z) with respect to Cede & Co., by wire transfer of immediately available funds pursuant to the applicable procedures of DTC. Notwithstanding the foregoing, with respect to any Covered Equity Award Milestone Payment, Parent shall or shall cause one of its Subsidiaries as an agent on its behalf to (A) promptly following the achievement of the Milestone, notify the Rights Agent in writing of the Covered Equity Award Milestone Payments and (B) prior to or substantially concurrently with the payment of the Milestone Payments by the Rights Agent under this Section 2.4(b), pay to each Holder of Covered Equity Award CVRs, through Parent’s applicable payroll system, an amount equal to the product of (x) the applicable Covered Equity Award Milestone Payment and (y) the number of Covered Equity Award CVRs held by such Holder, provided that such payments shall be made no later than sixty (60) days following the achievement of the Milestone.

(c)            If any funds delivered to the Rights Agent for payment to Holders as Milestone Payments remain undistributed to the Holders on the date that is one (1) year after the date of the Milestone Notice, Parent shall be entitled to require the Rights Agent to deliver to Parent or its designee any funds which had been made available to the Rights Agent in connection with such Milestone Payments and not disbursed to the Holders (including, all interest and other income received by the Rights Agent in respect of all funds made available to it), and, thereafter, such Holders shall be entitled to look to Parent for the payment in respect of such Holder’s CVRs (subject to abandoned property, escheat and other similar applicable Legal Requirements) only as general creditors thereof with respect to the Milestone Payments that may be payable.

(d)            Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any Milestone Payments delivered to a public official pursuant to any abandoned property, escheat or other similar applicable Legal Requirements. Any amounts remaining unclaimed by such Holders at such time at which such amounts would otherwise escheat to or become property of any Regulatory Authority shall become, to the extent permitted by applicable Legal Requirements, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(e)            If the Milestone is not achieved prior to the Milestone Deadline Date, Parent shall, within thirty (30) days of the Milestone Deadline Date, deliver to the Rights Agent a notice in writing (a “Milestone Non-Achievement Notice”) indicating that the Milestone has not been timely achieved. The Rights Agent shall promptly, and in any event within ten (10) business days of receipt, deliver a copy of such Milestone Non-Achievement Notice to the Holders. The Rights Agent will deliver to Parent a certificate certifying the date of delivery of such Milestone Non-Achievement Notice to the Holders.

(f)            Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest under Section 483 of the Internal Revenue Code of 1986, as amended (the “Code”), the parties hereto intend, for U.S. federal and applicable state and local income Tax purposes, to treat (i) Milestone Payments in respect of the CVRs (other than Covered Equity Award CVRs), and not the receipt of the CVRs, as additional consideration for the Shares (subject to withholding Taxes to the extent required by applicable Legal Requirement) in the year in which the Milestone Payments are made, and (ii) Covered Equity Award Milestone Payments, and not the receipt of the Covered Equity Award CVRs, as compensation (subject to withholding Taxes to the extent required by applicable Legal Requirement) in the year in which the Covered Equity Award Milestone Payments are made, and the parties hereto shall not take any Tax position to the contrary, except as required by a determination within the meaning of Section 1313(a) of the Code.

2.5            No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)            The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b)            The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Affiliates.

(c)            Neither Parent nor its directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

2.6            Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of Parent’s Affiliates without consideration therefor. Parent shall notify the Rights Agent in writing of the abandonment by Holder of such CVR. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article 5 and Article 6. Parent shall notify the Rights Agent in writing of any such extinguishment of a CVR.

2.7            Withholding. Parent, its Affiliates, and the Company (as applicable) shall be entitled to deduct and withhold from the Milestone Payments or Covered Equity Award Milestone Payments (as applicable), such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment or delivery under applicable Legal Requirement. To the extent that amounts of Tax are so deducted and withheld, such deducted and withheld amounts (a) shall be remitted to the applicable taxing authority within the time limits imposed by applicable Legal Requirement and (b) shall be treated for all purposes of this Agreement and the Merger Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.	THE RIGHTS AGENT

3.1            Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful or intentional misconduct.

3.2            Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)            the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it, in good faith, to be genuine and to have been signed or presented by the proper party or parties;

(b)            whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)            the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by the Rights Agent hereunder in good faith and in reliance thereon;

(d)            in the event of litigation or other dispute resolution, the Rights Agent may engage and consult with regulatory experts, drug development experts and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(e)            the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(f)            the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(h)            the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(i)            Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending Rights Agent against any claim, charge, demand, suit or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(j)            the Rights Agent shall not be liable for consequential damages under any provision of this Agreement or for any special, indirect, consequential, or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) arising out of any act or failure to act hereunder;

(k)            Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement and the exercise and performance of its duties hereunder (other than personal property Taxes, corporate excise or privilege Taxes, property or license Taxes, Taxes relating to the Rights Agent’s personnel, Taxes imposed on or measured by the Rights Agent’s gross revenues, net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)); and

(l)            no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.3            Resignation and Removal; Appointment of Successor.

(a)            The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b)            If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the Acting Holders or incumbent Rights Agent may apply (if the Rights Agent so elects) to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)            Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures (in respect of CVRs registered in the name of Cede & Co. only) or by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) business days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be transmitted at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d)            Notwithstanding anything else in this Section 3.3, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of an international commercial bank.

(e)            The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

3.4            Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

4.	COVENANTS

4.1            List of Holders. Promptly following the Effective Time (including from time to time following the issuance of additional CVRs), Parent shall furnish or cause to be furnished to the Rights Agent, in a form reasonably satisfactory to the Rights Agent and received from the Paying Agent (and, in the case of the Holders who held Covered Equity Awards, received from the Company), the names and addresses of the Holders of such securities within thirty (30) days after the Effective Time, and, from time to time thereafter, the names and addresses of any Holders to be issued additional CVRs in respect of Covered Company Warrants.

4.2            Payment of Milestone Payments. If the Milestone has been achieved in accordance with this Agreement prior to the Milestone Deadline Date, Parent shall, promptly (but in any event no later than five (5) business days) following the delivery of a Milestone Notice, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payments to be made pursuant to the first sentence of Section 2.4(b).

4.3            Payment to Locust Walk. Concurrently with the payment of the Milestone Payments to all Holders, the Parent shall pay all amounts payable to Locust Walk under the terms of the Locust Walk Engagement Letter arising out of the payment of the Milestone Payments.

4.4            Books and Records. Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder.

4.5            Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

4.6            Progress Report. Within sixty (60) days of each June 30 and December 31 occurring after the date hereof and prior to the earlier of (a) the Milestone Deadline Date and (b) the achievement of the Milestone, Parent shall provide the Rights Agent with a written report setting forth in reasonable detail the status of the Milestone, including reasonable detail regarding the efforts Parent and its Affiliates are undertaking to achieve the Milestone (“Progress Report”). Promptly after the Rights Agent’s receipt of a given Progress Report, it shall cause such Progress Report to be delivered to the Holders. Within sixty (60) days after receipt of a given Progress Report, if the Rights Agent requests a meeting with representatives of Parent to discuss such Progress Report, then Parent shall make available for such a meeting at least one officer with operating responsibility for, and with appropriate expertise and knowledge of, the development and regulatory activities of the Product.

4.7            Commercially Reasonable Efforts.

(a)            Commencing upon the Closing Date and continuing until the earlier of (x) the Milestone Deadline Date and (y) the achievement of the Milestone, Parent shall, shall cause its controlled Affiliates (including the Company) to, and shall require its and their Sublicensees to, use Commercially Reasonable Efforts to (i) file an MAA for the Product with the EMA within twelve (12) months of the Closing Date or, to the extent any feedback or communications from, or expectations or requirements of, the EMA (including additional trial requirements) make it impracticable or inadvisable to file such MAA within such time period, as promptly thereafter as practicable, and (ii) achieve the Primary Milestone in its then-maximum value as promptly as practicable (including by using its Commercially Reasonable Efforts to timely file any appeals and cure any deficiencies identified in a relevant MAA by the relevant Regulatory Authority). Without limiting the foregoing, neither Parent nor any of its Affiliates (including the Company) shall act (or omit to act) in bad faith for the primary purpose of avoiding achievement of the Milestone or the payment of the Milestone Payment; provided, for the avoidance of doubt, that Parent has no obligation to initiate pursuit of, or to use Commercially Reasonable Efforts to achieve, the Alternate Milestone.

(b)            Parent shall not, and shall cause its Affiliates (including the Company) not to, sell, assign, transfer or exclusively license all or substantially all of their rights to research, develop, manufacture, commercialize and otherwise exploit the Product to a third party prior to the Milestone Deadline Date if the Milestone has not yet been achieved, unless, as a condition to such sale, assignment, transfer or exclusive license, (i) such third party expressly and unconditionally assumes and agrees to be bound, by an assumption agreement, duly executed and delivered to the Rights Agent, all obligations of Parent set forth in this Agreement with respect to the Milestone, including the obligation to pay the Milestone Payments if and when due hereunder and the obligations of Parent pursuant to Section 4.6(a), subject to and in accordance with the terms hereunder, and (ii) if such third party is not a Qualified Pharmaceutical Company, Parent shall remain liable for the performance all of its obligations under this Agreement to the extent such third party does not perform such obligations. Parent shall provide the Rights Agent and the Holders (or cause the Rights Agent to provide to the Holders) prompt written notice of any such sale, assignment, transfer or exclusive license and shall provide the Rights Agent with a duly executed copy of the assumption agreement executed by the applicable third party.

5.	AMENDMENTS

5.1            Amendments without Consent of Holders.

(a)            Without the consent of any Holders, Parent at any time and from time to time, may, and if so requested, the Rights Agent shall, enter into one or more amendments hereto, for any of the following purposes:

(i)            to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)           to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)          to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)           as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws or any laws outside the United States;

(v)           to evidence the assignment of this Agreement by Parent as provided in Section 6.3; or

(vi)          any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)            Without the consent of any Holders, Parent may, and if so requested the Rights Agent shall, at any time and from time to time, enter into one or more amendments thereto to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4 or to transfer CVRs to Parent pursuant to Section 2.6.

(c)            Promptly after the execution by Parent and/or the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall transmit or cause the Rights Agent to transmit a notice thereof through the facilities of DTC in accordance with DTC’s procedures (in respect of CVRs registered in the name of Cede & Co. only) or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.2            Amendments with Consent of Holders.

(a)            Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of any Holder), with the consent of the Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)            Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures (in respect of CVRs registered in the name of Cede & Co. only) or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3            Execution of Amendments. Prior to executing any amendment permitted by this Section 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, trusts or duties under this Agreement or otherwise.

5.4            Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

6.	OTHER PROVISIONS OF GENERAL APPLICATION

6.1            Notices to the Rights Agent and Parent. Any notice or other communication required or permitted to be delivered to Parent or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) two (2) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide or international overnight courier service, (c) immediately upon delivery by hand, or (d) on the date of receipt, if delivered by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto from the primary recipient thereof); provided, that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

If to the Rights Agent, to it at:

[●]

Attention:         [●]

Email:                [●]

With a copy to:

[●]

Attention:         [●]

Email:                [●]

If to Parent, to it at:

Sun Pharmaceutical Industries, Inc.

Attention:         Erik Zwicker

Email:                 [*]

With a copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

Attention:         Bill Fay

Email:                 [*]

The Rights Agent or Parent may specify a different address or email address by giving notice in accordance with this Section 6.1.

6.2            Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures (in respect of CVRs registered in the name of Cede & Co. only) or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice.

6.3            Parent Successors and Assigns. Subject to Section 4.6(b), Parent may not directly or indirectly assign any or all of its rights, interests or obligations hereunder to any person or entity without the prior written consent of the Acting Holders; provided, that Parent may assign, any or all of its rights, interests and obligations hereunder (a) in its sole discretion and without the consent of any other Person, to one or more direct or indirect wholly-owned Subsidiaries of Sun Pharmaceutical Industries Ltd., an entity organized under the laws of India (but only so long as they remain wholly-owned Subsidiaries of such entity) (provided that such assignment would not be adverse to the Holders), (b) to any Qualified Pharmaceutical Company in connection with any sale, assignment, transfer or exclusive license under Section 4.7(b) or (c) to any other person or entity with the prior written consent of the Acting Holders (each permitted assignee under clause (a), (b) or (c) and any subsequent assignee under the next sentence, an “Assignee”); provided, that the Assignee agrees in writing to assume and be bound by all of the terms and conditions of this Agreement. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees that agree to assume and be bound by all of the terms and conditions of this Agreement; provided, that in connection with any assignment under clause (a), above, Parent (or the other assignor) shall agree to remain liable for the performance by such Assignee of all covenants, agreements and obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments and Section 4.7(b), this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s successors (including following a Change of Control) and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly assume the due and punctual payment of amounts payable on all of the CVRs and the due and punctual performance of every obligation, agreement and covenant of this Agreement on the part of Parent to be performed or observed by Parent. The Rights Agent may not assign this Agreement without Parent’s written consent; provided that the Rights Agent may assign this Agreement or any rights granted hereunder, in whole or in part, to (i) its Affiliates in connection with a reorganization or (ii) a person that acquires all or substantially all of the business or assets of the Rights Agent whether by merger, acquisition, or otherwise. Any attempted assignment of this Agreement or any rights, interests or obligations in violation of this Section 6.3 shall be void and of no effect.

6.4            No Third Party Beneficiaries; Exercise of Rights by Acting Holders. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, and the Holders and the Holders’ successors and assigns pursuant to Permitted Transfers, each of whom is intended to be, and is, a third party beneficiary hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and Assignees and the Holders. Notwithstanding anything to the contrary in this Agreement, except for the express rights and obligations of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights; provided, that in no event shall the Acting Holders be permitted to take any action or exercise any right hereunder that materially disproportionately and adversely impacts any individual Holder relative to all Holders generally without the consent of such impacted Holder. The Holders of CVRs shall have no rights except the contractual rights as are expressly set forth in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

6.5            Governing Law; WAIVER OF JURY TRIAL.

(a)            This Agreement, the CVRs and all actions arising under or in connection herewith and therewith (whether at law, in contract, in tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(b)            All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom) (and to the extent such Court of Chancery (or appellate court thereof) lacks jurisdiction over the matter, exclusively in the federal courts of the United States of America located New Castle County in the State of Delaware (or appellate court thereof located within such county)) (the “Chosen Courts”), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirement.

(c)            EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

6.6            Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.7            Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than those rights of the Rights Agent which shall under the express terms of this Agreement), and no payments shall be required to be made, upon the earliest to occur of (a) the payment of the full amount of the Milestone Payments required to be paid under the terms of this Agreement pursuant to Section 2.4, (b) the valid delivery of the Milestone Non-Achievement Notice to the Holders by the Rights Agent, (c) the termination of the Merger Agreement in accordance with its terms prior to the occurrence of the Effective Time and (d) the delivery to the Rights Agent of a written notice of termination duly executed by Parent and the Acting Holders. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination (including in respect of breaches of this Agreement by Parent prior to such termination) or this Section 6, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

6.8            Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth herein shall be confidential and shall not be used by the receiving party for any purpose other than carrying out their respective duties under this Agreement and shall not be voluntarily disclosed by the receiving party to any other Person, except as may be required by a valid order of any Governmental Body of competent jurisdiction or is otherwise required by applicable Legal Requirement, the rules and regulations of the Securities and Exchange Commission or any stock exchange on which the securities of the disclosing party are listed, or pursuant to subpoenas from state or federal Governmental Bodies.

6.9            Entire Agreement; Counterparts. As between the Parent and the Holders, this Agreement, the Support Agreements and the Merger Agreement constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof. As between the Parent and the Rights Agent, this Agreement and any schedule or exhibit attached hereto constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between such parties, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by .PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

Sun Pharmaceutical Industries, Inc.

By:
Name:	[●]
Title:	[●]

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[RIGHTS AGENT]

By:
Name:	[●]
Title:	[●]

[Signature Page to Contingent Value Rights Agreement]

Exhibit C

Form of Transition Services Agreement

[See Attached]

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of [_____]1, 2025 by and between Fortress Biotech, Inc., a Delaware corporation (“Provider”), and Checkpoint Therapeutics, Inc., a Delaware corporation (“Company”). Each of Company and Provider is sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

Recitals

A.            Pursuant to that certain Master Services Agreement, dated as of March 17, 2015, by and between Provider and Company (the “MSA”), Provider provides Company certain back-office support and services;

B.            Pursuant to the Agreement and Plan of Merger, dated as of March 9, 2025 (the “Merger Agreement”), by and among Company, Sun Pharmaceutical Industries, Inc., a Delaware corporation (“Parent”), and Snoopy Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will be merged with and into Company (the “Merger”), Merger Sub will cease to exist, and Company will continue in its existence under the laws of the State of Delaware as the surviving corporation and, following the Merger, will be a wholly owned subsidiary of Parent; and

C.            As a material inducement to Parent’s and Merger Sub’s willingness to complete the Merger, and as required by the terms and conditions of the Merger Agreement, Company and Provider are entering into this Agreement, pursuant to which Provider will provide Company with certain back-office support and services on the terms and conditions set forth herein to facilitate the transition of such functions to Company.

NOW, THEREFORE, the Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement. In addition to those terms defined above and elsewhere in this Agreement, for purposes of this Agreement, the following terms will have the meanings set forth below.

“Information Technology” shall mean: computer systems (including computers, screens, servers, middleware, workstations, routers, hubs, switches, networks, data communication lines and hardware), network and telecommunications systems hardware, and other information technology equipment, and material, associated documentation.

“Software” shall mean: (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Systems” shall mean the Provider Systems or the Company Systems, as applicable.

1 To insert Closing Date

SECTION 2. Services.

(a)     Services. For the applicable duration set forth on Schedule A (unless terminated earlier pursuant to Section 8) (the “Services Term”), Provider shall provide to Company the services for the corresponding Services Term for each service as set forth on Schedule A (the “Services”) in accordance with the terms and conditions of this Agreement.

(b)     Services Standards. Subject to the terms and conditions of this Agreement, Provider shall provide the Services using, in all material respects, the substantially same degree of skill, quality and care utilized by Provider or its Affiliates or their subcontractors in performing such activities for Company in the twelve-month period immediately preceding the date of the Merger Agreement, and in material compliance with all applicable Legal Requirements. Provider makes no representations or warranties, whether express or implied, of merchantability or fitness for a particular purpose, nor any warranty that may arise as a course of dealing or usage of trade, with respect to the Services, except as expressly provided in this Agreement.

(c)     Provider Representatives. In performing the Services, Provider’s employees and representatives shall be under the direction, control and supervision of Provider (and not Company), and Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives. Under no circumstances shall Company be deemed a joint employer or co-employer of any of Provider’s employees, if any, who are providing Services under this Agreement.

(d)     Third Party Providers. Company acknowledges and agrees that certain of the Services may have been provided and will continue to be provided to it through third parties designated by Provider (each a “Third Party Provider”). Provider may subcontract or outsource any of its obligations and the performance of any Services hereunder to any of its Affiliates or to any third party; provided that the Provider notify the Company seven (7) business days prior to engaging, subcontracting or outsourcing such obligations and Services to any Affiliate or any Third Party Provider that was not performing such obligations and Services to the Company prior to the date of the Merger Agreement. Company acknowledges and agrees that it will comply with all written security policies, procedures and guidelines of any Third Party Provider provided or otherwise made available to the Company, as may be amended or updated from time to time in connection with the Services. Provider will use commercially reasonable efforts to require any Third Party Provider to comply with any security policies, procedures and guidelines of the Company in existence prior to the Effective Time, and any additional security policies, procedures and guidelines of the Company provided or otherwise made available to Provider or such Third Party Provider from and after the Effective Time, as may be amended from time to time in connection with the Services.

(e)     Data Privacy; System Security.

(i)     Each Party shall, in connection with receiving or providing the Services, as applicable, comply with all applicable Legal Requirements relating to the privacy or security of personal information.

(ii)     If the Company is given access to Provider’s or its Affiliates’ or Third Party Provider’s Systems in connection with the provision or receipt of the Services, Company shall, and shall ensure that its Affiliates shall, comply with all of Provider’s written system security policies, procedures and guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) (collectively, “Security Regulations”), and shall not (i) undertake any activities that could reasonably be expected to be harmful to any of Provider’s (or their Affiliates’) networks, systems or other technology, including knowingly uploading into Provider’s networks, systems or other technology, or any networks, systems or other technology shared by Provider and Company, any software code, computer virus, worm, software bomb or any other code or hardware component designed to disrupt the operation of, permit unauthorized access to, or modify or damage any technology, networks or systems underlying the Services; (ii) knowingly use, transmit, disseminate, distribute or store via any of Provider’s (or their Affiliates’) networks, systems or other technology or any data, information or other material that infringes or otherwise violates any intellectual property or privacy right of any Person; (iii) use the Services, any of Provider’s (or their Affiliates’) networks, systems or other technology to further any unlawful purpose or (iv) violate or attempt to violate the security or integrity of any of Provider’s (or their Affiliates’) networks, systems or other technology. The Company shall access and use only those Systems of the Provider and its Affiliates or Third-Party Provider for which it has been granted the right to access and use.

(iii)     In addition to the obligations set forth in Section 12, Company shall ensure that only those of Company’s personnel who are specifically authorized as set forth on Schedule B to have access to Provider’s Systems gain such access to Provider’s Systems and prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying such personnel of the restrictions set forth in this Agreement and the Security Regulations.

(iv)     If either Party believes that any unauthorized destruction, loss, alteration of or access to the other Party’s Confidential Information has occurred (“Data Security Incident”), it shall (1) promptly notify the other Party of the circumstances of such unauthorized disclosure or access and the Confidential Information so affected; (2) promptly preserve any potential forensic evidence relating to the Data Security Incident, including all relevant records, logs, files, data reporting, and other materials, that the Parties determine to be relevant to the Data Security Incident; (3) provide, if requested, oral status reports to the other Party on Data Security Incident response activities, either on a daily basis or a lesser frequency as requested by the other Party; (4) take all commercially reasonable actions as may be required to minimize the extent of any impacts of such event on the other Party; (5) take all commercially reasonable actions as may be required of such Party by applicable Legal Requirements; (6) cooperate to a commercially reasonable extent in all respects with the other Party to minimize the likelihood of future disclosures, losses or breaches; and (7) as promptly as practicable following the other Party’s request, provide a final written report detailing, based on the information in its possession, the Data Security Incident and actions taken to mitigate and remediate such incident.

(f)     Cooperation with Respect to Employee Benefit Plans. Provider use commercially reasonable efforts to provide reasonable assistance to the Parent, as requested by the Parent from time to time, in connection with Parent’s obligations under clause (ii) of Section 5.4(a) of the Merger Agreement solely as set forth on and in accordance with Schedule A in accordance with the terms and conditions of this Agreement.

(g)     Migration. Provider shall provide reasonable assistance to the Company in connection with the transfer of the Services and all related data from the Provider Systems to the Company Systems solely as set forth on and in accordance with Schedule A in accordance with the terms and conditions of this Agreement.

(h)     Transitional Nature of Services. Company acknowledges and agrees that the Services are intended only to be transitional in nature, and will be furnished by Provider only during the applicable Services Term solely for the purpose of accommodating Company in connection with the transactions contemplated by the Transaction Documents, to the extent set forth in Schedule A. During the Service Term for each applicable Service, Company shall transition the applicable Services to its own internal organization or obtain alternate third-party sources to provide such services and end its reliance on Services as provided hereunder. For the avoidance of doubt, Provider will have no additional obligations to Company, even if Company fails to implement its own or obtain from third parties replacement services. Company acknowledges and agrees that Provider (whether itself or through its Affiliates or Third Party Providers) may make changes from time to time in the manner of performing the Services if Provider is making or would make similar changes in performing similar services for Provider itself or its applicable Affiliates; provided that such changes do not materially adversely affect the Services provided under this Agreement.

SECTION 3.     Intellectual Property.

(a)     No Transfer; No Implied License. This Agreement and the performance of the Services hereunder will not affect or result in the license or transfer of any rights in or to, or the ownership of, any Intellectual Property Rights, Information Technology or Software of either Party or any of its Affiliates. Except as expressly provided for under the terms of any other Transaction Document, Company acknowledges that it shall acquire no right, title or interest (except for the express license rights set forth in Section 3(b) and 3(c)) in any Intellectual Property Rights, Information Technology or Software that are owned or licensed by Provider or its applicable Affiliates by reason of the provision of the Services hereunder, or by implication, estoppel or otherwise.

(b)     Limited License to Company Systems. Subject to Section 3(a), solely to the extent that in connection with receiving any Service, Company provides Provider with any Information Technology or Software owned or controlled by Company or any of its Affiliates that is necessary to enable Provider to provide the Service (a “Company System”), Company hereby grants to Provider a limited, non-exclusive, non-transferable, non-sublicensable, revocable, fully paid-up, royalty-free license under any Intellectual Property Rights (excluding all trademarks and service marks) of Company to use such Company System, solely during the Services Term of the applicable Service, for the sole and limited purpose of providing such Service, and only to the extent necessary for provision of such Service.

(c)     Limited License to Provider Systems. Subject to Section 3(a), solely to the extent that in connection with providing any Service, Provider provides the Company with any Information Technology or Software owned or controlled by Provider or any of its Affiliates that is necessary to enable the Company to receive the benefit of such Service (a “Provider System”), Provider hereby grants to the Company a limited, non-exclusive, non-transferable, non-sublicensable, revocable, fully paid-up, royalty-free (but subject to payment of the Fees owed to the Provider under this Agreement) license under any Intellectual Property Rights (excluding all trademarks and service marks) of the Provider to use such Provider System, and solely during the Services Term of the applicable Service, for the sole and limited purpose of receiving such Service, and only to the extent necessary for receipt of such Service.

SECTION 4.     Service Fees; Invoices.

(a)     In consideration of the Services, Provider shall be paid for each Service the applicable amount set forth on Schedule A hereto (each, a “Service Fee”). Following the end of each month during the Services Term, Provider shall send Company an invoice for the Service Fees for such month. All payments for Services shall be made by Company within thirty (30) days after receipt of each such invoice. In the event of a Service Fee invoice dispute, the Parties shall seek to resolve such dispute expeditiously and in good faith. In addition to the Service Fee, without duplication of any expenses included in the Service Fee, Company shall reimburse Provider for all reasonable, documented, out-of-pocket fees, costs and expenses related to travel incurred by Provider in connection with the provision of the Services (“Travel Expenses” and, together with the Service Fees, the “Fees”).

(b)     On a quarterly basis, during the term of this Agreement and commencing four (4) weeks from the Closing Date, Provider shall be entitled to request an increase in the amount of the Service Fee for any Service set forth on Schedule A as a result of a documented increase after the date hereof in the costs incurred by Provider in providing such Services. Company shall promptly consider in good faith such request and the Parties shall discuss in good faith any such increase. In the event the Parties agree on any increase to a Service Fee, the Parties shall amend Schedule A to reflect the new Service Fee, which shall thereafter be deemed to be the Service Fee for the relevant Service hereunder.

SECTION 5.     Insurance Matters. If, prior to or following the Effective Time, any Person shall assert a claim against the Company or any of its Representatives actually or allegedly arising out of or relating to events that occurred prior to the Effective Time that are insured as of the claim date under one or more of the Provider’s insurance policies listed on Schedule C (the “Insureds”, and such policies, the “Policies”), upon reasonable request from the Company and any of its Representatives seeking insurance coverage, Provider shall, in its sole discretion, provide the Insureds with access to, and Provider shall make or enable the Insureds to make claims under, the Policies and Provider shall be deemed to designate the Company as the agent and attorney-in-fact to assert and to collect any related insurance proceeds under such Policies; provided, however, that nothing in this Section 5 shall be deemed to constitute (or to reflect) an assignment of any Policy to any Insured. From and after the Effective Time, the Company shall be responsible for claims administration with respect to the Insureds’ claims and Provider shall, upon request, provide reasonable assistance to the Insureds in regard to such claims administration; provided, however, that the Company shall provide prior written notice to Provider of any claims submitted by any Insured under the Policies. Each Insured shall pay any costs relating to defending claims of the Insureds to the extent such defense costs are not covered under such Policies, and the Insureds shall be responsible for any amounts of its respective insured claims that fall below applicable deductibles or retentions, and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective insured claims. In the event of any Legal Proceeding by either Party (or both Parties) to recover or obtain insurance proceeds, or to defend against any Legal Proceeding by an insurance carrier to deny any policy benefits, both Parties may join in any such Legal Proceeding and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Legal Proceeding.

SECTION 6.     No Regulatory, Scientific of Clinical Consulting. Provider represents and warrants that, since January 1, 2022, neither Provider nor any of its Affiliates or Representatives (excluding, for the avoidance of doubt, Persons who are employees of the Company) has provided any material services or other material support to the Company in respect of regulatory, scientific or clinical matters (except, in the case of individuals who are directors of the Company and also Affiliates and/or Representatives of Provider, any support provided to the Company in their capacities as directors of the Company).

SECTION 7.     Term of Agreement. The term (“Term”) of this Agreement shall commence on the Closing Date and shall continue until the earlier of (a) the last day of the month in which the 90-day anniversary of the Closing Date occurs, and (b) the date on which all Services have ceased in accordance with the terms of this Agreement or have otherwise been terminated under Section 9.

SECTION 8.     Termination; Survival of Certain Obligations.

(a)     Termination. Any or all of the Services provided by Provider under this Agreement are terminable for any reason by Company immediately on written notice to Provider, subject to Section 9(b). In addition, this Agreement may be terminated, in whole or in part, (i) upon mutual written agreement of Company and Provider, (ii) by Provider if Company fails to pay amounts due in accordance with Section 4 (other than amounts being contested in good faith), and Company fails to cure such payment within five (5) business days of receipt of notice of the payment default from Provider, or (iii) by Company in the event of any material breach of this Agreement by Provider if such material breach is not cured by Provider within thirty (30) days after its receipt of written notice of the breach.

(b)     Effect of Termination. Upon termination or expiration of any Service under this Agreement, Provider shall have no further obligation to provide such Service and Company shall pay in accordance with Section 4 all Fees owed to, or incurred by, Provider to provide such Service(s) prior to the date of such expiration or written notice of termination. Upon termination or expiration of this Agreement, Provider and its Affiliates and Third Party Providers shall have no further obligation to provide any of the Services to be provided to Company hereunder. In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Section 1, Section 2(e)(i), Section 3(a), Section 5, this Section 8, Section 9, Section 10, Section 11, Section 12, Section 19, Section 20 and liability for all due and unpaid Fees shall survive any termination of this Agreement, including, for the avoidance of doubt, any termination or expiration pursuant to this Section 8.

SECTION 9.     Indemnification. Company shall indemnify, defend and hold harmless Provider and its Affiliates and each of their respective officers, directors, employees, and agents (collectively, the “Provider Indemnified Parties”) from and against any and all losses, damages, liabilities, obligations, judgments, penalties, fines, awards, costs, expenses and disbursements (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation) (collectively, “Losses”) suffered or incurred by the Provider Indemnified Parties, relating to, arising out or on account of a third party claim brought against Provider Indemnified Parties resulting from Company’s gross negligence, willful misconduct or fraud in connection with the receipt of the Services provided hereunder.

SECTION 10.     Release of Pre-Closing Liabilities of the Company. Provider, (a) forever fully and irrevocably releases and discharges the Company and each of its current and former Representatives (collectively, the “Released Parties”) from any and all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs, and expenses, of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent arising on or prior to the Closing Date, and agrees not to bring or join in any claim against any of them, that the Provider now has, own or hold, ever had, owned or held, or may have, own or hold against any of the Released Parties or any of their assets, arising out of, relating to, or based upon any facts or circumstances occurring or existing from the beginning of time through the Closing Date (collectively, the “Released Claims”); provided, that nothing in the foregoing shall release (i) the Company from any of its indemnification obligations under the Certificate of Incorporation, (ii) the Company from its payment obligations under Section 4 of the Desk Space Agreement, dated as of January 1, 2023, (iii) the Company from its payment obligations under the MSA incurred on or prior to the Closing Date, or (iv) for the avoidance of doubt, Company, Parent or Merger Sub from any obligation under the other Transaction Documents; and (b) agrees that it shall not sue, commence, assert, bring or file in any court or other tribunal, in any jurisdiction, any investigation, inquiry, suit, action, complaint, counterclaim, cross-claim, cross-complaint, third-party complaint or other pleading against any Released Party arising out of or relating to any Released Claim. In connection therewith, the Provider represents and warrants to the Released Parties that it has not assigned, transferred, or otherwise conveyed its rights or interests in any of the Released Claims to any third Person, including by way of subrogation, nor will Provider cause any such Released Claim to be assigned to any third Person after the date hereof.

SECTION 11.     Limitation of Liability.

(a)     NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, WITH THE EXCEPTION OF CLAIMS ARISING FROM A PARTY’S WILLFUL MISCONDUCT (INCLUDING, WITHOUT LIMITATION, PROVIDER’S FAILURE TO PROVIDE THE SERVICES OR ANY PORTION THEREOF), PROVIDER’S INDEMNIFICATION OBLIGATIONS, OR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, NEITHER PARTY, NOR ITS AFFILIATES, CONTRACTORS, SUPPLIERS OR AGENTS, SHALL HAVE, IN CONNECTION WITH THE PROVISION OF SERVICES, ANY LIABILITY FOR, AND DAMAGES SHALL NOT INCLUDE, ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, OR DAMAGES CALCULATED BASED UPON LOST PROFITS, LOSS IN VALUE OR MULTIPLE OF EARNINGS. ANY CLAIM OR CAUSE OF ACTION REQUESTING OR CLAIMING SUCH DAMAGES IS SPECIFICALLY WAIVED AND BARRED, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR A PARTY WAS NOTIFIED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

(b)     The total liability of a Party under this Agreement, whether on account of actions or claims based in contract, tort, equity or otherwise, shall in no event exceed, in the case of Provider, the aggregate amount of fees actually paid to Provider by Company pursuant to this Agreement, and in the case of Company, the aggregate amount of all Fees due and owing pursuant to this Agreement.

SECTION 12.     Confidentiality.

(a)     The Parties shall not, and shall cause all other Persons providing Services or having access to information of the other Party that is known to such Party as confidential or proprietary (the “Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement and only for the Term of the Agreement, any Confidential Information of the other Party; provided, however, that each Party may disclose Confidential Information of the other Party, to the extent not prohibited by applicable Legal Requirements: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission required by applicable law or legal process to be made to any Governmental Body having jurisdiction over the disclosing Party; or (iii) in order to comply with Legal Requirements, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b)     Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature, but in any event no less than a reasonable degree of care and each Party shall, and shall cause its respective Representatives to, comply, consistent with past practices, with applicable privacy and data security Legal Requirements in the provision or receipt of Services.

(c)     Each Party shall be liable for any failure by its respective Representatives to comply with the restrictions on use and disclosure of Confidential Information contained in this Agreement.

SECTION 13.     Cooperation. The Parties shall use commercially reasonable efforts to make available, as reasonably requested by the other Party, sufficient resources and timely decisions, approvals and acceptances in order that the Parties may accomplish their respective obligations or receive the Services under this Agreement in a timely and efficient manner.

SECTION 14.     Headings. The descriptive headings of the Sections of this Agreement are inserted or used for convenience of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

SECTION 15.     Entire Agreement. This Agreement and the other Transaction Documents to which each of the Parties are a party, including Exhibits and Schedules thereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous agreements and understandings between the Parties, both written and oral, with respect to such matters. Schedule A is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

SECTION 16.     Third Party Beneficiaries. Except for the Insureds and as expressly contemplated by Section 9, no provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

SECTION 17.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party in Section 12.5 of the Support Agreement (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties).

SECTION 18.     Assignment. This Agreement may not be assigned, nor any of the rights, interests or obligations hereunder, by operation of law (including by merger or consolidation) or otherwise, by either Party hereto without the prior written consent of the other Party. Any assignment in violation of the preceding sentence shall be void. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective executors, heirs, personal representatives, successors and permitted assigns.

SECTION 19.     Governing Law; Venue; Waiver of Jury Trial.

(a)     Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions that would cause the application of the laws of any other jurisdiction.

(b)     Jurisdiction and Venue. Each Party irrevocably submits to the exclusive jurisdiction of the State of Delaware, and the United States District Court for the District of Delaware, for the purposes of any action arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any such action either in the United States District Court for the District of Delaware or if such action may not be brought in such court for jurisdictional reasons, in the state courts of the State of Delaware. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in the Support Agreement be effective service of process for any action in the State of Delaware with respect to any matters to which it has submitted to jurisdiction. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated hereby in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

SECTION 20.     Specific Performance. The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance, an injunction or injunctions, and other equitable remedies to prevent and restrain breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 21.     Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that any amendment or waiver prior to the Effective Time shall require the prior written consent of Parent.

SECTION 22.     Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability solely in such jurisdiction without invalidating or rendering unenforceable the remaining provisions hereof, or such provision in any other jurisdiction.

SECTION 23.     Independent Contractor. At all times during the term of this Agreement, Provider shall be an independent contractor of Company in providing the Services hereunder. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of any Party with respect to the indebtedness, liabilities, obligations or actions of the other Party or any of its respective officers, directors, employees, stockholders, agents or representatives, or any other person or entity. No Party shall have the right to bind any other Party to any obligations to third parties.

SECTION 24.     Force Majeure. Neither Party will be deemed to have defaulted or failed to perform hereunder if such Party’s inability to perform or default will have been caused by an event or events beyond the reasonable control and without the fault of such Party, including, without limitation, acts or omissions of the other Party, acts of any governmental body, embargoes, fire, flood, explosions, acts of God or a public enemy, strikes, acts of terrorism, labor disputes, vandalism, civil riots or commotions, pandemic or the inability to procure necessary raw materials, supplies or equipment. A Party whose provision of any Services is prevented or impaired by any of the foregoing shall notify the other Party of any such event in writing as promptly as reasonably practicable and shall, to the extent reasonable, use its commercially reasonable efforts to remedy such failure to perform. In addition, the Parties shall reasonably cooperate to evaluate and implement potential solutions of such event, including reasonable efforts to mitigate the impact of the event.

SECTION 25.     Counterparts. This Agreement may be executed in counterparts and delivered via facsimile, e-mail or other means of electronic transmission, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be executed as of the date first set forth above.

PROVIDER:

FORTRESS BIOTECH, INC.

By:
Name:	Lindsay A. Rosenwald, M.D.
Title:	Executive Chairman, Chief Executive Officer and President

COMPANY:

CHECKPOINT THERAPEUTICS, INC.

By:
Name:	James F. Oliviero
Title:	President and Chief Executive Officer

[Signature Page to Transition Services Agreement]

Exhibit D

Royalty Agreement

[See Attached]

ROYALTY AGREEMENT

This Royalty Agreement (this “Agreement”) is made and entered into as of March 9, 2025 (the “Effective Date”) by and among Fortress Biotech, Inc., a Delaware corporation (“Fortress”), Sun Pharmaceutical Industries, Inc., a Delaware corporation (“Parent”), and Checkpoint Therapeutics, Inc., a Delaware corporation (“Checkpoint” and collectively with Parent, “Payor”). Fortress, Parent, and Checkpoint are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Fortress is the controlling stockholder of Checkpoint, which is entering into an Agreement and Plan of Merger concurrently herewith (as amended, restated or modified from time to time, the “Merger Agreement”), with Parent and Snoopy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into Checkpoint (the “Merger”), with Checkpoint surviving the merger as a wholly owned subsidiary of Parent; and

WHEREAS, as a condition of, and in order to induce Fortress, to vote to adopt the Merger Agreement, the Parties have agreed to enter into this Agreement, pursuant to which Fortress shall receive the Royalty Interest Right (as defined below) based on worldwide Net Sales (as defined below) of the Product (as defined below) on the terms and conditions set forth in this Agreement, in lieu of the royalty and other rights that were granted to Fortress under that certain Amended and Restated Founders Agreement, dated as of March 17, 2015, between Fortress and Checkpoint (as amended, the “Founders Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1 (Definitions) or elsewhere in this Agreement, or, if not defined in this Agreement, have the meanings ascribed thereto in the Merger Agreement.

1.1            “Affiliate” means with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. As used in this Section 1.1 and Section 1.4, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least a majority of the voting stock of such entity, or by contract or otherwise. Notwithstanding anything to the contrary herein, neither Payor nor its Affiliates shall be deemed an Affiliate of Fortress under this Agreement, and Fortress shall not be deemed an Affiliate of Payor or its Affiliates under this Agreement.

1.2            “Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

1.3            “Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York or in India are permitted or required by applicable law or regulation to remain closed.

1.4            “Change of Control” means, with respect to a Person: (a) a transaction or series of related transactions that results in the sale, lease, transfer, license or sub-license or other disposition of all or substantially all of such Person’s assets or the assets of such Person, taken as a whole (other than any such sale or other disposition to a subsidiary or Affiliate of such Person), on a consolidated basis to a Third Party; or (b) a merger or consolidation in which the equityholders of such Person immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s (or surviving entity’s parent’s) outstanding equity securities (excluding, for the avoidance of doubt, a merger or consolidation in which the controlling shareholder(s) of such Person prior to such merger or consolidation retain control over the surviving entity (or surviving entity’s parent)); or (c) a transaction or series of related transactions (which may include: (x) a tender offer for such Person’s equity; or (y) the issuance, sale or exchange of equity securities of such Person other than in one or more bona fide capital raising transactions) if the stockholders of such Person immediately prior to the initiation of such transaction do not, immediately after consummation of such transaction or any of such related transactions, control, directly or indirectly through one or more intermediaries, such Person or its successor (excluding, for the avoidance of doubt, any such transaction in which the controlling stockholder(s) of such Person prior to such transaction retain control over such Person or its successor).

1.5            “Commercialization” or “Commercialize” means any and all activities undertaken at any time for the Product and that relate to the manufacturing, marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.

1.6            “Commercially Reasonable Efforts” means, with respect to an obligation regarding the Development or Commercialization of the Product, such efforts that are consistent with the efforts and resources normally used by and expected from a comparable biotechnology or pharmaceutical company in the performance of such an obligation for a pharmaceutical or biological product (including the research, Development, manufacture, and Commercialization of a pharmaceutical or biological product), as applicable, of comparable market potential, which such products are fully owned by such biotechnology or pharmaceutical company without the obligation to compensate any third party in connection with such commercial exploitation (including profit sharing and other arrangements), taking into account the relevant technical, commercial, competitive (including with respect to other products in the marketplace or in development), regulatory, proprietary position (including with respect to patent or regulatory exclusivity), legal, scientific, medical, safety and efficacy, product profile, profitability (including pricing, costs, royalty or similar obligations, and reimbursement reasonably expected to be received), intellectual property coverage, labeling and other relevant factors that a comparable biotechnology or pharmaceutical company would normally take into account with respect to such obligation, Development or Commercialization of the Product.

1.7            “Confidential Information” has the meaning set forth in Section 6.1.

1.8            “Confidentiality Agreement” has the meaning set forth in Section 6.3.

1.9            “Development” or “Develop” means, with respect to the Product, the performance of all non-clinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development and statistical analysis), clinical trials, post-marketing safety surveillance and maintaining databases manufacturing, regulatory activities and any and all activities that may be necessary or useful to obtain and maintain Regulatory Approval of such Product.

1.10          “Disclosing Party” has the meaning set forth in Section 6.1.

1.11          “First Commercial Sale Date” the first date after the Effective Date on which a Selling Party first ships a Product for commercial sale to a Third Party anywhere in the world pursuant to Regulatory Approval; provided, however, that if the sale has occurred in a country for which pricing or reimbursement approval is necessary for widespread sale, then the First Commercial Sale Date shall not occur until the pricing or reimbursement approval has been obtained. Sales for test marketing, sampling and promotional uses, clinical trial purposes, or compassionate or similar use shall not be considered for the First Commercial Sale Date.

1.12          “Fiscal Quarter” means each of the three consecutive calendar month periods ending on June 30, September 30, December 31, and March 31.

1.13          “Fiscal Year” means each of the fiscal year periods used by Parent for financial reporting, commencing on April 1 and ending on March 31.

1.14          “Governmental Authority” means any multi-national, federal, state, local, municipal, or provincial government; any governmental or quasi-governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal); any tribunal, court of competent jurisdiction, administrative agency or commission or other governmental authority or body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (in each case whether federal, state, local, regional, national, international or multinational); or any arbitrator with authority to bind a party at Law.

1.15          “Gross Invoice Amount” has the meaning set forth in Section 1.21.

1.16          “IFRS” means the International Financial Reporting Standards in effect from time to time, consistently applied.

1.17          “Indirect Taxes” has the meaning set forth in Section 5.6(b).

1.18          “Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

1.19          “Laws” means all laws, statutes, rules, regulations, ordinances, codes, consent agreement, requirement, constitution, treaty, writ, injunction, judgment, ruling, decree or order, in each case, having the effect of law of any federal, national, international, multinational, state, provincial, county, city, local or other political subdivision, domestic or foreign.

1.20          “Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest or charge of any kind or nature whatsoever.

1.21          “Net Sales” means, with respect to any period of time, the gross amount invoiced or otherwise charged by Payor, its Affiliates and/or their respective licensees and sublicensees (“Selling Party”) to Third Parties for the sale of Product during such period anywhere in the world (“Gross Invoice Amount”), less the following deductions, in each case as determined in accordance with IFRS as consistently applied and to the extent specifically and solely allocated to such Product and actually taken, paid, accrued, allowed, included or allocated based on good faith estimates in the gross sales price with respect to the applicable sales:

(a)	legally permitted and customary trade, quantity, or cash discounts, in the form of deductions actually allowed or accrued or fees actually paid or accrued with respect to sales of the Product (to the extent not already reflected in the amount invoiced), excluding commissions for commercialization;

(b)	amounts repaid or credited (including any provisions accrued therefor) by reasons of billing errors, defects, rejections, recalls or returns, including, without limitation, wholesaler and retailer returns;

(c)	rebates and chargebacks (including any provisions accrued therefor) to customers and Third Parties that effectively reduce the net selling price, including, without limitation, applicable reimbursements, managed care and similar types of rebates;

(d)	other rebates (including co-pay assistance, new best price penalties and the potential ASP difference from WAC), chargebacks, paybacks and similar allowances made, including with respect to sales paid for by any institution, governmental or Regulatory Authority, public or private body with competence in pricing or reimbursement matters, including, but not limited to, Medicaid, MediGap, Tricare and other government rebates, in each case to the extent allowed, accrued or taken on amounts provided specifically with respect to the Product;

(e)	sales and excise taxes, tariffs and duties, and other taxes imposed on the sale of the Product to the extent included in the price and separately itemized on the invoice price of the Product, in each case, to the extent not refundable in accordance with applicable law but excluding taxes assessed against the income derived from such sale;

(f)	delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates and retroactive price reductions;

(g)	other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with IFRS, applied on a consistent basis; and

(h)	that portion of the annual fee or contribution on drug manufacturers imposed by applicable law or national health systems allocated to the sales of the Product in accordance with Payor’s or its Affiliates’ standard policies and procedures consistently applied across their respective products and any other similar compulsory payment, mandatory rebates and cash rebates to the sale of the Product paid to a government, Regulatory Authority, health insurers or to a private or public body with competence in pricing, reimbursement or paying matters pursuant to a mandatory regulation in any country, such as industry paybacks to national health systems in accordance with Payor’s or its Affiliates’ standard policies and procedures consistently applied across their respective products and, in all cases, in accordance with industry norms;

in each case (for both the Gross Invoice Amount and the deductions referenced above), as allocable to such Product, as negotiated in good faith, and in accordance with accepted market practices and Parent’s standard accounting methods, which methods are in accordance with the IFRS accounting principles applicable to Parent. For the avoidance of doubt, in each case (for both the Gross Invoice Amount and the deductions referenced above) Net Sales shall only reflect such amounts to the extent derived from or allocable to countries for which the Royalty Term is in effect during such period, and, any deduction made pursuant to any clause above shall not be additionally deducted if such deduction may also apply under a separate clause such that no double-counting shall occur.

In the case of any Product that is commercialized by a Selling Party and constitutes a combination of cosibelimab and one or more active ingredients for a single price (a “Combination Product”), Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product in a specified country by the fraction A/(A+B) where A is the invoice price of cosibelimab if sold separately as the sole active ingredient in such country, and B is the total invoice price of the other product(s) in the Combination Product if sold separately as the sole active ingredient(s) in such country. If, on a country-by-country basis, the other active ingredient(s) in the Combination Product are not sold separately as a sole active ingredient in such country, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of the Combination Product by the fraction C/D, where C is the invoice price of cosibelimab, if sold separately as the sole active ingredient, and D is the invoice price of the Combination Product. If neither cosibelimab nor the other active ingredient(s) are sold separately in a given country, the Parties shall determine Net Sales in accordance with the formulas provided above in this paragraph based on the average invoice price of cosibelimab or other active ingredient(s), in each case if sold separately as a sole active ingredient, in the top seven (7) countries (based on sales of cosibelimab) where cosibelimab or other active ingredient(s) are sold separately as a sole active ingredient, or, if neither cosibelimab nor the other active ingredient(s) are sold separately as sole active ingredients in any other countries, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of, and all other factors reasonably relevant to the relative value of, cosibelimab, on the one hand, and all of the other active ingredient(s) collectively, on the other hand, and shall take into account in good faith, if reasonably applicable, any allocations and calculations that may have been made for the same period in other countries (giving more weight to allocations made for the top seven (7) countries than for other countries). For the avoidance of doubt, in the event that the Combination Product consists of more than two active ingredients, the above methodology shall apply, except that the denominator of the fractions described in the first two sentences of this paragraph shall also include the invoice price(s) of the additional active ingredient(s).

The Product is considered “sold” when billed out or invoiced. If a sale, transfer, or other disposition with respect to the Product involves consideration other than cash or is not at arm’s length, then the Net Sales from the sale, transfer, or other disposition shall be calculated from the average selling price for the Product during the calendar quarter in the country where the sale, transfer, or disposition took place. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed to be zero with respect to: (i) Product used by a Selling Party for its internal use; (ii) the distribution of promotional samples of Product provided free of charge (including, for the avoidance of doubt, to patients who do not have insurance coverage); (iii) Product provided for clinical trials or research, development, or evaluation purposes, or for expanded access under U.S. law or similar compassionate use programs outside of the United States provided free of charge; (iv) sales of Product among the Selling Parties for resale; or (v) advances.

1.22          “Permitted Liens” shall mean:

(a)	Liens securing equipment and software financing and leasing (including capital lease obligations and purchase money indebtedness; provided, that, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto);

(b)	Liens imposed by operation of Law related to carriers’, warehousemen’s, landlords’, and mechanics’ liens, liens relating to leasehold improvements and other similar Liens;

(c)	pledges or deposits made (i) in connection with bids, leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees) insurance carriers providing property, casualty or liability insurance;

(d)	Liens for Taxes, assessments and other governmental charges not delinquent or that are being contested in good faith by appropriate proceedings diligently conducted, for which adequate reserves with respect thereto are being maintained in accordance with IFRS;

(e)	servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto;

(f)	(i) Liens that are contractual or common law rights of set-off relating to (A) the establishment of depository relations with banks or (B) pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations, (ii) other Liens securing cash management obligations with depositary institutions and (iii) Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts;

(g)	Liens securing (i) letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created, or related to obligations or liabilities incurred, (ii) workers compensation claims, health, disability or other employee benefits, or performance of commercial contracts, (iii) leases, subleases or liability insurance or self-insurance, workshare arrangements, (iv) other indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, (v) customary performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds, government bonds, performance and completion guarantees and similar obligations (vi) customary indemnification obligations to purchasers in connection with asset sales, (vii) netting services, (viii) overdraft protections, (ix) business credit cards, (x) purchasing cards, (xi) payment processing, (xii) automatic clearinghouse arrangements, (xiii) arrangements in respect of pooled deposit or sweep accounts, (xiv) check endorsement guarantees, and (xv) otherwise in connection with deposit accounts or cash management services;

(h)	Liens solely on any cash earnest money deposits or customary cash escrow arrangements in connection with any letter of intent or purchase agreement in respect of an acquisition or other investment;

(i)	any Lien arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods; provided, that such Lien attaches only to the goods subject to such sale, title retention, consignment or similar arrangement;

(j)	any Liens arising under this Agreement or any other agreement between Fortress or any of its Affiliates, on the one hand, and Parent or Checkpoint or any of their respective Affiliates, on the other hand;

(k)	Liens arising in connection with the negotiation of, entry into, approval of, or consummation of the transactions contemplated by, the Merger Agreement; and

(l)	Liens in connection with any renewals, extensions and replacements of any of the foregoing.

1.23          “Person” means any individual, corporation, general or limited partnership, joint venture, limited liability company, estate, trust, association, other business or investment entity or unincorporated organization, or any Governmental Authority.

1.24          “Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

1.25          “Product” means any (a) drug substance, drug product, biological product, fixed-dose combination, or combination product that contains or comprises cosibelimab, whether formulated or sold alone or in combination with any other active ingredient, that (b) is approved by FDA and/or any other Regulatory Authority for any use or indication, including (i) pursuant to Biologics License Application 761297, and/or (ii) any other current or future application or submission to FDA and/or any other Regulatory Authority providing for approval of such product or any changes related thereto, including but not limited to major, moderate, or minor changes in the product, production process, quality controls, equipment, facilities, responsible personnel, or labeling as specified in 21 CFR §601.12 and related guidance.

1.26          “Receiving Party” has the meaning set forth in Section 6.1.

1.27          “Regulatory Approval” means any approval, product and/or establishment licenses, registrations, or authorizations of any federal, state, or local regulatory agency, department, bureau, or other governmental entity, that is necessary for the commercial manufacture, use, storage, import, export, transport, Commercialization, and sale of Product in any country, including, but not limited to, BLA, NDA, MAA, and pricing and national medical insurance program listings and applications, amendments, or supplements underlying any such procedures.

1.28          “Regulatory Authority” means any national, federal, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of pharmaceutical or biological products in a given country or regulatory jurisdiction.

1.29          “Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

1.30          “Royalty Interest” means an undivided percentage ownership interest, in a percentage equal to two and a half percent (2.5%) of all Net Sales.

1.31          “Royalty Interest Right” means all of Payor’s right, title and interest in and to the Royalty Interest and all proceeds thereof.

1.32          “Royalty Payment” means, for each Fiscal Quarter (or portion thereof for any partial Fiscal Quarter at the beginning or end of the Royalty Term) during the Royalty Term, an amount payable to Fortress with respect to the Royalty Interest equal to two and a half percent (2.5%) of all Net Sales for such Fiscal Quarter (or such portion thereof).

1.33          “Royalty Term” means, with respect to any country in the world, the period: (a) beginning from the First Commercial Sale Date in such country; provided that, as of such date (i) a Selling Party holds any biological drug or other regulatory exclusivity for the Product in such country, and/or (ii) a Selling Party holds a composition of matter patent term for the Product in such country; and (b) ending on the later of (i) the expiration of any such biological drug or other regulatory exclusivity for the Product in such country, and (y) the expiration of any such composition of matter patent term for the Product in such country.

1.34          “Selling Party” has the meaning set forth in Section 1.21.

1.35          “Third Party” means any Person other than: (a) Payor; (b) Fortress; or (c) an Affiliate of either Party.

2.	TRANSFER OF THE ROYALTY INTEREST; SECURITY INTEREST

2.1            Royalty Interest Right. At the Closing and upon the terms and subject to the conditions of this Agreement, Payor hereby agrees to transfer, assign and convey to Fortress, and Fortress agrees to acquire and accept from Payor, the Royalty Interest Right, free and clear of all Liens (other than Permitted Liens) in accordance with, and representing the right to receive the payments described in, Section 5.2.

2.2            No Assumed Obligations. Notwithstanding any provision in this Agreement to the contrary, Fortress is only agreeing, on the terms and conditions set forth in this Agreement, to acquire and accept the Royalty Interest Right and is not assuming any liability or obligation of Payor of whatever nature, whether presently in existence or arising or asserted hereafter. Except as specifically set forth herein in respect of the Royalty Interest Right acquired and accepted hereunder, Fortress does not, by such acquisition and acceptance, acquire any other rights of Payor or its Affiliates or any other assets of Payor or its Affiliates.

2.3            True Sale. It is the intention of the Parties hereto that the transfer, assignment and conveyance of the Royalty Interest Right as contemplated by this Agreement constitute partial consideration for Fortress’s support of the Merger, including the termination of the Founders Agreement and the other covenants and agreements set forth herein and in the Support Agreement, and not a financing transaction, borrowing or loan.

3.	CLOSING

3.1            Closing. The closing hereunder will take place remotely and simultaneously with, and automatically upon, the Effective Time and will be effective for tax, accounting and all other purposes at such Effective Time.

4.	REPRESENTATIONS AND WARRANTIES

4.1            By Payor. Each of Checkpoint and Parent hereby represents and warrants to Fortress that, as of the date hereof:

(a)	Existence; Good Standing. Each of Checkpoint and Parent is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Checkpoint and Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

(b)	Authorization. Payor has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by Payor.

(c)	Enforceability. This Agreement has been duly executed and delivered by an authorized person of Payor and constitutes the valid and binding obligation of Payor, enforceable against Payor in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)	No Conflicts. The execution, delivery and performance by Payor of this Agreement do not and will not (i) contravene or conflict with the organizational documents of Payor, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to Payor or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to Payor.

(e)	Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Authority or other Person is required to be done or obtained by Payor in connection with (i) the execution and delivery by Payor of this Agreement, (ii) the performance by Payor of its obligations under this Agreement, or (iii) the consummation by Payor of any of the transactions contemplated by this Agreement.

(f)	No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Payor, threatened before any Governmental Authority to which Payor is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of Payor to perform its obligations under this Agreement.

(g)	Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Payor who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.2            By Fortress. Fortress hereby represents and warrants to Payor that:

(a)	Existence; Good Standing. Fortress is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Fortress has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

(b)	Authorization. Fortress has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by Fortress.

(c)	Enforceability. This Agreement has been duly executed and delivered by an authorized person of Fortress and constitutes the valid and binding obligation of Fortress, enforceable against Fortress in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)	No Conflicts. The execution, delivery and performance by Fortress of this Agreement do not and will not (i) contravene or conflict with the organizational documents of Fortress, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to Fortress or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to Fortress.

(e)	Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Authority or other Person is required to be done or obtained by Fortress in connection with (i) the execution and delivery by Fortress of this Agreement, (ii) the performance by Fortress of its obligations under this Agreement, or (iii) the consummation by Fortress of any of the transactions contemplated by this Agreement.

(f)	No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Fortress, threatened before any Governmental Authority to which Fortress is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of Fortress to perform its obligations under this Agreement.

(g)	Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Fortress who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.	COVENANTS

5.1            Diligence and Other Covenants.

(a)	Payor shall use Commercially Reasonable Efforts to: (i) Develop and obtain Regulatory Approval for the Product in the United States, the European Union, and such other jurisdictions and countries, if any, as Payor determines in its sole discretion; and (ii) Commercialize the Product in the United States, such countries in the European Union as Payor determines in its sole discretion, and such other jurisdictions and countries, if any, as Payor determines in its sole discretion.

(b)	In the event that Payor licenses or sublicenses the Product, Payor shall ensure that the license with such licensee or sub-licensee includes a net sales or similar concept provision that is calculated substantially in accordance with Net Sales.

5.2            Royalty.

(a)	Royalty Payments. From and after the First Commercial Sale Date, within seventy-five (75) days after the end of each Fiscal Quarter that includes any portion of the Royalty Term, Payor shall pay to Fortress, without any setoff or offset, the Royalty Payment due for that Fiscal Quarter (or, in the case of any Fiscal Quarter at the beginning or end of the Royalty Term, the portion thereof that is included within the Royalty Term).

(b)	Reports. Within seventy-five (75) days after the end of each Fiscal Quarter during the Term, Payor shall provide Fortress with a report for the Fiscal Quarter (or portion thereof for any partial Fiscal Quarter at the beginning or end of the Royalty Term) setting forth the Net Sales of the Product in the applicable Fiscal Quarter (or such portion thereof) on a country-by-country basis, along with Payor’s calculation of the Royalty Payments due to Fortress in respect of such Fiscal Quarter (or such portion thereof) (the “Periodic Report”). Payor shall keep accurate records in sufficient detail to enable to determination of any payment payable under this Agreement.

(c)	Currency. All Royalty Payments shall be paid in U.S. Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment. For sales outside of the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in U.S. Dollars will be made at the monthly rate of exchange utilized by Payor in its worldwide accounting system. If, due to prohibitions imposed by national or international authorities, payments cannot be made as provided in this Section 5.2 (Royalty), the Parties shall consult with each other to determine a prompt and acceptable solution.

(d)	Late Payment. A late fee of one percent (1%) over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid (or, to the extent specified in Section 5.2(e), overpaid) amounts with respect to any Royalty Payment from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of Fortress’s rights with respect to such payment default.

(e)	Audit Right. During the term of this Agreement and for a period of two (2) years thereafter, Fortress shall have the right, upon prior written notice to Payor, not more than once in any Fiscal Year, to audit the books and records of Payor, for the purpose of confirming Payor’s compliance with the provisions of this Agreement, through an independent certified public accounting firm of nationally recognized standing selected by Fortress and acceptable to Parent (the “Accountant”). The Accountant shall execute a confidentiality agreement, in a form reasonably acceptable to Parent, with respect to all information provided by, and all Confidential Information of, Payor. Payor shall grant the Accountant access during normal business hours to the books and records of Payor concerning the Product as may be reasonably necessary for the sole purpose of verifying the accuracy of the reports required to be furnished by Payor pursuant to Sections 5.2(b); provided, however, that verification shall not include records for more than the preceding three (3) years. The records and results of the auditors shall be deemed Confidential Information of Payor and Fortress. A copy of the Accountant’s report (and any drafts thereof that are delivered to Fortress) shall be delivered to Parent simultaneously with its delivery to Fortress. Subject to the immediately following paragraphs, (i) if the Accountant’s report correctly shows, in the aggregate, an underpayment of Royalty Payments by Payor that exceeds Ten Thousand U.S. dollars ($10,000), Payor shall remit to Fortress within thirty (30) days after Parent’s receipt of such report: (x) the amount of the underpayment; (y) interest on the underpayment that shall be calculated pursuant to Section 5.2(d); and (z) if the underpayment exceeds the greater of five percent (5%) of the total Royalty Payment owed for the Fiscal Year then being reviewed and Fifty Thousand U.S. dollars ($50,000), the reasonable fees and expenses of the Accountant performing the audit; and (ii) if the Accountant’s report correctly shows, in the aggregate, an overpayment of Royalty Payments by Payor that exceeds Ten Thousand U.S. dollars ($10,000), Payor shall be entitled to deduct the amount of such overpayment from any subsequent Royalty Payment(s), together with interest on the overpayment that shall be calculated pursuant to Section 5.2(d). Subject to clause (ii) of the preceding sentence, Fortress’s accountant fees and expenses will be borne by Fortress. Notwithstanding anything in this Agreement to the contrary, Payor shall keep, or cause to be kept, records of the sales of the Products under this Agreement for a period of three (3) years after the expiration of each Fiscal Year. Upon request by Fortress, Payor shall supply Fortress with those records, which may be submitted to an applicable Tax authority, and shall give Fortress any commercially reasonable assistance in relation thereto.

(f)	Review of Accountant’s Report. Notwithstanding the foregoing, Parent shall have fifteen (15) days to review the Accountant’s final report from the date of its receipt thereof (the “Review Period”). If Parent objects to any aspect of the Accountant’s report, Parent shall deliver a written notice of such objection in reasonable detail and containing the Parent’s calculations (the “Objection Notice”) to Fortress prior to the expiration of the Review Period. If Parent delivers an Objection Notice to Fortress prior to the expiration of the Review Period, Parent and Fortress shall, for a period of fifteen (15) days thereafter (the “Resolution Period”), attempt in good faith to resolve the matters contained therein, and any written resolution, signed by each of Parent and Fortress, as to any such matters shall be final, binding, conclusive, and non-appealable for all purposes hereunder. In the event Parent does not deliver an Objection Notice prior to the expiration of the Review Period, Parent shall be deemed to have agreed to the Accountant’s report in its entirety, which Accountant’s report thereof shall be final, binding, conclusive, and non-appealable for all purposes hereunder.

(g)	Limited Dispute Resolution. If, at the conclusion of the Resolution Period, Parent and Fortress have not reached an agreement with respect to all disputed matters contained in the Objection Notice, then within ten (10) days thereafter, at Parent’s cost and expense, Parent and Fortress shall submit for resolution those matters remaining in dispute through an independent, even as to the Accountant, certified public accounting firm of nationally recognized standing selected by Parent and acceptable to Fortress (the “Second Accountant”), together with Parent’s and Fortress’s most recent written calculation of the aggregate disputed Royalty Payment(s) referenced in the Objection Notice (each, a “Proposed Calculation”) (and any supporting calculation) delivered pursuant to Section 5.2(f) (and, if Fortress shall have failed to delivered a Proposed Calculation during the Resolution Period, the amount of the corresponding Royalty Payment(s) set forth in the Accountant’s final report shall be deemed to be Fortress’s Proposed Calculation). The Second Accountant shall render a determination of which Party’s Proposed Calculation is closest to the Second Accountant’s own determination of the correct amount of the applicable Royalty Payment(s), and such Party’s Proposed Calculation shall be deemed final and binding for purposes of this Agreement, and any overpayment or underpayment shall be paid or deducted, as the case may be, as set forth in Section 5.2(e), subject to the limitations set forth therein. In addition, if the Second Accountant determines that Parent’s Proposed Calculation is the closest to the Second Accountant’s own determination, then Payor shall be entitled to deduct from any future Royalty Payments the amounts of the Second Accountant’s fees and expenses incurred by Parent solely in connection with this Section 5.2(g).

5.3            Change of Control and Divestitures. In the event of (a) a Change of Control of Payor, or (b) a sale, assignment, exclusive license, transfer, lease, conveyance or other disposition by Payor to a Third Party that is not affiliated with Payor of all or any part of the Product (such assets, the “Transferred Assets”, such Change of Control or other transaction, a “Divestiture” and the party receiving such Transferred Assets or the acquiror(s) in such Change of Control or other Divestiture, the “Transferee”), Payor shall (i) provide Fortress at least 14 days prior written notice of each and every proposed Divestiture, or, in the event Payor is prohibited from providing such notice under applicable and customary confidentiality obligations, provide such notice as promptly as practicable simultaneously with or following such Divestiture, and (ii) prior to or contemporaneously with the consummation of each and every Divestiture, cause each applicable Transferee to acknowledge and expressly agree in writing with Fortress (in forms substantially similar to this Agreement) to assume the same obligations that Payor, its Affiliates and its permitted successors and assigns have under this Agreement, including (without limitation) those obligations with respect to the payment of the Royalty Payments pursuant to Section 5.2, and such obligations under this Agreement shall apply, mutatis mutandis, to such Transferee. For the avoidance of doubt, Payor shall remain liable to Fortress for the Royalty Payments and its other obligations under this Agreement in the event of any Divestiture, including any transaction in which Payor sells, assigns, exclusively licenses, transfers, leases, conveys or otherwise disposes any Transferred Assets to an Affiliate of Payor.

5.4            Disclosures. Neither Party shall, and each Party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement, or the subject matter hereof, without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on, and, if applicable, reasonably request the disclosing party to seek to the extent available confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance) or made in accordance with Section 5.7 of the Merger Agreement.

5.5            Further Assurances. Following the Closing, Payor and Fortress agree to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

5.6            Certain Tax Matters.

(a)	As of the date hereof, Fortress has delivered to Payor a properly executed IRS Form W-9 and, upon any assignment of this Agreement by Fortress, each assignee shall deliver to Payor a properly executed IRS Form W-9 or applicable IRS Form W-8. Notwithstanding the foregoing, any deductions or withholding for taxes that Payor is required by applicable Law to deduct or withhold on remittance of payments to Fortress shall be paid forthwith to the appropriate taxing authority. To the extent that Fortress determines that it is not permitted under applicable Law to credit any portion of such deduction or withholding in full against its tax liability for the tax year in which such deduction or withholding applies or any prior tax year or the subsequent tax year (including, for the avoidance of doubt, in the case of deductions or withholdings under the Law of any non-U.S. jurisdiction, a credit against U.S. federal income tax), then (i) to the extent such inability to credit such portion of such deduction or withholding arises by reason of a taxable income or tax liability limitation (the “Income Limited Portion”), any sums payable by Payor to Fortress pursuant to the terms of this Agreement shall be increased by an amount equal to fifty percent (50%) of such Income Limited Portion, and (ii) to the extent such inability to credit such portion of such deduction or withholding arises for any other reason (the “Non-Income Limited Portion”), any sums payable by Payor to Fortress pursuant to the terms of this Agreement shall be increased by an amount equal to such Non-Income Limited Portion, so that after any required withholding or the making of all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 5.6(a)), and after giving effect to the foregoing clauses (i) and (ii), Fortress receives an amount equal to (x) the sum which would have been received by Fortress had no such deduction or withholding been made minus (y) an amount equal to fifty percent (50%) of the Income Limited Portion; provided, however, that to the extent that Payor disagrees with any such determination by Fortress (including the reason for any inability to credit a portion of any such deduction or withholding), the Accountant shall make the final determination, which final determination shall be binding upon the Parties. The Parties agree that, as of the date hereof, based on current U.S. federal income tax Law, no amounts will be required to be deducted and withheld from the amounts payable pursuant to this Agreement. Notwithstanding the foregoing, the Parties agree that if a change in U.S. federal income tax Law requires Payor to deduct or withhold on remittance of payments to Fortress hereunder, Payor shall have no obligation to increase the sums payable to Fortress pursuant to the terms of this Agreement for such amounts. As promptly as possible after the date that Payor delivers any applicable withholding taxes to the appropriate taxing authority, Payor shall provide Fortress with certified copies of tax receipts evidencing such payment or other evidence of such payments reasonably satisfactory to Fortress. Notwithstanding the foregoing, Payor’s obligations under this Section 5.6(a) shall not apply to any assignee of Fortress that is not a U.S. person under applicable tax Law.

(b)	Payor is responsible for all taxes, duties, import duties, assessments and other governmental charges, however designated, which are now or hereafter imposed by any Governmental Authority on Payor: (a) by reason of the performance by Fortress of its obligations under this Agreement, or the payment of any amounts by Payor to Fortress under this Agreement; or otherwise (b) based on the rights granted in this Agreement. The Parties agree that all amounts payable under Section 5.2 (Royalty) are exclusive of all applicable federal, national, state and local sales and use taxes, value added taxes, goods and services taxes, excise taxes or similar taxes arising under any applicable Law (such taxes, “Indirect Taxes”), which shall be the sole responsibility of Payor. The Parties shall reasonably cooperate in accordance with applicable Law to minimize any Indirect Taxes incurred in connection with the transactions contemplated by this Agreement.

6.	CONFIDENTIALITY

6.1            Confidentiality. Except as provided in this Article 6 (Confidentiality) or otherwise agreed in writing by the Parties, the Parties hereto agree that, during the term of this Agreement and for two (2) years thereafter, each Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)	was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;

(d)	is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e)	is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

6.2            Authorized Disclosure. Either Party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations: (a) prosecuting or defending litigation; (b) complying with applicable laws and regulations, including regulations promulgated by securities exchanges; (c) complying with a valid order of a court of competent jurisdiction or other Governmental Authority; (d) for regulatory, tax or customs purposes; (e) for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure; (f) disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the parties hereunder prior to any such disclosure; (g) upon the prior written consent of the Disclosing Party and, if Checkpoint is the Disclosing Party, the prior written consent of Parent; or (h) as is necessary in connection with a permitted assignment pursuant to Section 8.8 (Assignment). Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.2(a)-(d), it shall, except where impracticable, give reasonable advance notice to the Disclosing Party and, if Checkpoint is the Disclosing Party, to Parent, of such disclosure and use reasonable efforts to secure confidential treatment of such information. Each Party will be permitted to retain (but not use) one file copy of all Confidential Information on a confidential basis to evidence the scope of and to enforce the Party’s obligation of confidentiality and all back up electronic media maintained in the ordinary course of business for archival purposes; provided, however, that, notwithstanding anything to the contrary herein, the confidentiality obligations herein continue for as long as a Party retains any such confidential information.

6.3            Confidential Information Exchanged Prior to the Effective Date. All confidential information exchanged between the Parties and their respective Affiliates prior to the effective date of this Agreement (including all confidential information exchanged under the Mutual Confidentiality Agreement between Checkpoint and Sun Pharmaceutical Industries Ltd., dated May 7, 2024 (“Confidentiality Agreement”)), will be deemed Confidential Information of the disclosing party as if disclosed hereunder and will be subject to the terms of this Agreement.

7.	TERMINATION; SURVIVAL

7.1            Term; Effectiveness as to Parent. The term of this Agreement will commence on the date hereof and continue until the earliest to occur of (i) the mutual written agreement of the Parties to terminate this Agreement, (ii) any termination of the Merger Agreement prior to the Effective Time and (iii) the expiration of the Royalty Term. Notwithstanding anything herein to the contrary, Parent shall have no obligation under this Agreement unless and until the Effective Time occurs.

7.2            Survival. Notwithstanding anything to the contrary in this Article 7 (Termination; Survival), the following provisions shall survive expiration or termination of this Agreement: Article 1 (Definitions), Article 6 (Confidentiality), this Section 7.2 (Survival), and Article 8 (Miscellaneous). Expiration or termination of the Agreement shall not relieve any Party of liability in respect of obligations that accrued under this Agreement, including in respect of any breaches of this Agreement by any Party, on or prior to the effective date of such termination.

8.	MISCELLANEOUS

8.1            Entire Agreement; Amendments. This Agreement, together with the Confidentiality Agreement, and the other Transaction Documents, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understanding between the Parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof; provided, however, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement and the other Transaction Documents. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement. This Agreement may be amended, modified and supplemented in any and all respects with respect to any of the terms of this Agreement. Any such amendment, modification or supplement shall be effective only if it is expressly set forth in a written instrument duly executed and delivered by each of the Parties.

8.2            Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

If to Checkpoint (prior to the Effective Time):

Checkpoint Therapeutics, Inc.

Attn: James F. Oliviero

President and Chief Executive Officer

Email:	[*]

If to Parent, Checkpoint (after the Effective Time) or Payor:

c/o Sun Pharmaceutical Industries, Inc.

2 Independence Way

Princeton, New Jersey 08540

Email:	[*]
Attention:	Erik Zwicker

If to Fortress:

Fortress Biotech, Inc.

1111 Kane Concourse, Suite 301

Bay Harbor Islands, FL 33154

Email:	[*]
Attention:	Lindsay A. Rosenwald, M.D.

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

Harbor East
650 S. Exeter Street, Suite 1100

Baltimore, Maryland 21202-4576

Email:	[*]
Attention:	Howard S. Schwartz, Esq.

8.3            Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Laws. For the avoidance of doubt, the termination of this Agreement shall not give rise to a right to terminate, or otherwise affect the Parties’ rights and obligations under, any other Transaction Document. Notwithstanding anything to the contrary in this Agreement, each Party agrees that it shall have no right hereunder or pursuant to applicable Law to offset any amounts due or owing (or to become due or owing) to the other Party under this Agreement against any amounts due or owing by such other Party or any of its Affiliates under any other Transaction Document.

8.4            No Waiver. At any time, each Party and Fortress may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, or (b) extend the time for the performance of any of the obligations or acts of the other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy of such Party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.5            Governing Law; Dispute Resolution.

(a)	Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the state of New York, without regard to conflicts of law rules.

(b)	Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state and federal courts located in New York County, New York, this being in addition to any other remedy to which such Party is entitled. Each Party hereby further waives (a) any defense in any proceeding for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or bond as a prerequisite to obtaining equitable relief.

(c)	Jurisdiction and Venue; Wavier of Jury Trial. Without limiting this Section 8.5, each Party irrevocably submits to the exclusive jurisdiction of the State of New York, and the state and federal courts located in New York County, New York, for the purposes of any action arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any such action in either the state or federal courts located in New York County, New York. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in this Agreement be effective service of process for any action in the State of New York with respect to any matters to which it has submitted to jurisdiction. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated hereby in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH OF THE PARTIES HERETO HEREBY: (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5(c) (Waiver of Jury Trial).

8.6            Cumulative Remedies. The rights and remedies provided in this Agreement are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth in this Agreement.

8.7            No Benefit to Third Parties. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Parties specifically disavow any desire or intention to create any third-party beneficiary hereunder, and specifically declare that no Person, except for the Parties and their successors, shall have any right hereunder nor any right of enforcement hereof.

8.8            Assignment. Parent may not assign this Agreement, in whole or in part, or any of its rights or obligations hereunder without Fortress’s prior written consent, provided, however, that Parent may assign this Agreement in whole or in part without Fortress’s prior written consent in connection with a Divestiture subject to Section 5.3. Fortress may assign this Agreement, in whole or in part, without the prior written consent of Parent, including, without limitation in a Change of Control of Fortress. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 8.8 (Assignment) shall be null and void.

8.9            Construction of this Agreement. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires. Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, the Parties agree that any rule of construction to the effect that ambiguities or questions of intent or interpretation are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authority of any of the provisions of this Agreement. As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, the term “or” is not exclusive and shall mean “and/or.” As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.” Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. References to any specific Legal Requirement or to any provision of any Legal Requirement includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Legal Requirement will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date. References to “$” or “dollars” refer to United States dollars unless otherwise noted. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.10          Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture or legal entity of any type between the Parties, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind or commit the other.

8.11          Expenses. Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, due diligence, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect.

8.12          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Any signature page delivered via any means of electronic communication shall be binding to the same extent as an original signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their proper officers as of the Effective Date.

FORTRESS BIOTECH, INC.

By:	/s/ Lindsay A. Rosenwald
	Name:	Lindsay A. Rosenwald, M.D.
	Title:	Executive Chairman, Chief Executive Officer and President

Checkpoint Therapeutics, Inc.

By:	/s/ James F. Oliviero
	Name:	James F. Oliviero
	Title:	President and Chief Executive Officer

Sun Pharmaceutical Industries, Inc.

By:	/s/ Abhay Gandhi
	Name:	Abhay Gandhi
	Title:	Chief Executive Officer & President

[Signature page to Royalty Agreement]

Exhibit E

Form of Surviving Corporation Certificate of Incorporation

[See Attached]

E-1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHECKPOINT THERAPEUTICS, INC.

FIRST: The name of the corporation is Checkpoint Therapeutics, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.001, amounting in the aggregate to $1.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: To the fullest extent permitted by Delaware Law, no present or former director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of the Corporation’s certificate of incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH: The Corporation will indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by Delaware Law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

TENTH: The Corporation reserves the right to amend this certificate of incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

E-2

Exhibit F

Form of Surviving Corporation Bylaws

[See Attached]

BYLAWS

OF

CHECKPOINT THERAPEUTICS, INC.

*****

ARTICLE 1
OFFICES

Section 1.01. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2
MEETINGS OF STOCKHOLDERS

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a designation by the Board of Directors).

Section 2.02. Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting as permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”), an annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

Section 2.03. Special Meetings. Special meetings of stockholders may be called by the Board of Directors or the Chairman of the Board and shall be called by the Secretary at the request in writing of holders of record of a majority of the outstanding capital stock of the Corporation entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by Delaware Law, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b)            A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Unless otherwise provided under the certificate of incorporation or these bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.06. Voting. (a) Unless otherwise provided in the certificate of incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise provided by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

(b)            Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

(c)            In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter will not be treated as a vote cast.

Section 2.07. Action by Consent. (a) Unless otherwise provided in the certificate of incorporation and subject to the proviso in Section 2.02, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in Section 2.07(b).

(b)            Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and Delaware Law to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Section 2.08. Organization. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

ARTICLE 3
DIRECTORS

Section 3.01. General Powers. Except as otherwise provided in Delaware Law or the certificate of incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term of Office. (a) The number of directors which shall constitute the whole Board shall be fixed from time to time by resolution of the Board of Directors but shall not be less than one or more than nine. The directors shall be elected at the annual meeting of the stockholders by written ballot, except as provided in Section 2.02 and Section 3.12 herein, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

(b) Subject to the rights of the holders of any series of preferred stock to elect additional directors under specific circumstances, directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 3.03. Quorum and Manner of Acting. Unless the certificate of incorporation or these bylaws require a greater number, a majority of the total number of directors shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called by the Chairman of the Board, President or Secretary on the written request of any one director. Notice of special meetings of the Board of Directors shall be given to each director at least three days before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to any of the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10. Telephonic Meetings. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation. Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Unless otherwise provided in the certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so chosen shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the certificate of incorporation, when one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of other vacancies.

Section 3.13. Removal. Any director or the entire Board of Directors may be removed, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote at any election of directors and the vacancies thus created may be filled in accordance with Section 3.12 herein.

Section 3.14. Compensation. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

ARTICLE 4
OFFICERS

Section 4.01. Principal Officers. The principal officers of the Corporation shall be a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02. Election, Term of Office and Remuneration. The principal officers of the Corporation shall be elected annually by the Board of Directors at the annual meeting thereof. Each such officer shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE 5
INDEMNITY

Section 5.01. Indemnification of Directors and Officers. The Corporation shall, to the maximum extent and in the manner permitted by Delaware Law, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 5.01, a director or officer of the Corporation includes any person (a) who is or was a director or officer of the Corporation, (b) who is or was serving at the request of the Corporation as a director, officer manager, member, partner, trustee, or other agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation that was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation. Such indemnification shall be a contract right and shall include the right to receive payment of any expenses incurred by the indemnitee in connection with any proceeding in advance of its final disposition, consistent with the provisions of applicable law as then in effect. The right of indemnification provided in this Section 5.01 shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Section 5.01 shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Section 5.01 and shall be applicable to proceedings commenced or continuing after the adoption of this Section 5.01, whether arising from acts or omissions occurring before or after such adoption. In furtherance, but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Section 5.01.

(a)            Advancement of Expenses. All reasonable expenses incurred by or on behalf of the indemnitee in connection with any proceeding shall be advanced to the indemnitee by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding, unless, prior to the expiration of such twenty-day period, the Board of Directors shall unanimously (except for the vote, if applicable, of the indemnitee) determine that the indemnitee has no reasonable likelihood of being entitled to indemnification pursuant to this Section 5.01. Such statement or statements shall reasonably evidence the expenses incurred by the indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the indemnitee to repay the amounts advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified against such expenses pursuant to this Section 5.01.

(b)            Procedure for Determination of Entitlement to Indemnification.

(i)            To obtain indemnification under this Section 5.01, an indemnitee shall submit to the Secretary of the Corporation a written request, including such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification (the “Supporting Documentation”). The determination of the indemnitee’s entitlement to indemnification shall be made not later than sixty (60) days after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation. The Secretary of the Corporation shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the indemnitee has requested indemnification, whereupon the Corporation shall provide such indemnification, including without limitation advancement of expenses, so long as the indemnitee is legally entitled thereto in accordance with applicable law.

(ii)            The indemnitee’s entitlement to indemnification under this Section 5.01 shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum of the Board of Directors; (B) by a committee of such Disinterested Directors, even though less than a quorum of the Board of Directors; (C) by a written opinion of Independent Counsel (as hereinafter defined) if (x) a Change of Control (as hereinafter defined) shall have occurred and the indemnitee so requests or (y) a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (D) by the stockholders of the Corporation (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board of Directors, presents the issue of entitlement to indemnification to the stockholders for their determination); or (E) as provided in paragraph (c) below.

(iii)            In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to paragraph (b)(ii) above, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the indemnitee does not reasonably object; provided, however, that if a Change of Control shall have occurred, the indemnitee shall select such Independent Counsel, but only an Independent Counsel to which the Board of Directors does not reasonably object.

(iv)            The only basis upon which a finding that indemnification may not be made is that such indemnification is prohibited by law.

(c)            Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Section 5.01, if a Change of Control shall have occurred, the indemnitee shall be presumed to be entitled to indemnification under this Section 5.01 upon submission of a request for Indemnification together with the Supporting Documentation in accordance with paragraph (b)(i), and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under paragraph (b)(ii) above to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within sixty (60) days after receipt by the Corporation of the request therefor together with the Supporting Documentation, the indemnitee shall be deemed to be entitled to indemnification and the indemnitee shall be entitled to such indemnification unless (A) the indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any proceeding described in this Section 5.01, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the indemnitee to indemnification or create a presumption that the indemnitee did not act in good faith and in a manner that the indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that the indemnitee had reasonable cause to believe that the indemnitee’s conduct was unlawful.

(d)            Remedies of Indemnitee.

(i)            In the event that a determination is made pursuant to paragraph (b)(ii) that the indemnitee is not entitled to indemnification under this Section 5.01: (A) the indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the indemnitee’s sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction, or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the indemnitee shall not be prejudiced by reason of such adverse determination; and (C) in any such judicial proceeding or arbitration the Corporation shall have the burden of proving that the indemnitee is not entitled to indemnification under this Section 5.01.

(ii)            If a determination shall have been made or is deemed to have been made, pursuant to paragraph (b)(ii) or (iii), that the indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within five (5) days after such determination has been made or is deemed to have been made and shall be conclusively bound by such determination unless (A) the indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation, or (B) such indemnification is prohibited by law. In the event that: (X) advancement of expenses is not timely made pursuant to paragraph (a); or (Y) payment of indemnification is not made within five (5) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to paragraph (b)(ii) or (iii), the indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay to the indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (A) or (B) of this clause (ii) (a “Disqualifying Event”); provided, however, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.

(iii)            The Corporation shall be precluded from asserting in any judicial proceedings or arbitration commenced pursuant to this paragraph (d) that the procedures and presumptions of this Section 5.01 are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Section 5.01.

(iv)            In the event that the indemnitee, pursuant to this paragraph (d), seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Section 5.01, the indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by the indemnitee if the indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the indemnitee in connection with such judicial adjudication shall be prorated accordingly.

(e)            Definitions. For purposes of this Section 5.01:

(v)            “Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation’s then outstanding securities without the prior approval of at least a majority of the members of the Board of Directors in office immediately prior to such acquisition; (ii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Corporation’s stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors;

(vi)            “Disinterested Director” means a director of the Corporation who is not a party to the proceeding in respect of which indemnification is sought by the indemnitee; and

(vii)            “Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five (5) years has been, retained to represent: (A) the Corporation or the indemnitee in any matter material to either such party or (B) any other party to the proceeding giving rise to a claim for indemnification under this Section 5.01. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under such persons, relevant jurisdiction of practice, would have a conflict of interest in representing either the Corporation or the indemnitee in an action to determine the indemnitee’s rights under this Section 5.01.

(f)            Invalidity; Severability; Interpretation. If any provision or provisions of this Section 5.01 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 5.01 (including, without limitation, all portions of any paragraph of this Section 5.01 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section 5.01 (including, without limitation, all portions of any paragraph of this Section 5.01 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid; illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable. Reference herein to laws, regulations or agencies shall be deemed to include all amendments thereof, substitutions therefor and successors thereto.

Section 5.02. Indemnification of Others. The Corporation shall have the power, to the extent and in the manner permitted by Delaware Law, to indemnify each of its officers, employees and agents (other than directors) against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 5.02, an officer, employee or agent of the Corporation (other than a director) includes any person (a) who is or was an employee or agent of the Corporation, (b) who is or was serving at the request of the Corporation as a director, officer, manager, member, partner, trustee, employee or other agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or (c) who was an employee or agent of a corporation that was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

Section 5.03. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, member, partner, trustee, employee or other agent of the corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Delaware Law.

ARTICLE 6
CAPITAL STOCK

Section 6.01. Uncertificated Shares. The shares of the Corporation shall be uncertificated and shall be represented by book entries on the Corporation’s securities transfer books and records, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be represented by certificates. Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

Section 6.02. Transfer of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 6.03. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE 7

FORUM

Section 7.01. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, (a) the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the stockholders of the Corporation, (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of Delaware Law or the certificate of incorporation or these bylaws (as each may be amended from time to time), (iv) any action or proceeding asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation governed by the internal affairs doctrine, (v) any action or proceeding to interpret, apply, enforce or determine the validity of the certificate of incorporation or these bylaws (as each may be amended from time to time) (including any right, obligation or remedy thereunder), (vi) any action or proceeding asserting an “internal corporate claim”, as that term is defined in Section 115 of Delaware Law and (vii) any action or proceeding as to which Delaware Law confers jurisdiction to the Court of Chancery of the State of Delaware; provided, however, that this clause (a) shall not apply to claims brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Act or any other claim for which the federal courts have exclusive jurisdiction; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity holding, owning or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Article 7.

ARTICLE 8
GENERAL PROVISIONS

Section 8.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)            In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by Delaware Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by Delaware Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c)            In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 8.02. Dividends. Subject to limitations contained in Delaware Law and the certificate of incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 8.03. Year. The fiscal year of the Corporation shall commence on April 1 and end on March 31 of each year.

Section 8.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 8.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 8.06. Amendments. These bylaws or any of them, may be altered, amended or repealed, or new bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors.

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